As filed with the Securities and Exchange Commission on March 4, 2019          Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
6022
(Primary Standard Industrial Classification Code Number
42-1405748
(I.R.S. Employer Identification No.)

1398 Central Avenue Dubuque, Iowa 52001 (563) 589-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan R. McKeag Executive Vice President and Chief Financial Officer Heartland Financial USA, Inc. 1398 Central Avenue Dubuque, Iowa 52001 (563) 589-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jay L. Swanson	Peter G. Weinstock
John Marsalek	Beth Alexander Whitaker
Dorsey & Whitney LLP	Hunton Andrews Kurth LLP
50 South Sixth Street, Suite 1500	1445 Ross Avenue, Suite 3700
Minneapolis, Minnesota 55402	Dallas, Texas 75202
(612) 340-2600	(214) 979-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "small reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒         Accelerated filer ☐          Non-accelerated filer ☐ (do not check if smaller reporting company)
Smaller reporting company ☐     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐      Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	2,431,000(1)	N/A	$53,178,220(2)	$6,445.21

(1)
Represents the maximum number of shares to be issued pursuant to the Agreement and Plan of Merger dated as of January 16, 2019 (the "merger agreement"), between the registrant and Blue Valley Ban Corp. ("BVBC"), computed by multiplying the fixed exchange ratio of 0.3271 shares of the registrant's common stock to be exchanged for each share of BVBC common stock, by the total number of shares of BVBC common stock issued and outstanding immediately prior to the effective time of the merger provided for in the merger agreement after giving effect to the conversion of 471,979 shares of BVBC Series B preferred stock and the vesting of 55,331 unvested shares of BVBC restricted common stock, which equals 2,066,000 shares of the registrant's common stock, and then adding 365,000 shares in case the registrant exercises its "top-up" option as described in this Registration Statement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (f)(3) of Regulation C under the Securities Act of 1933, as amended, and computed by multiplying 6,315,703 (the total number of shares of BVBC common stock issued and outstanding immediately prior to the effective time of the merger after giving effect to the conversion of 471,979 shares of BVBC Series B preferred stock and the vesting of 55,331 unvested shares of BVBC restricted common stock) by $8.42 (the book value per share of BVBC common stock as of December 31, 2018 (assuming conversion as of this date of all issued and outstanding shares of BVBC Series B preferred stock and the vesting of all unvested shares of BVBC restricted common stock)).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 4, 2019
BLUE VALLEY BAN CORP.
PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
Dear Stockholder of Blue Valley Ban Corp.:
We are happy to advise you that the board of directors of Blue Valley Ban Corp. ("BVBC") has unanimously approved the merger (the "merger") of BVBC into Heartland Financial USA, Inc. ("Heartland") in accordance with an Agreement and Plan of Merger dated as of January 16, 2019 (the "merger agreement"). Before we can complete the merger, we must obtain the approval of the BVBC stockholders. We are sending you this proxy statement/prospectus to ask you to vote in favor of approval and adoption of the merger agreement. The BVBC board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.
In the merger, BVBC will merge with and into Heartland, and holders of shares of BVBC common stock and BVBC Series B preferred stock shall receive 0.3271 shares of Heartland common stock for each share of BVBC common stock or BVBC Series B preferred stock owned by such holders immediately prior to the effective time of the merger, subject to adjustment as described below, plus cash in lieu of any fractional shares. As of the date of this proxy statement/prospectus, holders of BVBC common stock and holders of BVBC Series B preferred stock owned 5,843,724 shares of BVBC common stock (including unvested shares of BVBC restricted common stock ("BVBC restricted shares") held by BVBC employees that will become fully vested immediately prior to the effective time of the merger) and 471,979 shares of BVBC Series B preferred stock, respectively. Immediately prior to the effective time of the merger, each share of BVBC Series B preferred stock will be converted into one share of BVBC common stock.
The exchange ratio used to calculate the merger consideration is fixed and, except as described below, will not be adjusted to reflect changes in the price of Heartland common stock occurring prior to the completion of the merger. The exchange ratio may be adjusted in two instances. First, in the event the effective time of the merger occurs on or after June 30, 2019, the exchange ratio will be adjusted downward if BVBC's Adjusted Tangible Common Equity (as defined in this proxy statement/prospectus in the section titled "The Merger Agreement—The Merger—Determination of Merger Consideration") as of June 30, 2019 is less than $55,500,000 (the "minimum equity"). If the effective time of the merger occurs before June 30, 2019, the minimum equity shall be reduced by an amount equal to the product of $20,000 multiplied by the number of calendar days from the effective time through June 30, 2019 for purposes of determining whether a downward adjustment of the exchange ratio will be made.
Second, if the price of Heartland common stock drops below certain levels, as described under the section titled "The Merger Agreement—Termination" in this proxy statement/prospectus, BVBC may exercise a "walk-away" right to terminate the merger agreement unless Heartland increases the exchange ratio used to calculate the merger consideration by exercising a "top-up" option.
Based on the closing price of a share of Heartland common stock as of January 15, 2019 (the last trading day before the merger agreement was executed) of $45.45, the aggregate merger consideration payable to BVBC stockholders was valued at approximately $93.9 million, or $14.87 for each share of BVBC common stock and BVBC Series B preferred stock. Based on the price of a share of Heartland common stock as of March 1, 2019 (the last trading date before the date of this proxy statement/prospectus) of $48.63, the aggregate merger consideration payable to BVBC stockholders was valued at approximately $100.5 million, or $15.91 for each share of BVBC common stock and BVBC Series B preferred stock. These valuations are based on the assumption that no adjustments will be made to the exchange ratio based on BVBC's Adjusted Tangible Common Equity. As of December 31, 2018, the book value per share of BVBC common stock (assuming conversion as of this date of all issued and outstanding shares of BVBC Series B preferred stock and the vesting of all unvested shares of BVBC restricted shares) was $8.42. Heartland common stock is listed on the Nasdaq Global Select Market under the symbol "HTLF." Because the market price for Heartland common stock will fluctuate and the Adjusted Tangible Common Equity of BVBC may decline prior to the effective date of the merger, the value and amount, respectively, of the actual consideration you will receive may be different from the amounts described above.

At the closing of the merger, Heartland will also (a) repay in full a long-term loan of BVBC in the aggregate principal amount of approximately $7,100,000, and (b) assume all obligations of BVBC with respect to certain subordinated debentures (which have a par value of approximately $19,600,000) issued in connection with a trust preferred securities financing by BVBC.
To complete the merger, we must receive certain regulatory approvals. In addition, the holders of a majority of the issued and outstanding shares of BVBC common stock and a majority of the issued and outstanding shares of BVBC Series B preferred stock entitled to vote (with the holders of BVBC common stock and BVBC Series B preferred stock voting separately as holders of two different classes of stock) must approve and adopt the merger agreement. BVBC will hold a special meeting of its stockholders to vote on this merger proposal. Your vote is important. Whether or not you plan to attend the special meeting, please submit voting instructions for your shares of BVBC common stock and BVBC Series B preferred stock in accordance with the instructions contained in the enclosed proxy card. If you "ABSTAIN" or do not vote your shares of BVBC common stock and BVBC Series B preferred stock, it will have the same effect as voting against the merger.
We urge you to read this proxy statement/prospectus carefully before voting, including the section titled "Risk Factors." This proxy statement/prospectus gives you detailed information about the merger and includes a copy of the merger agreement as Appendix A.

Sincerely,

/s/ Robert D. Regnier

Robert D. Regnier
Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is , 2019, and it is first being mailed to BVBC stockholders on or about , 2019.

BLUE VALLEY BAN CORP.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON , 2019
Blue Valley Ban Corp. ("BVBC") will hold a special meeting (the "special meeting") of its stockholders at located at , at local time on , 2019, to consider and vote upon the following matters:

•
a proposal to adopt the Agreement and Plan of Merger, dated as of January 16, 2019 (the "merger agreement"), between Heartland Financial USA, Inc. ("Heartland") and BVBC, as it may be amended from time to time, pursuant to which BVBC will merge with and into Heartland (the "merger"); and

•
a proposal to adjourn the BVBC special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

At the effective time of the merger, each issued and outstanding share of BVBC common stock will be converted into the right to receive 0.3271 shares of Heartland common stock, subject to adjustment as described in this proxy statement/prospectus, plus cash in lieu of any fractional shares. Immediately prior to such effective time, each issued and outstanding share of BVBC Series B preferred stock will be converted into one share of BVBC common stock and each unvested share of BVBC restricted common stock ("BVBC restricted shares") will become vested. Accordingly, each holder of shares of BVBC Series B preferred stock and BVBC restricted shares will be a holder of shares of BVBC common stock at the effective time of the merger and be entitled to shares of Heartland common stock in the merger on the same terms as holders of shares of BVBC common stock. This proxy statement/prospectus contains a detailed discussion of the merger and certain related transactions, and a copy of the merger agreement is included as Appendix A to this proxy statement/prospectus.
The board of directors has fixed the close of business on , 2019 as the record date for the special meeting. Holders of record of BVBC common stock and BVBC Series B preferred stock at such time are entitled to notice of, and to vote on the adoption of the merger agreement at, the special meeting and any adjournment or postponement of the special meeting.
The BVBC board of directors has unanimously approved the merger agreement and unanimously recommends that holders of BVBC common stock and BVBC Series B preferred stock vote "FOR" approval and adoption of the merger agreement.
BVBC stockholders who do not vote in favor of the merger agreement and who strictly comply with Section 17-6712 of the Kansas General Corporation Code have the right to assert dissenters' rights under such section of the statute. For a description of the procedures that must be followed to make written demand for dissenters' rights, see the copy of the Kansas dissenters' rights statute that is attached as Appendix B to this proxy statement/prospectus. In addition, a summary of the procedures to be followed in order to obtain payment for dissenting shares is set forth in the section titled "Dissenters' Rights of BVBC Stockholders" in this proxy statement/prospectus.
Whether or not you plan to attend the special meeting, please vote your shares of BVBC common stock or BVBC Series B preferred stock using one of the methods described on the enclosed proxy card. Any holder of BVBC common stock or BVBC Series B preferred stock present at the special meeting may vote in person, and a vote by any such holder prior to the special meeting may be revoked in writing at any time prior to the vote being taken at the special meeting. The presence of a BVBC stockholder at the special meeting will not automatically revoke that stockholder's previous vote. A BVBC stockholder may revoke such stockholder's vote (without, however, affecting any vote taken prior to such revocation) by (i) filing with the Secretary of BVBC a written notice of revocation, (ii) delivering to BVBC a duly executed proxy bearing a later date, or (iii) attending the meeting and voting in person.

Sincerely,

/s/ Robert D. Regnier

Robert D. Regnier
Chairman, President and Chief Executive Officer
Your vote is important. Please vote by using one of the methods described in the enclosed proxy card, whether or not you plan to attend the special meeting.

i

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Heartland Financial USA, Inc. ("Heartland") from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of Heartland with the Securities and Exchange Commission by requesting them in writing or by telephone from Heartland at the following address:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Attention: Angela W. Kelley, Corporate Secretary
(Telephone (563) 589-2100)

You will not be charged for any of these documents that you request. Stockholders of Blue Valley Ban Corp. ("BVBC") requesting documents should do so by , 2019 in order to receive them before the special meeting of BVBC stockholders (the "special meeting").
See the section titled "Where You Can Find More Information" beginning on page 66.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus in determining whether to vote in favor of the proposed merger of BVBC with and into Heartland. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated , 2019. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to BVBC stockholders nor the issuance by Heartland of common stock in connection with the merger of Heartland and BVBC will create any implication to the contrary.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following section includes questions and answers that address some commonly asked questions about the merger of Blue Valley Ban Corp. ("BVBC") with and into Heartland Financial USA, Inc. ("Heartland") (the "merger") and the special meeting to be held to adopt the merger agreement. This section may not include all the information that may be important to you. You should read this entire proxy statement/prospectus carefully, including the Appendices, and any additional documents incorporated by reference herein to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the proposals to be considered at the special meeting, the voting procedures for the special meeting, the issuance of Heartland common stock in connection with the merger and the risks of owning Heartland common stock.
Q:    What is the merger?

A:
Heartland and BVBC entered into an Agreement and Plan of Merger on January 16, 2019 (the "merger agreement"). Under the merger agreement, BVBC will merge with and into Heartland, with Heartland continuing as the surviving corporation. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. The merger cannot be completed unless, among other things, the parties receive all necessary regulatory approvals to consummate the merger. Also, the holders of at least a majority of the issued and outstanding shares of BVBC common stock and at least a majority of the issued and outstanding shares of BVBC Series B preferred stock (voting separately as holders of two different classes of stock) vote "FOR" the merger proposal at the special meeting.

Q:    Why am I receiving this proxy statement/prospectus?

A:
Heartland and BVBC are delivering this proxy statement/prospectus to you for two purposes. First, BVBC has called the special meeting to consider the proposals and to adopt the merger agreement and possibly adjourn the meeting. This document serves as proxy statement for the special meeting, describes the proposals to be presented at such meeting and constitutes a notice with respect to the special meeting. Second, this document is a prospectus that is being delivered to BVBC stockholders because Heartland is offering shares of its common stock to BVBC stockholders in connection with the merger. This proxy statement/prospectus contains important information about the merger, the proposals being voted on at the special meeting and an investment in Heartland common stock. You should read the proxy statement/prospectus carefully and in its entirety. The enclosed proxy card provides instructions to you on how to vote your shares of BVBC common stock and BVBC Series B preferred stock without attending the special meeting. Your vote is important, and BVBC encourages you to submit your vote as soon as possible.

Q:    When and where is the special meeting?

A:	The special meeting will be held at , located at on , 2019 at , local time.
Q:    What are BVBC stockholders being asked to vote on at the special meeting?

A:	BVBC is soliciting proxies from its stockholders with respect to the following matters:

•	A proposal to adopt the merger agreement, as it may be amended from time to time (the "merger proposal"); and

•
A proposal to adjourn the BVBC special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (the "adjournment proposal").

The BVBC board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal (the "BVBC board recommendation").
Q:    What will BVBC stockholders be entitled to receive in the merger?

A:
If the merger is completed, BVBC stockholders will be entitled to receive 0.3271 shares of Heartland common stock in exchange for each share of BVBC common stock (including shares of BVBC common stock acquired upon conversion of shares of BVBC Series B preferred stock and the vesting of the shares of BVBC restricted common stock (the "BVBC restricted shares") immediately prior to the effective time of the merger, subject to adjustment as further described in this proxy statement/prospectus, plus cash in lieu of any fractional shares. For a summary of the merger consideration, see the section titled "Summary—What You Will Receive in the Merger."

Q:    What is the value of the merger consideration?

A:
Between the date of this proxy statement/prospectus and the completion of the merger, the value of the merger consideration will fluctuate based on the market price of Heartland common stock and certain potential adjustments to the merger consideration. Based on the closing price of a share of Heartland common stock as of March 1, 2019 (the last trading date before the date of this proxy statement/prospectus) of $48.63, the merger consideration to be received by BVBC stockholders was valued in the aggregate amount of approximately $100.5 million, or $15.91 for each share of BVBC common stock (including shares of BVBC common stock acquired upon conversion of shares of BVBC Series B preferred stock and the vesting of the BVBC restricted shares immediately prior to the effective time of the merger). This valuation is based on the assumption that no adjustments to the merger consideration will be made based on BVBC's Adjusted Tangible Common Equity (as defined in the section titled "The Merger Agreement—The Merger—Merger Consideration" in this proxy statement/prospectus). Because the market price for Heartland common stock will fluctuate and the Adjusted Tangible Common Equity of BVBC may decline prior to the effective time of the merger, the value and amount, respectively, of the actual consideration you receive will be different from the amounts described above. See the section titled "Summary—What You Will Receive in the Merger."

Q:    Will Heartland pay dividends after the merger?

A:
Heartland paid a quarterly dividend of $0.16 per share of common stock in the first quarter of 2019. Although Heartland has paid quarterly dividends on its common stock without interruption for 38 years, there is no guarantee that Heartland will continue to pay dividends on its common stock or will continue to pay dividends at the same rate. All dividends on Heartland common stock are declared at the discretion of Heartland's board of directors.

Q:    Who is entitled to vote at the special meeting?

A:
The BVBC board of directors has fixed the close of business on , 2019 as the record date for the special meeting. Accordingly, if you were a record stockholder of BVBC common stock or BVBC Series B preferred stock at that time, you are entitled to notice of and to vote at the special meeting. As of , 2019, there were shares of BVBC common stock and shares of BVBC Series B preferred stock, respectively, issued and outstanding. The BVBC common stock and the BVBC Series B preferred stock were owned by holders of BVBC common stock and one holder of BVBC Series B preferred stock, respectively.

Q:    What constitutes a quorum for the special meeting?

A:
The presence in person or by proxy of holders of at least a majority of each of the issued and outstanding shares of BVBC common stock and the issued and outstanding shares of BVBC Series B preferred stock entitled to be voted at the special meeting constitutes a quorum for the voting on the proposal to approve and adopt the merger agreement at the special meeting. All shares of BVBC common stock and BVBC Series B preferred stock present in person or represented by proxy (including shares with respect to which the holders have abstained from voting and broker non-votes, if any) will be treated as present for purposes of determining the presence or absence of a quorum for the vote on the merger proposal and the adjournment proposal at the special meeting.

Q:    What is the vote required to approve each proposal at the special meeting?

A:
The affirmative vote of at least a majority of the issued and outstanding shares of BVBC common stock and at least a majority of the issued and outstanding shares of BVBC Series B preferred stock is required to approve the merger proposal. Holders of BVBC common stock and BVBC Series B preferred stock will vote separately on the merger proposal as holders of different classes of stock. If you "ABSTAIN," fail to vote, fail to submit valid proxy instructions to your broker, bank or other nominee or fail to vote in person at the special meeting, it will have the effect of a vote "AGAINST" the merger proposal.

The holders of BVBC Series B preferred stock are not entitled to vote on the adjournment proposal. The affirmative vote of a majority of votes cast by holders of BVBC common stock is required to approve the adjournment proposal. With respect to the adjournment proposal, if you "ABSTAIN," fail to vote prior to the special meeting or fail to vote in person at the special meeting, it will have no effect on the proposal.
Q:    How does the BVBC board of directors recommend that I vote at the special meeting?

A:
The BVBC board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal, if it is necessary or appropriate. For a discussion of the factors considered by the BVBC board of directors in reaching its decision to approve the merger agreement, see the section titled "Background and Reasons for the Merger—BVBC's Reasons for the Merger."

Q:	If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
Your broker, bank or other nominee will not be able to vote your shares of BVBC common stock on the merger proposal unless you provide instructions on how to vote. Please instruct your broker, bank or other nominee how to vote your shares of BVBC common stock, following the directions that your broker, bank or other nominee provides. If you do not provide instructions to your broker, bank or other nominee, your shares of BVBC common stock will not be voted, and this will have the effect of voting “AGAINST” the merger proposal. Please review the instructions from your broker, bank or other nominee to see if your broker, bank or other nominee offers telephone or internet voting.

Q:    What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares of BVBC common stock and BVBC Series B preferred stock using one of the alternative voting methods described in the enclosed proxy card. As provided in the proxy card, you have the three following methods for voting before the special meeting:

•	On the Internet at www.proxyvote.com;

•	By telephone, by dialing (800) 690-6903; or

•	By mail. PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.
If you are a stockholder of record, you may revoke your vote and vote your shares in person if your vote is revoked in accordance with the procedures described below under the question "Can I Change My Vote?"
Q:    Do I have dissenters' rights?

A:
Yes. BVBC stockholders may exercise dissenters' rights in connection with the merger. For further information, see "Summary—You Have Dissenters' Rights Under the Kansas General Corporation Code" and "Dissenters' Rights of BVBC Stockholders," which discussions are qualified by the full text of the provisions of the Kansas General Corporation Code ("KGCC") relating to rights of dissent set forth in Appendix B to this proxy statement/prospectus.

Q:	Have any BVBC stockholders agreed to vote in favor of the merger proposal?

A:
Yes. Pursuant to a stockholder voting agreement, certain holders of BVBC common stock and BVBC Series B preferred stock have agreed to vote their shares in favor of the merger proposal. The holders of BVBC common stock who have agreed to vote for the merger proposal have the right to vote, or direct the voting of, 53.6% of the outstanding shares of BVBC common stock as of the record date. There was only one holder of BVBC Series B preferred stock as of the record date, and, pursuant to the stockholder voting agreement, such holder has agreed to vote all of its shares of BVBC Series B preferred stock in favor of the merger proposal. However, in the event of a withdrawal of the BVBC board recommendation, the stockholder voting agreement will terminate, and none of the BVBC stockholders who have signed such agreement will be required to vote in favor of the merger proposal. Unless the stockholder voting agreement is so terminated, the merger proposal will be approved by the BVBC stockholders.

Q:    If approval of the merger is "locked up" by the stockholder voting agreement, why is my vote important?

A:
If the BVBC board recommendation should change, the stockholder voting agreement will terminate, and the vote of the BVBC stockholders with respect to the merger proposal will determine whether the merger occurs.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. All stockholders of BVBC are invited to attend and vote at the special meeting, and voting by proxy will not affect your ability to attend the meeting and vote in person. However, voting by proxy will enable BVBC to ensure the presence of a quorum to conduct business at the special meeting in the event that you intend, but are unable, to attend the meeting. Accordingly, BVBC encourages you to vote by proxy, even if you expect to attend the meeting in person.

Q:    Can I change my vote?

A:
Yes. You may change your vote at any time before the vote is taken at the special meeting by (a) sending a written notice to the Secretary of BVBC stating that you are revoking your vote; (b) completing and submitting a new proxy card, which form is actually received by the Secretary prior to the vote at the special meeting; or (c) attending the special meeting and voting in person (although your presence at the meeting, without voting, will not automatically revoke your proxy).

Q:    Should I send in my BVBC stock certificates now?

A:
No. Please do not send in your BVBC stock certificates at this time or with your proxy card. After the merger is completed, Heartland's paying agent will send you instructions for exchanging BVBC stock certificates for the merger consideration.

Q:    When do you expect to complete the merger?

A:
Heartland and BVBC currently expect to complete the merger in the second quarter of 2019. However, neither Heartland nor BVBC can assure you of when or if the merger will be completed. Before the merger is completed, BVBC must obtain the approval of its stockholders for the merger proposal, necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q:    Where can I find information about Heartland and BVBC?

A:
You can find more information about Heartland in the section titled "Information About Heartland" and from the various sources described under "Where You Can Find More Information." You can find more information about BVBC in the section titled "Information About BVBC."

Q:    Whom should I call with questions?

A:
If you have any questions about the merger, the special meeting or this proxy statement/prospectus, or would like additional copies of this proxy statement/prospectus or need help voting your shares of BVBC common stock or Series B preferred stock, please contact:

Mark A. Fortino
Chief Financial Officer, Treasurer and Secretary
Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213
(913) 338-1000

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. The summary does not contain all of the information that may be important to you. We urge you to read carefully this entire proxy statement/prospectus and the other documents which are referred to herein in order to understand fully the merger and any related transactions. In addition, important business and financial information about Heartland is incorporated by reference in this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section titled "Where You Can Find More Information." Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
BVBC and Heartland (Pages 56 to 59).
BVBC. BVBC is a Kansas corporation and the holding company for Bank of Blue Valley ("BankBV"). BankBV provides a broad range of banking services to consumer and commercial customers in Johnson County, Kansas. BankBV accepts various types of deposits, including time and demand deposits, checking and savings accounts, certificates of deposit, individual retirement accounts, NOW accounts and money market deposits. BankBV provides personal loans, small business loans, commercial real estate mortgage loans, residential mortgage loans, working capital financing and commercial real estate loans. In addition, BankBV offers wealth management services (including financial planning, private banking, trust and investment services), debit and credit cards, and online and mobile banking services.
As of December 31, 2018, BVBC had, on a consolidated basis, approximately $718 million in total assets, $555 million in net loans outstanding, $563 million in deposits and $53 million in total stockholders' equity. BVBC's principal executive office is located at 11935 Riley Street, Overland Park, Kansas 66213, and its telephone number is (913) 338‑1000.
Heartland. Heartland is a multi-bank holding company. Heartland has 11 bank subsidiaries in the states of Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Missouri, Kansas, Texas and California.
As of December 31, 2018, Heartland's bank subsidiaries together operated a total of 119 banking locations in 89 different communities in the above states. The principal business of Heartland's bank subsidiaries consists of making loans to and accepting deposits from businesses and individuals. Its bank subsidiaries provide full service commercial and retail banking in their communities. Both Heartland's loans and its deposits are generated primarily through strong banking and community relationships and through management that is actively involved in the community. Heartland's lending and investment activities are funded primarily by core deposits. This stable source of funding is achieved by developing strong banking relationships with customers through value-added product offerings, competitive market pricing, convenience and high-touch personal service. Deposit products, which are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the full extent permitted by law, include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts, health savings accounts and other time deposits. Loan products include commercial and industrial, commercial real estate, small business, agricultural, real estate mortgage, consumer, and credit cards for commercial, business and personal use.
Heartland supplements the local services of its bank subsidiaries with a full complement of ancillary services, including wealth management, investment and insurance services. Heartland provides convenient electronic banking services and client access to account information through business and personal online banking, mobile banking, bill payment, remote deposit capture, treasury management services, debit cards and automated teller machines.
At December 31, 2018, Heartland had, on a consolidated basis, approximately $11.41 billion of total assets, total loans held to maturity of $7.41 billion, total deposits of $9.40 billion and common stockholders' equity of $1.33 billion. Heartland was formed as an Iowa corporation in 1981 and reincorporated in Delaware in 1993. Heartland's principal executive office is located at 1398 Central Avenue, Dubuque, Iowa 52001, and its telephone number is (563) 589‑2100.
BVBC Will be Merged into Heartland (Page 47).
We encourage you to read the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. The merger agreement provides that BVBC will be merged with and into Heartland. Heartland will survive the merger, and the separate corporate existence of BVBC will cease. Immediately following the effective time of the merger, BankBV will be merged with and into Morrill & Janes Bank and Trust Company ("M&JBank"), Heartland's Kansas bank subsidiary, pursuant to an agreement of merger, dated January 16, 2019, between BankBV and M&JBank (the "bank merger agreement").

What You Will Receive in the Merger (Pages 47 to 48).
As a stockholder of BVBC (whether your shares of BVBC common stock are freely transferable or restricted) you will receive merger consideration of 0.3271 shares of Heartland common stock for each share of BVBC common stock you own immediately prior to the effective time of the merger (the "exchange ratio"), subject to certain adjustments described below. Immediately prior to the effective time of the merger, each issued and outstanding share of BVBC Series B preferred stock will be converted into one share of BVBC common stock and each unvested BVBC restricted share will be vested. Accordingly, each holder of shares of BVBC Series B preferred stock will become a holder of shares of BVBC common stock prior to such effective time and be entitled to receive shares of Heartland common stock in the merger on the same terms as holders of shares of BVBC common stock. In the event the effective date of the merger occurs on or after June 30, 2019, the exchange ratio will be adjusted downward if BVBC's Adjusted Tangible Common Equity (as defined in the section titled "The Merger Agreement—The Merger—The Determination of Merger Consideration" in this proxy statement/prospectus) as of June 30, 2019 is less than $55,500,000 (the "minimum equity"). If the effective time of the merger occurs before June 30, 2019, the minimum equity shall be reduced by an amount equal to the product of $20,000 multiplied by the number of calendar days from the closing date through June 30, 2019 for purposes of determining whether a downward adjustment of the exchange ratio will be made. Also, if the price of Heartland common stock drops below certain levels, as described under the section titled "The Merger Agreement—Termination," BVBC may exercise a "walk-away" right to terminate the merger agreement unless Heartland increases the exchange ratio by exercising a "top-up" option.
Based on the closing price of a share of Heartland common stock as of January 15, 2019 (the last trading date before the merger agreement was executed) of $45.45, the aggregate merger consideration to be received by BVBC stockholders was valued at approximately $93.9 million, or $14.87 for each share of BVBC common stock and BVBC Series B preferred stock. Based on the closing price of a share of Heartland common stock as of March 1, 2019 (the last trading date before the date of this proxy statement/prospectus) of $48.63, the aggregate merger consideration to be received by BVBC stockholders was valued at approximately $100.5 million, or $15.91 for each share of BVBC common stock. These valuations are based on the assumption that no adjustments will be made to the exchange ratio based on BVBC's Adjusted Tangible Common Equity. Heartland common stock is listed on the Nasdaq Global Select Market under the symbol "HTLF." Because the market price for Heartland common stock will fluctuate and the Adjusted Tangible Common Equity of BVBC may decline prior to completion of the merger, the value and amount, respectively, of the actual consideration you will receive may be different from the amounts described above.
BVBC's board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal (Pages 19 to 26).
The board of directors of BVBC believes that the merger is in the best interests of BVBC and its stockholders and has unanimously approved the merger agreement. For a discussion of the factors considered by the BVBC board of directors in reaching its decision to approve the merger agreement, see the section titled "Background and Reasons for the Merger—BVBC's Reasons for the Merger and Recommendation of BVBC's Board of Directors."
Opinion of BVBC Financial Advisor (Pages 26 to 39).
In deciding to approve the merger agreement, the board of directors of BVBC considered the opinion of its financial advisor, D.A. Davidson & Co. ("Davidson"). On January 14, 2019, the board of directors of BVBC received a written opinion from Davidson to the effect that, as of January 14, 2019 and subject to the assumptions and qualifications set forth in the opinion, the exchange ratio to be paid to the holders of BVBC common stock in the merger was fair, from a financial point of view, to such holders. A copy of this opinion is attached to this proxy statement/prospectus as Appendix C. BVBC stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Davidson in providing its opinion.
Regulatory Approvals Required for the Merger (Page 42).
The completion of the merger is subject to the receipt of approvals or waivers from the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the State Bank Commissioner of Kansas (the "OSBCK") and the FDIC and the expiration of all required waiting periods. Each of Heartland and BVBC has agreed to cooperate with the other party to obtain all regulatory approvals and authorizations required to complete the merger. Although the parties expect to receive all required regulatory approvals in a timely manner, they cannot be certain when or if the approvals will be obtained or, if obtained, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Heartland or M&JBank after the completion of the merger.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (Pages 49 to 50).
The parties currently expect to complete the merger in the second quarter of 2019. As more fully described in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	The approval of the merger agreement by the requisite vote of the stockholders of BVBC;

•	The receipt of all required regulatory approvals and required consents;

•
The absence of any government action that would restrain or prohibit the merger, prohibit ownership by Heartland of a material portion of BVBC's business or assets, or require Heartland to divest any of its or BVBC's businesses or assets;

•	The exercise of dissenters' rights by the holders of not more than 5% of the issued and outstanding shares of BVBC common stock;

•	The effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	The truth and correctness of the representations and warranties of each party to the merger agreement, subject to the materiality qualifications contained in the merger agreement;

•	The performance by each party in all material respects of their obligations under the merger agreement;

•	The receipt by BVBC of a legal opinion from its legal counsel that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code; and

•	The employment agreement by and among Heartland, BVBC, BankBV, M&JBank and Robert D. Regnier being in full force and effect.

The parties cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination Provisions of the Merger Agreement (Pages 51 to 53).
Heartland or BVBC may terminate the merger agreement:

•	if the boards of directors of Heartland and BVBC mutually consent to the termination of the merger agreement;

•	if there is a law or governmental order that prohibits the merger; or

•	if a governmental entity has denied the approval of the merger on a final and non-appealable basis.

BVBC may also terminate the merger agreement:

•	if the merger has not been completed by July 31, 2019, unless BVBC has failed to comply fully with its obligations under the merger agreement;

•
if Heartland has or will have breached any representation, warranty or agreement in any material respect and such breach cannot be or is not cured within 30 days after written notice of the breach is given;

•
if holders of at least a majority of the issued and outstanding shares of BVBC common stock and a majority of the issued and outstanding shares of BVBC Series B preferred stock (voting separately as holders of two different classes of stock) fail to approve the merger proposal at the special meeting;

•
if BVBC has entered into a merger, acquisition or other agreement to effect a superior proposal (as defined in this proxy statement/prospectus in the section titled "The Merger Agreement—No Solicitation") provided that BVBC has complied with the provisions of its covenant not to solicit superior proposals; or

•
if any of the mutual conditions or BVBC's conditions to complete the merger become impossible to satisfy (other than through a failure of BVBC to comply with its obligations under the merger agreement).

BVBC also may terminate the merger agreement pursuant to a "walk-away" right. The walk-away right may be exercised by BVBC at any time within five business days after the last business day of the month immediately preceding the month in which the merger would otherwise occur (the "determination date"), if both of the following conditions are met:

•	the closing price of the Heartland common stock on the determination date (the "Heartland determination date stock price") is below $37.75; and

•
the ratio of the Heartland determination date stock price to $44.42, the closing price of Heartland common stock on the trading day immediately prior to the date of the merger agreement, is less than the ratio of the average daily closing value of the KBW Nasdaq Regional Banking Index (^KRX) (the "index") during the same time period used to calculate the Heartland determination date stock price, to the closing value of the index on the trading day immediately prior to the date of the merger agreement, after subtracting 0.150 from the second ratio.

However, BVBC's written notice to terminate the merger agreement pursuant to the "walk-away" right will have no force and effect if Heartland exercises its "top-up" option and agrees in writing within five business days to increase the original exchange ratio to an amount equal to:

•	the original exchange ratio (0.3271 shares of Heartland common stock for each share of BVBC common stock), divided by the Heartland determination date stock price, and

•	multiplied by $37.75.

Because the "walk-away" formula is dependent on the future price of Heartland common stock and the index, it is not possible to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Heartland common stock would be issued to take into account the extent to which the Heartland determination date stock price is less than $37.75.
Heartland may terminate the merger agreement:

•	if the merger has not been completed by July 31, 2019, unless Heartland has failed to comply fully with its obligations under the merger agreement;

•
if BVBC has or will have breached any representation, warranty or agreement in any material respect and such breach cannot be or is not cured within 30 days after written notice of the breach is given;

•
if holders of at least a majority of the issued and outstanding shares of BVBC common stock and at least a majority of the issued and outstanding shares of BVBC Series B preferred stock fail to approve the merger proposal at the special meeting; or

•
if any of the mutual conditions or Heartland's conditions to complete the merger become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under the merger agreement).

In certain events of termination, where a party has materially breached its obligations under the merger agreement, and the breach cannot be cured in a 30-day period, or where the merger agreement has not been adopted by the requisite vote of the BVBC stockholders, the breaching party must reimburse the other party for out-of-pocket expenses not to exceed $1,000,000 in the aggregate.
BVBC must pay a termination fee of $3,756,000 in cash if the merger agreement is terminated:

•	by BVBC because it has determined to enter into an agreement with another acquirer that has submitted a superior proposal;

•	by Heartland if BVBC has breached its agreement to call a meeting of stockholders and to recommend that its stockholders adopt the merger agreement at such meeting; or

•	BVBC has breached any of the provisions of its covenant not to solicit superior proposals.

If BVBC is required to pay the termination fee, BVBC will not be obligated to reimburse Heartland for its out-of-pocket expenses.
You have Dissenters' Rights under the Kansas General Corporation Code (Pages 45 to 47).
BVBC stockholders are entitled to dissenters' rights under Section 17-6712 of the KGCC. As a result, if the merger is completed, you are entitled to obtain payment equal to the fair value of your shares of BVBC common stock (including those shares issued upon the conversion of the BVBC Series B preferred stock) instead of the per share merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement. To exercise your dissenters' rights, you must submit a written objection to the merger to BVBC before the vote is taken on the merger proposal, vote "AGAINST" the merger proposal, and submit a written demand for appraisal after the vote is taken on the merger proposal. Your failure to follow exactly the procedures specified under the KGCC may result in the loss of your dissenters' rights. If you hold your shares of BVBC common stock through a broker, bank or other nominee and you wish to exercise dissenters' rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank or other nominee. In light of the complexity of the KGCC, BVBC stockholders who may wish to pursue dissenters' rights should consult their legal and financial advisors. See the section titled "Dissenters' Rights of BVBC Stockholders" in this proxy statement/prospectus and the text of Section 17-6712 of the KGCC reproduced in its entirety in Appendix B to this proxy statement/prospectus.
The Interests of Certain Executive Officers and Directors of BVBC May Be Different from the Interests of BVBC's Stockholders Generally (Pages 40 to 41).
Certain executive officers and directors of BVBC have interests in the merger that are different from, or in addition to, those interests of BVBC's stockholders generally. For a more complete description of these interests, please see “Background and Reasons for the Merger—Interests of BVBC Directors and Executive Officers in the Merger.” These interests and arrangements may cause the directors and executive officers to view the merger proposal differently than how you may view it. BVBC's board of directors was aware of these interests and considered them, among other matters, when making the decision to approve the merger agreement and recommend that BVBC stockholders adopt the merger agreement.
United States Federal Income Tax Consequences (Pages 42 to 44).
The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Provided that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, "U.S. Holders" (as defined in the section of this proxy statement/prospectus titled "Regulatory Matters and Tax Consequences and Accounting Treatment of the Merger—Material U.S. Federal Income Tax Consequences of the Merger") of shares of BVBC common stock will generally not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of their shares of BVBC common stock for shares of Heartland common stock in the merger, except with respect to any cash received in lieu of fractional shares of Heartland common stock. Any such gain or loss will be measured by the difference between the cash received for such fractional share and such U.S. Holder's tax basis in its shares of BVBC common stock allocable to that fractional share.
The obligations of BVBC to complete the merger are subject to, among other conditions as described in this proxy statement/prospectus and the merger agreement (which is included as Annex A to this proxy statement/prospectus), the receipt of the opinion of Hunton Andrews Kurth LLP ("Hunton"), counsel to BVBC, that the merger will qualify as a "reorganization" under Section 368(a) of the Code. BVBC does not currently intend to waive the receipt of this opinion as a condition to its obligation to complete the merger.
The material U.S. federal income tax consequences of the merger to U.S. Holders are described further in the section titled "Regulatory Matters and Tax Consequences and Accounting Treatment of the Merger—Material U.S. Federal Income Tax Consequences of the Merger." Tax matters can be complicated and the tax consequences of the merger to each BVBC stockholder will depend on such stockholder's particular tax situation. BVBC stockholders should consult their own tax advisors regarding the tax consequences of the merger to them in light of their particular circumstances, including the tax consequences under state, local, foreign and other tax laws.
Comparative Per Share Data
The following table presents comparative historical per share data of Heartland and BVBC and unaudited pro forma per share data that reflect the combination of Heartland and BVBC using the purchase method of accounting:

	As of and for the Year Ended December 31, 2018
	Heartland	BVBC	Pro Forma Combined	Equivalent Pro Forma(1)
Net income per share
Basic (excludes BVBC Series B preferred stock)	$3.54	$0.95	$3.51	$1.15
Diluted(2)	$3.52	$0.88	$3.47	$1.14
Dividends per common share	$0.59	$—	$0.55	$0.18
Book value per diluted common share(2)	$38.44	$8.42	$37.72	$12.34
_________________

(1)	The data under the heading "Equivalent Pro Forma" was determined by multiplying the amounts under the "Pro Forma Combined" heading by the fixed exchange ratio of 0.3271.

(2)
Diluted amounts were determined based on the assumption that all of the issued and outstanding shares of BVBC Series B preferred stock were converted into shares of BVBC common stock on January 1, 2018.

    Heartland expects it will incur merger and integration charges as a result of the merger. Heartland also anticipates that the merger will provide Heartland with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, although helpful in illustrating the financial characteristics of Heartland after the merger under one set of assumptions, does not reflect these expenses or benefits. Accordingly, the pro forma information is not intended to predict future results. The pro forma financial information also does not necessarily reflect what the historical results of Heartland would have actually been had Heartland and BVBC been combined as of the date and for the year presented.
Market Price Information
The table below sets forth (a) the closing sale prices per share of Heartland common stock on the Nasdaq Global Select Market and (b) the closing sale prices per share of BVBC common stock on the OTCQX U.S. Market, on January 15, 2019, the last trading day before Heartland and BVBC executed the merger agreement, and on March 1, 2019, the last practicable trading day before the date of this proxy statement/prospectus.

	Heartland Common Stock Closing Sale Price	BVBC Common Stock Closing Sale Price	Equivalent Price per Share of Heartland Common Stock(1)
January 15, 2019	$45.45	$11.25	$14.87
March 1, 2019	$48.63	$15.65	$15.91
_________________

(1)
The Equivalent Price per Share of Heartland Common Stock at each of the specified dates in the table represents the product of the closing sales price of a share of Heartland common stock on such date multiplied by the fixed exchange ratio of 0.3271, which is the number of shares of Heartland common stock that a BVBC stockholder would receive for each share of BVBC common stock or BVBC Series B preferred stock in the merger. BVBC stockholders should obtain current market price quotations for shares of Heartland common stock prior to making any decisions with respect to approval of the merger proposal.

The market price of Heartland common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed and thereafter. Because the market price of Heartland common stock is subject to fluctuations, the value of the shares of Heartland common stock that BVBC stockholders will receive in the merger may increase or decrease prior to and after the effective date of the merger.
By voting to adopt the merger agreement, holders of BVBC common stock will be choosing to invest in Heartland because they will receive Heartland common stock in exchange for their shares of BVBC common stock and BVBC Series B preferred stock pursuant to the merger agreement. An investment in Heartland's common stock involves significant risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled "Forward-Looking Statements," BVBC stockholders should carefully consider the matters described below in section titled "Risk Factors" of this proxy statement/prospectus when determining whether to adopt the merger agreement.
Stock Trading and Dividend Information
Heartland. Shares of Heartland common stock are quoted on the Nasdaq Global Stock Market under the symbol "HTLF." Heartland currently pays quarterly cash dividends on its common stock. During 2018, the amount of these dividends ranged from $0.13 to $0.19 per share. The dividend of $0.19 per share paid in the fourth quarter of 2018 included a special cash dividend. In the first quarter of 2019, Heartland paid a cash dividend of $0.16 per share.
Heartland's ability to pay cash dividends to its stockholders is largely dependent upon the cash dividends it receives from its bank subsidiaries, which are subject to regulatory limitations on the amount of cash dividends they may pay. Accordingly, there can be no guarantee that Heartland will continue to pay cash dividends on its common stock at the same rates it has in the past or at all. All dividends on Heartland common stock are declared at the discretion of Heartland's board of directors.
BVBC. Shares of BVBC common stock are quoted on the OTCQX U.S. Market under the symbol "BVBC." However, the BVBC common stock is very thinly traded, and quoted prices are not necessarily indicative of the value of the shares of BVBC common stock. There is no trading market for shares of BVBC Series B preferred stock. BVBC has not paid any cash dividends on its common stock or Series B preferred stock since 2007.

HEARTLAND SELECTED CONSOLIDATED FINANCIAL DATA
The summary selected consolidated financial data of Heartland presented below as of and for each of the years in the five-year period ended December 31, 2018, is derived from Heartland's audited historical consolidated financial statements. This financial data is only a summary and should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from Heartland's Annual Report on Form 10‑K for the fiscal year ended December 31, 2018. The historical results presented below, included elsewhere or incorporated by reference into this proxy statement/prospectus, are not necessarily indicative of the future performance of Heartland.
Selected Financial Data

	As of and for the Years Ended December 31,
(Dollars in thousands, except per common share data)	2018	2017	2016	2015	2014
Statement of Income Data
Interest income	$465,820	$363,658	$326,479	$265,968	$237,042
Interest expense	51,866	33,350	31,813	31,970	33,969
Net interest income	413,954	330,308	294,666	233,998	203,073
Provision for loan losses	24,013	15,563	11,694	12,697	14,501
Net interest income after provision for loan losses	389,941	314,745	282,972	221,301	188,572
Noninterest income	109,160	102,022	113,601	110,685	82,224
Noninterest expenses	353,888	297,675	279,668	251,046	215,800
Income taxes	28,215	43,820	36,556	20,898	13,096
Net income	116,998	75,272	80,349	60,042	41,900
Preferred dividends and discount	(39)	(58)	(292)	(817)	(817)
Interest expense on convertible preferred debt	—	12	51	—	—
Net income available to common stockholders	$116,959	$75,226	$80,108	$59,225	$41,083

Per Common Share Data
Net income-diluted	$3.52	$2.65	$3.22	$2.83	$2.19
Cash dividends	$0.59	$0.51	$0.50	$0.45	$0.40
Dividend payout ratio	16.76%	19.25%	15.53%	15.90%	18.26%
Book value per common share (GAAP)	$38.44	$33.07	$28.31	$25.92	$22.40
Tangible book value per common share (non-GAAP)(1)	$25.70	$23.99	$22.55	$20.57	$19.99
Weighted average shares outstanding-diluted	33,213,148	28,425,652	24,873,430	20,929,385	18,741,921
_________________

(1)
Tangible book value per common share is total common stockholders' equity less goodwill and core deposit intangibles and customer relationship intangibles, net, divided by common shares outstanding, net of treasury shares. This amount is not a financial measure determined in accordance with United States generally accepted accounting principles ("GAAP") but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of Heartland. This measure should not be considered a substitute for operating results determined in accordance with GAAP. See the table titled "Reconciliation of Tangible Book Value Per Common Share (non-GAAP)" in of this proxy statement/prospectus.

	As of and for the Years Ended December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014
Balance Sheet Data
Investments	$2,715,388	$2,492,866	$2,131,086	$1,878,994	$1,706,953
Loans held for sale	119,801	44,560	61,261	74,783	70,514
Total loans receivable(1)	7,407,697	6,391,464	5,351,719	5,001,486	3,878,003
Allowance for loan losses	61,963	55,686	54,324	48,685	41,449
Total assets	11,408,006	9,810,739	8,247,079	7,694,754	6,051,812
Total deposits(2)	9,396,429	8,146,909	6,847,411	6,405,823	4,768,022
Long-term obligations	274,905	285,011	288,534	263,214	395,705
Preferred equity	—	938	1,357	81,698	81,698
Common stockholders' equity	1,325,175	990,519	739,559	581,475	414,619
Earnings Performance Data
Return on average total assets	1.09%	0.83%	0.98%	0.88%	0.70%
Return on average common stockholders' equity	9.93%	8.63%	11.80%	11.92%	10.62%
Annualized net interest margin (GAAP)	4.26%	4.04%	3.95%	3.80%	3.77%
Annualized net interest margin, fully tax-equivalent (non-GAAP)(3)	4.32%	4.22%	4.13%	3.97%	3.96%
Asset Quality Ratios
Nonperforming assets to total assets	0.69%	0.76%	0.91%	0.67%	0.74%
Nonperforming loans to total loans	0.98%	0.99%	1.20%	0.79%	0.65%
Net loan charge-offs to average loans	0.25%	0.24%	0.11%	0.12%	0.39%
Allowance for loan losses to total loans	0.84%	0.87%	1.02%	0.97%	1.07%
Allowance for loan losses to nonperforming loans	85.27%	87.82%	84.37%	122.77%	165.33%
Consolidated Capital Ratios
Average equity to average assets	10.94%	9.69%	8.53%	8.55%	8.00%
Average common equity to average assets	10.93%	9.68%	8.31%	7.35%	6.60%
Total capital to risk-weighted assets	13.72%	13.45%	14.01%	13.74%	15.73%
Tier 1 capital to risk-weighted assets	12.16%	11.70%	11.93%	11.56%	12.95%
Common equity tier 1 to risk-weighted assets(4)	10.66%	10.07%	10.09%	8.23%	—%
Tier 1 leverage	9.73%	9.20%	9.28%	9.58%	9.75%
_________________

(1)	Excludes loans held for sale.

(2)	Excludes deposits held for sale.

(3)
Computed on a tax-equivalent basis using an effective tax rate of 21% for the year ended December 31, 2018 and 35% for all years ended on or prior to December 31, 2017. Annualized net interest margin, fully tax-equivalent, is a non-GAAP measure, which adjusts net interest income for the tax-favored status of certain loans and securities. Management of Heartland believes this measure enhances the comparability of net interest income arising from taxable and tax-exempt sources. This measure should not be considered a substitute for operating results determined in accordance with GAAP. See the table titled "Reconciliation of Annualized Net Interest Margin, Fully Tax-Equivalent (non-GAAP)" in this proxy statement/prospectus.

(4) Prior to the adoption of Basel III requirements effective January 1, 2015, the common equity tier 1 capital ratio was not a capital standard required by bank regulatory agencies.

Non-GAAP Financial Measures

Reconciliation of Tangible Book Value Per Common Share (non-GAAP) (Dollars in thousands, except per share data)	As of and for the Years Ended December 31,
	2018	2017	2016	2015	2014
Common stockholders' equity (GAAP)	$1,325,175	$990,519	$739,559	$581,475	$414,619
Less goodwill	391,668	236,615	127,699	97,852	35,583
Less core deposit intangibles and customer relationship intangibles, net	47,479	35,203	22,775	22,020	8,948
Tangible common stockholders' equity (non-GAAP)	$886,028	$718,701	$589,085	$461,603	$370,088
Common shares outstanding	34,477,499	29,953,356	26,119,929	22,435,693	18,511,125
Common stockholders' equity (book value) per share (GAAP)	$38.44	$33.07	$28.31	$25.92	$22.40
Tangible book value per common share (non-GAAP)	$25.70	$23.99	$22.55	$20.57	$19.99

Reconciliation of Annualized Net Interest Margin, Fully Tax-Equivalent (non-GAAP) (Dollars in thousands)	As of and for the Years Ended December 31,
	2018	2017	2016	2015	2014
Net interest income (GAAP)	$413,954	$330,308	$294,666	$233,998	$203,073
Plus tax-equivalent adjustment(1)	6,228	15,139	12,919	10,216	10,298
Net interest income, fully tax-equivalent (non-GAAP)	$420,182	$345,447	$307,585	$244,214	$213,371
Average earning assets	$9,718,106	$8,181,914	$7,455,217	$6,152,090	$5,384,275
Net interest margin (GAAP)	4.26%	4.04%	3.95%	3.80%	3.77%
Net interest margin, fully tax-equivalent (non-GAAP)	4.32%	4.22%	4.13%	3.97%	3.96%
_________________

(1)	Computed on a tax-equivalent basis using an effective tax rate of 21% for the year ended December 31, 2018 and 35% for all years ended on or prior to December 31, 2017.

RISK FACTORS
By voting in favor of the merger proposal, you will be choosing to invest in Heartland's common stock. In addition to the information contained elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, as a stockholder of BVBC, you should carefully consider the following factors in making your decision as to how to vote on the merger proposal.
Risks Relating to the Merger
The exchange ratio could be reduced if BVBC's Adjusted Tangible Common Equity is less than $55.5 million as of the determination date.
The exchange ratio will determine the number of shares of Heartland common stock that will be issued to BVBC stockholders in the merger, which is dependent upon the Adjusted Tangible Common Equity of BVBC as of the determination date and will be reduced to the extent that Adjusted Tangible Common Equity is less than $55.5 million. Changes in Adjusted Tangible Common Equity may result from higher loan loss provisions, ordinary business conditions that impact the net interest and noninterest income of BVBC, or more general market and economic conditions that impact BVBC operations.
Because the exchange ratio is fixed and the market price of the Heartland common stock will fluctuate prior to the completion of the merger, BVBC stockholders cannot be sure of the value of the Heartland common stock to be received in the merger.
At the effective time of the merger, each share of BVBC common stock will be converted into the right to receive, subject to certain adjustments as set forth in the merger agreement, 0.3271 shares of Heartland common stock. The exchange ratio used to determine the stock consideration will not increase based on fluctuations in the market price of Heartland common stock, unless the price of Heartland common stock falls below certain levels and BVBC invokes its "walk away" right to terminate the merger agreement. Heartland may subsequently exercise its right to make a "top-up" election and increase the exchange ratio to void the "walk away" right to terminate the merger agreement as described in the section of this proxy statement/prospectus titled "The Merger Agreement—Termination." The market value of Heartland common stock has varied since Heartland and BVBC entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Heartland, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Heartland. Therefore, at the time of the special meeting, BVBC's stockholders will not know or be able to calculate the market value of the Heartland common stock they will receive upon completion of the merger.
The interests of certain directors and executive officers of BVBC may be different from the interests of BVBC's stockholders generally.
Certain executive officers and directors of BVBC have interests in the merger that are different from, or in addition to, the interests of BVBC's stockholders generally. For a more complete description of these interests, please see "Background and Reasons for the Merger—Interests of BVBC Directors and Executive Officers in the Merger." These interests and arrangements may cause the directors and executive officers to view the merger proposal differently than you may view it. BVBC's board of directors was aware of these interests and considered them, among other matters, when making a decision to approve the merger agreement and recommend that BVBC stockholders adopt the merger agreement.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Heartland common stock and BVBC common stock to decline and which may negatively impact the future businesses and financial results of Heartland and BVBC.
Consummation of the merger is subject to customary conditions to closing in addition to the receipt of required bank regulatory approvals and adoption by BVBC stockholders of the merger agreement. If any condition to the merger is not satisfied or waived, the merger will not be completed. In addition, Heartland and BVBC may terminate the merger agreement under certain circumstances even if the merger agreement is adopted by the BVBC stockholders, including if the merger has not been completed on or before July 31, 2019. If the merger is not completed, the trading prices of Heartland common stock and BVBC common stock may decline to the extent that the current prices reflect a market assumption that the merger will be completed. Also, the continued operations of BVBC may be impaired because of costs, the departure of employees and customers, or other dislocation caused by the terminated merger. In addition, neither Heartland nor BVBC would realize any of the expected benefits of having completed the merger. Furthermore, if the merger is not completed, Heartland and/or BVBC may experience negative reactions from their respective stockholders, customers and employees. Heartland and/or BVBC also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by Heartland or BVBC against the other seeking damages or to compel the other to perform its obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Heartland and BVBC. For more information on the closing conditions to the merger, see the section titled "The Merger Agreement—Conditions to Completion of the Merger."
The shares of Heartland common stock to be received by BVBC stockholders as a result of the merger will have different rights than shares of BVBC common stock.
Upon completion of the merger, BVBC stockholders will become Heartland stockholders, and their rights as stockholders will be governed by the Delaware General Corporation Law and the Heartland certificate of incorporation and bylaws, as they may be amended from time to time. The rights associated with BVBC common stock and BVBC Series B preferred stock are different from the rights associated with Heartland common stock. See the section titled "Comparison of Rights of Holders of Heartland Common Stock and BVBC Common Stock."
The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire BVBC.
Until the completion of the merger, with certain exceptions, BVBC is prohibited from initiating, soliciting, knowingly encouraging or taking other actions to facilitate any inquiries, discussions or the making of any proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Heartland. In addition, BVBC has agreed to pay a termination fee to Heartland if the merger agreement is terminated in specified circumstances, including if BVBC terminates the merger agreement to enter into a superior proposal with another person. These provisions could discourage other companies from trying to acquire BVBC even though those other companies might be willing to offer greater value to BVBC's stockholders than Heartland has offered in the merger proposal. See "The Merger Agreement—Termination" and "—Termination Fee and Payment of Expenses" for more information about the termination fee and BVBC’s restrictions on solicitation.

The fairness opinion obtained by BVBC from its financial advisor will not reflect changes in circumstances after the date of such fairness opinion.
Davidson, BVBC's financial advisor in connection with the merger, has delivered to the board of directors of BVBC its opinion dated as of January 14, 2019. The Davidson opinion states that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio to be paid to the holders of the outstanding shares of BVBC common stock pursuant to the merger agreement was fair from a financial point of view to BVBC stockholders. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of BVBC, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which each opinion is based, may materially alter or affect the estimated valuation conclusions reached in such opinion for BVBC.
Post-Merger Risks
Difficulties in combining the operations of BVBC and Heartland may prevent the combined company from achieving the expected benefits from the merger.
The combination of BVBC with Heartland may cause Heartland to have difficulty in achieving the full strategic objectives and operating efficiencies it hopes to achieve from the merger. The success of the merger will depend on a number of factors, including Heartland's ability to:

•	integrate the operations of BankBV with the operations of M&JBank;

•	maintain existing relationships with depositors of BankBV so as to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing BankBV relationships with borrowers;

•	control the incremental noninterest expense of BankBV so as to maintain overall operating efficiencies;

•	retain and attract qualified personnel for the new combined Kansas bank; and

•	compete effectively in the communities served by BankBV and M&JBank and in nearby communities.

These factors could contribute to the combined company consisting of Heartland and BVBC not achieving the expected benefits from the merger within the desired time frames, if at all.
BVBC stockholders will become stockholders of Heartland upon completion of the merger, and, following the merger, Heartland's operating results and financial condition may be adversely affected by a variety of factors causing volatility in the price of Heartland common stock.
Risks that may impact Heartland's net income and the strength of its balance sheet depend on a number of factors, including the following: (i) the strength of the national economy and the economies of local communities in which Heartland conducts business; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war; (iii) changes in state and federal banking laws and regulations and governmental policies affecting financial institutions; (iv) changes in interest rates and prepayment rates of Heartland's loans; (v) increased competition in the financial services sector and the inability of Heartland to attract new customers; (vi) changes in technology and Heartland's ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of future acquisitions and Heartland's ability to successfully integrate acquired banks (which are discussed in the risk factor below relating to acquisitions by Heartland); (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving Heartland; and (xi) changes in accounting policies and practices. These factors are described in the section of this proxy statement/prospectus titled "Forward—Looking Statements" and are discussed in detail in Heartland's Annual Report on Form 10‑K incorporated by reference into this proxy statement/prospectus.
General market fluctuations, industry factors and general economic and political conditions and events have caused a decline in Heartland's stock price in the past, and these factors, as well as interest rate changes, unfavorable credit loss trends, or unforeseen events such as terrorist attacks could cause Heartland's stock price to be volatile regardless of its operating results.

Heartland, as the surviving company in the merger, and its stockholders, including the former stockholders of BVBC, will be subjected to risks if Heartland effects future acquisitions.
Heartland intends to continue to investigate strategic acquisitions of other bank holding companies, banks and other businesses after the merger. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

•	potential exposure to liabilities of any bank holding companies, banks or other businesses acquired;

•	the difficulty and expense of integrating the operations and personnel of any bank holding companies, banks or other businesses acquired;

•	potential dilution of existing Heartland stockholders as a result of additional equity issuances as merger consideration;

•	possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

•	potential disruption to Heartland's business;

•	potential diversion of the time and attention of Heartland's management; and

•	impairment of relationships with and the possible loss of key employees and customers of any bank holding companies, banks or other businesses acquired by Heartland.

FORWARD-LOOKING STATEMENTS
There are forward-looking statements in this proxy statement/prospectus (and in documents that are incorporated by reference in this proxy statement/prospectus) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of Heartland's and BVBC's respective operations or performance both before and after the merger is completed. You can identify these statements from the use of words "believes," "expects," "anticipates," "plans," "intends," "estimates," "may," "will," "would," "could," "should" or similar expressions are used in this proxy statement/prospectus and the documents that are incorporated by reference in this proxy statement/prospectus. Many events or factors could affect the future financial results and performance of Heartland after the merger and could cause those results or performance to differ materially from those expressed in Heartland's forward-looking statements. These risks are described in detail in Heartland's Annual Report on Form 10‑K incorporated by reference into this proxy statement/prospectus. These risks include, but are not limited to, the following:

•
The strength of the U.S. economy in general and the strength of the local economies in which Heartland conducts its operations, which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of Heartland's assets;

•	The economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof, and the response of the United States to any such threats and attacks;

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, taxes, securities, insurance and monetary and financial matters;

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayment of loans) and the policies of the FRB;

•	Heartland's ability to compete with other financial institutions as effectively as it currently intends to do as a result of increased competitive pressures in the financial services sector;

•	Heartland's ability to obtain new customers and to retain existing customers;

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet;

•
Technological changes implemented by Heartland and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to Heartland and its customers;

•	Heartland's ability to develop and maintain secure and reliable electronic delivery systems;

•
Heartland's ability to retain key executives and employees, including executives and employees of BankBV and M&JBank, and the difficulty that Heartland may experience in replacing key executives and employees in an effective manner;

•	Consumer spending and saving habits that may change in a manner that adversely affects Heartland's business;

•
Future business combinations and the related integration of acquired businesses that may not be successful (see the section of this proxy statement/prospectus titled "Risk Factors" for a more detailed discussion of these risks);

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and

•	Other factors discussed in the "Risk Factors" section of this proxy statement/prospectus and in the documents incorporated by reference in this proxy statement/prospectus.

These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on these statements.
The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and Heartland undertakes no obligation to update any statement in light of new information or future events. Further information concerning Heartland and its business, including additional factors that could materially affect Heartland's financial results, is included in Heartland's filings with the Securities and Exchange Commission (the "SEC"). See the section titled "Where You Can Find More Information."
THE BVBC SPECIAL MEETING
Date, Time and Place
The BVBC special meeting will be held at located at , at local time on , 2019.
Matters to be Considered
At the special meeting, holders of shares of BVBC common stock and BVBC Series B preferred stock will be asked to consider:

•	a proposal to adopt the merger agreement; and

•
a proposal to adjourn the BVBC special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Voting
You should vote your shares of BVBC common stock and BVBC Series B preferred stock using one of the alternative voting methods described in the enclosed proxy card. As provided in the proxy card, you have the three following methods for voting before the special meeting:

•	On the Internet at www.proxyvote.com;

•	By telephone, by dialing (800) 690-6903; or

•	By mail. PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.
You may revoke your vote at any time (without, however, affecting any vote taken prior to such revocation) by (i) filing with the Secretary of BVBC a written notice of revocation, (ii) delivering to BVBC a duly executed proxy card bearing a date later than the date of your previous proxy card, or (iii) attending the special meeting and voting in person. Your presence at the special meeting will not automatically revoke your proxy. All written notices of revocation and other communications with respect to revocation of proxies in connection with the special meeting should be addressed as follows:
Mark A. Fortino
Secretary
Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213

All shares of BVBC common stock and BVBC Series B preferred stock voted, unless the vote is revoked, will be voted in accordance with the instructions received from each BVBC stockholder. If you submit a proxy card and make no specification on your proxy card as to how you want your shares of BVBC common stock or BVBC Series B preferred stock voted before signing and returning it, your proxy will be voted "FOR" approval of the merger proposal and "FOR" the adjournment proposal, if necessary or appropriate.

Solicitation of Proxies
BVBC will bear the entire cost of soliciting votes from you. BVBC will request that banks, brokers and other record holders send copies of this proxy statement/prospectus and the proxy cards to the beneficial owners of BVBC common stock and secure their voting instructions, if necessary. BVBC will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, BVBC may also use several of its regular employees, who will not be specially compensated, to solicit the vote from holders of BVBC common stock, either personally or by telephone, facsimile, email or letter.
Record Date
The BVBC board of directors has fixed the close of business on , 2019 as the record date for determining the holders of BVBC common stock and BVBC Series B preferred stock entitled to receive notice of and to vote at the special meeting. At that time, shares of BVBC common stock were outstanding and shares of BVBC Series B preferred stock were outstanding. As of the record date, there were approximately holders of record of BVBC common stock and one holder of record of BVBC Series B preferred stock.
Quorum and Vote Required
General. The presence, in person or by proxy, of the holders of a majority of each of the shares of BVBC common stock and BVBC Series B preferred stock entitled to vote at the meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes, if any, will be counted solely for the purpose of determining whether a quorum is present.
Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of BVBC common stock and a majority of the issued and outstanding shares of BVBC Series B preferred stock. Holders of BVBC common stock and BVBC Series B preferred stock will vote separately on the merger proposal as holders of different classes of stock. Approval of the adjournment proposal, if necessary or appropriate, requires a majority of the votes cast with respect to the proposal. You are entitled to one vote for each share of BVBC common stock or BVBC Series B preferred stock you held as of the record date. Holders of BVBC Series B preferred stock have no voting rights with respect to the adjournment proposal. As of the record date of the special meeting, directors and executive officers of BVBC and their respective affiliates held 57.5% of the outstanding shares of BVBC common stock and 100% of the outstanding shares of BVBC Series B preferred stock.
Abstentions and failures to vote will have the same effect as a vote against adoption of the merger agreement, but will have no effect on the adjournment proposal.
Because the affirmative vote of the holders of a majority of the issued and outstanding shares of BVBC common stock and a majority of the issued and outstanding shares of BVBC Series B preferred stock is required to adopt the merger agreement, the failure to vote prior to the special meeting or in person at the special meeting will have the same effect as a vote against the merger agreement. Abstentions also will have the same effect as a vote against the merger. Accordingly, the BVBC board of directors urges holders of BVBC common stock and BVBC Series B preferred stock to vote on the two proposals being presented at the special meeting.
Voting Agreement. Pursuant to a stockholder voting agreement, certain holders of BVBC common stock and BVBC Series B preferred stock have agreed to vote their shares in favor of the merger proposal. The holders of BVBC common stock that have signed the stockholder voting agreement have the right to vote, or direct the voting of, 53.6% of the outstanding shares of BVBC common stock as of the record date. There was only one holder of BVBC Series B preferred stock as of the record date, and, pursuant to the stockholder voting agreement, such holder has agreed to vote all of its shares of BVBC Series B preferred stock in favor of the merger proposal. However, in the event of a withdrawal of the BVBC board recommendation, the stockholder voting agreement will terminate, and none of the BVBC stockholders that have signed such agreement will be required to vote in favor of the merger proposal. Unless the stockholder voting agreement is so terminated, the merger proposal will be approved by the BVBC stockholders.
Other Business
BVBC is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement/prospectus.

BACKGROUND AND REASONS FOR THE MERGER
The following discussion contains material information pertaining to the merger. This discussion is a summary only and may not contain all of the information that is important to you.
Structure
The merger agreement provides that BVBC will be merged with and into Heartland. Each share of BVBC common stock outstanding immediately prior to the effective time of the merger (including shares of BVBC Series B preferred stock converted into shares of BVBC common stock and the BVBC restricted shares vested immediately prior to the effective time of the merger) will be converted, upon completion of the merger, into the right to receive 0.3271 shares of Heartland common stock, subject to adjustment as further described in this proxy statement/prospectus, plus cash in lieu of any fractional shares. Immediately after the effective time of the merger, BankBV will be merged with and into M&JBank.
Background of the Merger
The BVBC board of directors has regularly reviewed and discussed BVBC's business, performance, prospects and long-term strategy in the context of developments in the banking industry, the competitive landscape and the regulatory environment. The BVBC board of directors has considered, from time to time, various potential strategic alternatives, including transactions involving other financial institutions, such as potential acquisitions of bank holding companies of a smaller size or business combinations with larger banks. The BVBC board of directors also considered standalone alternatives such as increasing its number of traditional bank branches and staffing through organic growth, expanding its product offerings or acquiring branches of other banking institutions.
Heartland's board of directors and management regularly reviews Heartland's business strategies, opportunities and challenges, with the goal of enhancing stockholder value. These strategic reviews have focused on, among other things, the business and regulatory environment facing Heartland and financial institutions generally, as well as ongoing consolidation in the financial services industry. The reviews conducted by Heartland's board of directors and management have included discussions regarding potential transactions that would further Heartland's strategic objectives, and the potential benefits and risks of these transactions. Through acquisition and organic growth, Heartland's goal is to reach at least $1.0 billion in assets in each state where Heartland operates.

At a special meeting of the BVBC board of directors on August 1, 2018, the BVBC board of directors invited representatives of Davidson, a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger, to discuss strategic considerations relating to community banks, including, but not limited to, the current merger and acquisition environment. The BVBC board of directors also reviewed with BVBC's management the financial forecast of BVBC and further discussed the merits of continuing operations on a standalone basis, including deposit composition and deposit betas, loan competition and growth expectations. The BVBC board of directors considered whether BVBC had an opportunity to better leverage its strengths and minimize its weaknesses by engaging in a strategic business combination to enhance stockholder value. The BVBC board of directors also considered the potential risks associated with a potential business combination, including untimely disclosure of confidential information or the consequences of an abandoned transaction to BVBC's stockholders, employees and customers.

In addition, during the meeting, the BVBC board of directors engaged in a lengthy discussion with the representatives of Davidson about the valuation of BVBC and the attributes of potential merger partners, including, but not limited to, compatibility of business models, cultural synergies, overall and perceived impact to BankBV's franchise, financial performance in their respective markets, recent transactions, stock market performance, and apparent financial ability to pay and complete a possible business combination with BVBC. The BVBC board of directors then discussed the potential benefits and risks of contacting such potential merger partners regarding a potential business combination, including the risk of potential disruption to BVBC's business and relationships with employees and customers should information about such outreach become known to the public and the potential damage from a process that does not conclude in a successful transaction. Following extensive discussion, the BVBC board of directors authorized Davidson to act as BVBC's financial advisor in connection with a potential business combination, with the appropriate officers authorized to negotiate an agreement with Davidson with respect to such engagement. The BVBC board of directors further instructed Davidson to contact on a no-names basis twelve potential merger partners identified by the BVBC board of directors, with Davidson's input, to be most likely and able to be interested in exploring a potential business combination with BVBC at that time.

Over the next few weeks, in accordance with the directives of the BVBC board of directors, Davidson contacted the twelve potential merger partners selected by the BVBC board of directors, with Davidson's input, regarding a potential business combination involving BVBC and to communicate a proposed timeline and process with respect to such potential business combination. Also, in late-August and early-September, Davidson and BVBC prepared a confidential information memorandum on

BVBC that would be provided to those potential merger partners who entered into a confidentiality agreement with BVBC. Of the twelve potential merger partners initially contacted by Davidson, five indicated that they were not interested in pursuing a potential business combination at that time due to other commitments or the size of BVBC. The other seven potential merger partners entered into confidentiality agreements with BVBC and were provided the confidential information memorandum in order to conduct due diligence, including Party A ("Party A"), Party B ("Party B"), Party C ("Party C") and Heartland.

On August 27, 2018, BVBC entered into a confidentiality agreement with Heartland. On September 22, 2018, Davidson delivered the confidential information memorandum to Heartland.

On October 16, 2018, the Heartland board of directors held a regularly scheduled meeting. At this meeting, Heartland management provided the Heartland board of directors with information regarding BVBC and discussed the possibility of a business combination between Heartland and BVBC. Management informed the Heartland board of directors that Davidson had requested Heartland to provide a non-binding indication of interest letter with respect to the acquisition of BVBC by Heartland no later than October 30, 2018. After discussion of the proposed terms of the non-binding letter of intent, the Heartland board of directors authorized management to provide a non-binding indication of interest letter to BVBC.

On October 17, 2018, the BVBC board of directors held their regularly scheduled meeting. At the meeting, among other things, the BVBC board of directors discussed with representatives of Davidson the status of the limited market check to date. Representatives of Davidson also discussed with the BVBC board of directors the recent volatility in the stock market in the banking industry.

On October 30, 2018, BVBC received a non-binding indication of interest from Party A, pursuant to which Party A proposed to acquire BVBC for $14.85 per fully diluted share of BVBC common stock in cash (equating to approximately $95.0 million in aggregate transaction value).

On October 30, 2018, BVBC received a non-binding indication of interest from Party B, pursuant to which Party B proposed to acquire BVBC in a 100% stock, fixed exchange ratio transaction. Party B indicated a range of preliminary exchange ratios resulting in an implied range of values of $14.43 to $16.24 per fully diluted share of BVBC common stock (equating to a range of approximately $92.3 million to $103.9 million in aggregate transaction value, based on Party B's 30 trading day average closing price). Per Party B's initial non-binding indication of interest, the midpoint of Party B's preliminary valuation resulted in a price of $15.34 per fully diluted share of BVBC common stock and $98.1 million in aggregate transaction value. Based on the 30 trading day average closing price of Party B's common stock concluding on November 2, 2018 and the midpoint of Party B's exchange ratio, the implied value was $15.16 per fully diluted share of BVBC common stock and an aggregate transaction value of $97.0 million. In addition, based on the closing price of Party B's common stock on November 2, 2018, the midpoint of Party B's exchange ratio range resulted in a value of $14.50 per fully diluted share of BVBC common stock and an aggregate transaction value of $92.7 million.

On October 30, 2018, BVBC received a non-binding indication of interest from Heartland, pursuant to which Heartland proposed to acquire BVBC in a 100% stock, fixed exchange ratio transaction. Heartland indicated an exchange ratio of 0.3206 shares of Heartland common stock for each outstanding share of BVBC common stock and BVBC Series B preferred stock, which resulted in an implied value of $17.25 per fully diluted share of BVBC common stock (equating to approximately $110.3 million in aggregate transaction value, based on the closing price of Heartland common stock on the preceding day). Based on the 30 trading day average closing price of Heartland's common stock concluding on November 2, 2018 and the 0.3206 exchange ratio, the implied value was $17.86 per fully diluted share of BVBC common stock and an aggregate transaction value of $114.2 million. In addition, based on the closing value of Heartland's common stock on November 2, 2018 and the 0.3206 exchange ratio detailed in Heartland's non-binding indication of interest, the implied value was $17.26 per fully diluted share of BVBC common stock and an aggregate transaction value of $110.4 million.

On November 2, 2018, BVBC received a non-binding indication of interest from Party C, pursuant to which Party C proposed to acquire BVBC in a 100% stock, fixed exchange ratio transaction. Party C indicated a range of preliminary exchange ratios resulting in an implied range of values of $15.54 to $17.01 per fully diluted share of BVBC common stock (equating to a range of approximately $99.4 million to $108.8 million in aggregate transaction value, based on Party C's 30 trading day volume weighted average price). Per Party C's initial non-binding indication of interest, the midpoint of Party C's preliminary valuation resulted in a price of $16.28 per fully diluted share of BVBC common stock and $104.1 million in aggregate transaction value. Based on the 30 trading day average closing price of Party C's common stock concluding on November 2, 2018 and the midpoint of Party C's exchange ratio, the implied value was $16.31 per fully diluted share of BVBC common stock and an aggregate transaction value of $104.3 million. In addition, based on the closing value of Party C's common stock on November 2, 2018, the midpoint of Party C's exchange ratio range resulted in a value of $14.67 per fully diluted share of BVBC common stock and an aggregate transaction value of $93.8 million.

In their respective non-binding indications of interest, each of Heartland and Party C requested that BVBC enter into an exclusivity agreement while Party A and Party B were silent on the matter. The other potential merger partners who had entered into confidentiality agreements with BVBC indicated that they were not interested in pursuing or were unable to pursue a strategic transaction at that time.

On November 7, 2018, the BVBC board of directors held a meeting at which representatives of Davidson and Hunton, the legal advisor to BVBC in connection with the merger, were present to discuss the non-binding indications of interest received from Party A, Party B, Party C and Heartland. Representatives of Hunton reviewed the directors' fiduciary duties applicable to their consideration of a business combination, including their ability to decide not to pursue a business combination or reject any proposal if such proposal was not in the best interests of BVBC and its stockholders. Representatives of Davidson then proceeded to provide a market update, addressing the recent decline in stock prices for the banking industry, and a presentation of precedent merger transactions, including Davidson's belief as to how the market fluctuation might impact the notional value of such prior mergers in light of current market volatility. Next, the representatives from Davidson reviewed with the BVBC board of directors the discussions held with Party A, Party B, Party C and Heartland and relayed the rationale provided by each party for a business combination with BVBC; the terms of each non-binding indication of interest; and information regarding each of BVBC, Party A, Party B, Party C and Heartland on a standalone basis.

Taking into account the information reviewed with it by Davidson, the BVBC board of directors also considered the positive and negative attributes of each of Party A, Party B, Party C and Heartland, including, among other things, the implied merger consideration of each offer in light of recent stock performance of the potential merger partner and when the exchange ratio was proposed to be set; the financial ability of each potential merger partner to consummate the potential business combination; the pro forma ownership of BVBC stockholders in the combined company; the historic market performance of each party's stock price and its volatility; the potential synergies in a potential business combination with Party A, Party B, Party C or Heartland; the opportunities of the resulting company in the case of each potential merger partner and whether such prospects might impact the combined company's future stock price; the geographic diversity of the potential merger partners and the extent to which each potential merger partner's operations overlapped with BVBC's geographic markets; whether Party A, Party B, Party C or Heartland paid a regular dividend; the likelihood of consummating a business combination on a timely basis, including each potential merger partner's relative experience in completing business combinations of financial institutions of a similar size as BVBC; and the risks to BVBC of remaining independent, including the challenges in meeting projections, threats of competition from other financial services companies and from a technology standpoint and the likelihood of experiencing additional benefits from deregulation in light of recent Congressional and regulatory action.

The BVBC board of directors also held an executive session at the November 7, 2018 meeting during which they (i) discussed the formation of a special committee to coordinate negotiation efforts going forward and (ii) determined that the proposal submitted by Party C was insufficient to move forward with an exclusive arrangement at such time and that pursuing a potential business combination with Heartland at the time was more likely to maximize BVBC stockholder value than the offers of Party A, Party B or Party C or BVBC's standalone prospects.

Following the executive session, the BVBC board of directors reconvened and instructed representatives of Davidson to seek improved merger consideration from Heartland in order to consider an exclusivity period of 30 to 45 days to conduct additional due diligence and negotiate a definitive agreement, and authorized Mr. Regnier to execute the letter of intent with Heartland. The BVBC board of directors also appointed a special committee of the BVBC board of directors comprised of Robert D. Regnier, Chairman of the Board, Don H. Alexander, Thomas A. McDonnell and Tony Scavuzzo. The special committee was authorized to, among other things, (1) review, evaluate, investigate and negotiate the terms of a definitive agreement, including whether the terms and conditions of the potential transaction were fair to and in the best interests of BVBC and its stockholders, (2) direct and oversee all communications, discussions and negotiations on behalf of BVBC between BVBC's advisors and Heartland's advisors, (3) make reports to the entire BVBC board of directors at the appropriate times with respect to such matters as the special committee deems appropriate, (4) recommend to the entire BVBC board of directors what action, if any, should be taken with respect to the potential transaction, and (5) take such further action and exercise such other powers and authority that may otherwise be exercised by the BVBC board of directors as the special committee, in its sole discretion, deemed necessary, proper, useful or advisable in order to fully carry out their responsibilities.

On November 8, 2018, Davidson contacted Heartland and asked Heartland to consider certain revisions to its letter of intent. Heartland determined that it would slightly increase the proposed exchange ratio but only if BVBC granted Heartland an exclusivity period long enough for Heartland to complete a thorough due diligence investigation with respect to BVBC.

On November 9, 2018, Heartland sent BVBC a revised non-binding indication of interest letter pursuant to which Heartland proposed to acquire BVBC in a 100% stock, fixed exchange ratio transaction. Heartland's letter included an exchange ratio of 0.3230 shares of Heartland common stock for each outstanding share of BVBC common stock and BVBC Series B preferred stock, which resulted in an implied value of $17.93 per share of BVBC common stock and BVBC Series B preferred stock (equating to approximately $114.7 million in aggregate transaction value, based on the closing price of Heartland common stock on the preceding day). BVBC management acknowledged that the increased exchange ratio presented a better offer than what was originally proposed by Heartland and, in accordance with the authorization of the BVBC board of directors, BVBC and Heartland executed the non-binding letter of intent on November 9, 2018, which provided for a 45-day exclusivity period with the ability of Heartland to extend such period by an additional 15 days.

Between November 9, 2018 and January 15, 2019, Heartland conducted an in-depth due diligence review of BVBC. This due diligence investigation consisted of a thorough review of documents and other materials relating to BVBC contained in a virtual data room made available by Davidson. The investigation also included in-person meetings between (i) the members of Heartland's and BVBC's executive management teams on November 16, 2018, December 13, 2018 and January 3, 2019 and (ii) the members of Heartland's and BVBC's business unit leadership teams on December 17, 2018, covering a broad range of financial, operational and strategic topics. Further, executives from BVBC's and Heartland's credit operations participated in a telephonic meeting on December 5, 2018, and discussed various credit-related topics. In addition, during the same period, BVBC performed reverse due diligence with respect to Heartland.

On December 7, 2018, Heartland's legal counsel, Dorsey & Whitney LLP ("Dorsey"), provided a draft merger agreement to Hunton. Between December 7, 2018 and January 15, 2019, the representatives of Heartland and BVBC and their respective legal counsel, with feedback from the parties' respective financial advisors, negotiated the terms and conditions of the merger agreement, including the representations, warranties, covenants and closing conditions. The negotiations also covered the amount of minimum equity, the allowance for loan losses at closing and the termination fee.

A regularly scheduled meeting of the Heartland board of directors was held on December 11, 2018. At this meeting, Heartland management gave a detailed presentation to the Heartland board of directors regarding BVBC and the terms of the proposed merger of BVBC with Heartland. The Heartland board of directors instructed Heartland management to complete its due diligence investigation of BVBC and continue negotiations with BVBC regarding the merger agreement.

On December 19, 2018, the BVBC special committee held a meeting at which the potential business combination was discussed. Representatives from BVBC's management team, Davidson and Hunton were present at the meeting. At the meeting, the special committee discussed, among other things, recent developments in Heartland's strategic plan and the potential impact (if any) on BVBC's merger with Heartland. The special committee also discussed with representatives of Davidson the recent decline in bank and bank holding company stocks and the corresponding decrease in overall transaction value, reviewing recent market performance of Heartland common stock as it compared to the index and the recent market performance of Party A, Party B and Party C and noting that Heartland continued to outperform the broader indices.

Following the special committee meeting, the BVBC board of directors held a meeting on December 19, 2018. Representatives from BVBC's management team, Davidson and Hunton were present at the meeting, during which Hunton and Davidson reviewed the material terms of the then-current draft merger agreement, as well as the business and legal points that remained unresolved. During this meeting, members of BVBC's special committee, as well as BVBC board members, discussed at length various topics, including, but not limited to: overall market volatility, particularly with respect to bank and bank holding company stocks generally and Heartland's stock price specifically, and noting that Heartland continued to outperform the broader indices; decrease in overall transaction value resulting from such volatility; the risks to BVBC of remaining independent; potential synergies and cultural fit of Heartland and BVBC; transaction execution risk, closing conditions and termination rights and remedies; and BVBC's ability to designate individuals mutually acceptable to BVBC and Heartland to serve on the board of directors of the surviving bank upon consummation of the contemplated business combination. At the board meeting, representatives of BVBC's management updated the BVBC board of directors on the status of Heartland's due diligence review of BVBC and BVBC's reverse due diligence of Heartland. In addition, representatives of Hunton reviewed the directors' fiduciary duties in the context of the potential business combination and the regulatory approval process for the merger.

On December 20, 2018, Heartland management held a telephone conference with the leaders of Heartland's different functional areas and Dorsey to discuss their final due diligence findings with respect to BVBC. Over the next three weeks, Heartland, BVBC, Dorsey and Hunton continued to negotiate the terms and conditions of the merger agreement, the ancillary agreements and an employment agreement for Mr. Regnier.

On January 11, 2019, the BVBC special committee held a meeting to discuss the outstanding business and legal points in the merger agreement. Representatives from BVBC's management team, Davidson and Hunton were present at the meeting. Davidson began the meeting by noting that Heartland had increased the exchange ratio to 0.3271 primarily as a result of the accelerated vesting of a portion of BVBC's outstanding shares of restricted stock to mitigate certain issues related to Section 280G of the Code, resulting in an implied value of $14.90 per share of BVBC common stock and BVBC Series B preferred stock as of the date of the meeting, or an aggregate transaction value of approximately $95.3 million. The BVBC special committee also discussed with representatives of Davidson recent volatility in the stock markets, particularly with respect to bank and bank holding company stocks, the impact of such volatility on the overall transaction value and the anticipated economics to be reported around the announcement of the merger. The special committee instructed Hunton to revise the merger agreement to reflect the changes discussed during the meeting.

On January 14, 2019, Heartland's board of directors held a special telephonic meeting at which it considered approval of the merger in accordance with the merger agreement and the related documents negotiated by Heartland, BVBC and their respective financial and legal advisors. Prior to this meeting, Heartland's directors received a summary of the terms of the merger agreement, the other transaction documents and Heartland's due diligence findings, and a copy of the latest draft of the merger agreement. At the meeting, Heartland's management and legal counsel provided a thorough review of the merger agreement and the ancillary documents. After careful and deliberate consideration of the terms of the merger agreement, the ancillary documents and the presentations by management and legal counsel relating thereto, the Heartland board of directors unanimously approved the merger agreement and the ancillary documents in substantially final form.

Later that same day, the BVBC special committee met to approve the merger agreement and recommended that the merger agreement be presented to the BVBC board of directors for approval, with the executive officers of BVBC being authorized to finalize any last terms of the merger agreement. Following the BVBC special committee meeting, on January 14, 2019, the BVBC board of directors held a meeting at which representatives of BVBC's management team, Davidson and Hunton were present. Prior to the meeting, the members of the BVBC board of directors were provided with materials relating to the proposed business combination with Heartland, including the substantially final form of the merger agreement and Davidson's financial presentation regarding the financial aspects of the merger.

Davidson reviewed with the BVBC board of directors its financial analyses relating to the proposed exchange ratio and rendered to the BVBC board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson as set forth in its opinion, the exchange ratio to be received by the holders of BVBC common stock in the merger was fair, from a financial point of view, to such holders. See "Background and Reasons for the Merger—Opinion of BVBC's Financial Advisor" for more information about Davidson's fairness opinion. A representative of Hunton reviewed with the BVBC board of directors their fiduciary duties in connection with their consideration of the proposed business combination and the terms of the merger agreement. After extensive discussion regarding the terms of the merger agreement and the voting agreement, a full analysis of BVBC's reasons for engaging in the proposed business combination with Heartland, including those set forth below under "The Merger—BVBC Reasons for the Merger," and consideration of other relevant issues, including a variety of business, financial and market factors, the BVBC board of directors unanimously adopted and approved the merger agreement (in its substantially final form as presented to the BVBC board of directors) and the merger, both with Mr. Regnier abstaining and participating in such vote. The BVBC board of directors also authorized Mr. Regnier and Mr. Fortino to finalize the merger agreement for execution.

On January 16, 2019, BVBC and Heartland entered into the merger agreement and announced the merger. The parties to the stockholder voting agreement also entered into such agreement, and Mr. Regnier entered into his employment agreement to become effective upon completion of the merger.

BVBC's Reasons for the Merger
In reaching a determination to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, a special committee formed by BVBC's board of directors and the BVBC board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to BVBC and its stockholders. The special committee and the BVBC board of directors identified the following factors and benefits of the merger that, among others, the special committee and the BVBC board of directors believes generally support their determination and recommendation:

•
the special committee's and the BVBC board of directors' understanding of, and presentations of BVBC's management regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory condition, assets, results of operations, business strategy and current and prospective regulatory environment of both BVBC and Heartland;

•
the BVBC board of directors' analysis of other strategic alternatives for BVBC, including continuing to operate as a standalone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the BVBC board of directors' assessment that none of these alternatives was reasonably likely to present superior opportunities for BVBC to create greater value for BVBC's stockholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•
the financial information and analyses presented by Davidson to the BVBC board of directors, and Davidson's opinion, dated January 14, 2019, that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration was fair, from a financial point of view, to holders of BVBC common stock, and the holders of BVBC Series B preferred stock;

•
that the merger consideration represents a premium to market of 44.9% per fully-diluted share, based on the closing prices of BVBC common stock and Heartland common stock on January 11, 2019, the most recent day before the date of the decision by the BVBC board of directors to approve the merger agreement;

•
BVBC's closing condition in the merger agreement that Hunton shall have rendered its opinion that the merger will qualify as a "reorganization" within Section 368(a) of the Code, and the BVBC board of directors' expectation that BVBC's stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the merger, except with respect to any cash they receive in lieu of fractional shares of Heartland's common stock;

•
the results of BVBC's due diligence investigation of Heartland, including the BVBC board of directors' opinion of the reputation, competence, business practices, integrity and experience of Heartland and its management;

•	that the merger will result in a combined company with greater financial resources and a higher lending limit than BVBC would have if it were to continue its operations as an independent entity;

•
the anticipated cost savings from expected increases in operating efficiency, reduced payments to vendors and third parties and elimination of duplicative positions, while increasing responsiveness to compliance and regulatory requirements;

•	the geographic synergies between BVBC and Heartland, whereby the merger will diversify the markets in which the combined company operates;

•
that BVBC will be able to pair its strong deposit franchise with Heartland's sizeable loan portfolio thereby enhancing the combined net interest margin and adding Heartland's track record of an ability to grow loans faster than BVBC can do so on a standalone basis;

•	BVBC's size made BVBC susceptible to another economic downturn and BVBC management's view that Heartland's greater resources provides the combined company greater resiliency;

•	that Heartland's breadth and depth of management will offer BVBC greater expertise, an ability to offset staffing deficiencies and succession issues and greater bench strength;

•	that Heartland's extensive trust and wealth management platform will offer BVBC's customers more expansive products and services while providing more scale to BVBC's operations and profitability;

•
BVBC management's view that the merger will allow for greater opportunities for BVBC clients, customers and other constituencies within the communities in which BVBC operates, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by BVBC on an independent basis;

•	the recommendation of BVBC's management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;

•	that upon consummation of the merger, the board of directors of M&JBank will include at least three current members of the BankBV board of directors;

•
that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

•
the likelihood that the merger will be completed based on, among other things, (i) each party's obligation to use all commercially reasonable efforts to obtain regulatory approvals as promptly as practicable and (ii) the limited closing conditions contained in the merger agreement;

•	that the merger agreement provides BVBC with the ability to seek specific performance by Heartland of its obligations under the merger agreement, including to consummate the merger;

•
subject to certain limits set forth in the merger agreement, the merger consideration is a fixed exchange ratio of shares of BVBC common stock to Heartland common stock; as a result, BVBC's stockholders could benefit from an increase in the trading price of Heartland's common stock (or a decrease in the trading price of BVBC's common stock) during the pendency of the merger; and

•
the ability of the BVBC board of directors to change its recommendation that BVBC's stockholders vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement (including the right of Heartland to match any competing bid and the payment of a termination fee).

The special committee and the BVBC board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:

•	the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of BVBC or Heartland;

•
the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate the merger agreement or refuse to consummate the merger;

•
the diversion of time, attention and effort required from BVBC's management and employees, and BVBC employee attrition, during the period prior to the completion of the merger and the potential effect on BVBC's and Heartland's respective business and relationships with customers, service providers and other stakeholders (including creditors), whether or not the merger is completed;

•	the risk that certain members of BVBC's management and employees might choose not to remain employed with the combined company;

•
the requirement that BVBC conduct itself in the ordinary course of business (as defined in the merger agreement) and the other restrictions on the conduct of BVBC's business prior to completion of the merger, which may delay or prevent BVBC from undertaking business opportunities that may arise pending completion of the merger;

•
the potential that certain provisions of the merger agreement prohibiting BVBC from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

•	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of BVBC and Heartland;

•	the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger;

•
the risk that benefits and synergies currently expected to result from the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of BVBC and Heartland;

•
the merger consideration is a fixed exchange ratio of shares of BVBC common stock to Heartland common stock; as a result, BVBC's stockholders could be adversely affected by a decrease in the trading price of Heartland common stock (or an increase in the trading price of BVBC's common stock) during the pendency of the merger; and

•	the interests that certain officers and directors of BVBC have in the merger.

The special committee and the BVBC board of directors also considered in their deliberations concerning the combined company as a Delaware entity the following:

•	the ability of the combined company to draw upon well-established principles of corporate governance in making legal and business decisions;

•
the expertise of the Delaware courts in dealing with corporate issues, including the Court of Chancery, which has exclusive jurisdiction over matters relating to the Delaware General Corporation Law and in most cases has the ability to process corporate litigation relatively quickly and effectively;

•
the substantial body of case law that has been developed by the Delaware courts construing Delaware corporate law, which will enhance the relative clarity and predictability of the laws applicable to the combined company;

•
that the Delaware General Assembly regularly considers and adopts statutory amendments that the Corporation Law Section of the Delaware State Bar Association proposes in an effort to ensure that the Delaware General Corporation Law continues to be responsive to the changing needs of businesses;

•	enhanced ability of the majority of stockholders to exercise control because Delaware law does not require cumulative voting; and

•	enhanced ability to attract and retain directors and officers, including with respect to candidates who already are familiar with Delaware corporate law from their past business experience.

The foregoing discussion of information and factors considered by the special committee and the BVBC board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the special committee and the BVBC board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the special committee and the BVBC board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.
Based on the factors described above, the BVBC board of directors determined that the merger of BVBC with Heartland and the merger of BankBV with M&JBank were advisable and in the best interests of BVBC stockholders and unanimously approved the merger agreement.
Recommendation of BVBC's Board of Directors
The BVBC board of directors unanimously recommends that you vote "FOR" the merger proposal.
Opinion of BVBC's Financial Advisor
On August 29, 2018, BVBC entered into an engagement agreement with Davidson to render financial advisory and investment banking services to BVBC. As part of its engagement, Davidson agreed to assist BVBC in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between BVBC and another corporation or business entity. Davidson also agreed to provide BVBC's board of directors with an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of BVBC's common stock in the proposed merger. BVBC engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with BVBC and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On January 14, 2019, the BVBC board of directors held a meeting to evaluate the proposed merger with Heartland. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the BVBC board of directors that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to the holders of BVBC's common stock in the proposed merger.
The full text of Davidson's written opinion, dated January 14, 2019, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. BVBC’s stockholders are urged to read the opinion in its entirety.
Davidson's opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the BVBC board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of BVBC's common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of BVBC to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by BVBC or BVBC's board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to BVBC, its stockholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the exchange ratio. BVBC and Heartland determined the exchange ratio through the negotiation process of the transaction. The opinion does not express any view as to the amount or nature of the compensation to any of BVBC's or Heartland's officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Davidson's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Davidson has reviewed the registration statement on Form S‑4 of which this proxy statement/prospectus is a part and consented to the inclusion of its opinion to the BVBC board of directors as Appendix C to this proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.3 to the registration statement on Form S‑4.
In connection with rendering its opinion, Davidson reviewed, among other things, the following:

•	a draft of the merger agreement dated January 12, 2019;

•
certain financial statements and other historical financial and business information about Heartland and BVBC made available to Davidson from published sources and/or from the internal records of Heartland and BVBC that Davidson deemed relevant;

•
certain publicly available analyst earnings estimates for Heartland for the years ending December 31, 2018 and December 31, 2019 extrapolated for Heartland for the years ending December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by Heartland's management, in each case as discussed with and confirmed by senior management of Heartland and/or its advisors;

•
financial projections for BVBC for the years ending December 31, 2018 and December 31, 2019 extrapolated for BVBC for the years ending December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by BVBC management, in each case as discussed with and confirmed by senior management of BVBC;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

•	the relative contributions of BVBC and Heartland to the combined company;

•	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings; and

•
such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant, including discussions with management and other representatives and advisors of BVBC and Heartland concerning the business, financial condition, results of operations and prospects of BVBC and Heartland.

In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for Davidson. Davidson relied on the assurances of management of BVBC that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BVBC or Heartland. In addition, Davidson did not assume any obligation to conduct, nor did Davidson conduct any physical inspection of the properties or facilities of BVBC or Heartland and was not provided with any reports of such physical inspections. Davidson assumed that there has been no material change in BVBC’s or Heartland's business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to Davidson.
With respect to the financial projections and other estimates (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the proposed merger) provided to or otherwise reviewed by or discussed with Davidson, Davidson has been advised by management of BVBC that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of BVBC as to the future financial performance of BVBC and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the proposed merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. Davidson assumes no responsibility for and expresses no opinion as to these forecasts and analyses or the assumptions on which they were based.
Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has Davidson assessed the adequacy of the allowance for loan losses of BVBC or Heartland. Davidson has not reviewed any individual credit files relating to BVBC or Heartland. Davidson assumed that the respective allowances for loan losses for both BVBC and Heartland are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson did not make an independent evaluation of the quality of BVBC's or Heartland's deposit base, nor has Davidson independently evaluated potential deposit concentrations or the deposit composition of BVBC or Heartland. Davidson did not make an independent evaluation of the quality of BVBC's or Heartland's investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of BVBC or Heartland.
Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to Davidson's analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to Davidson's analysis. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on the Company or the contemplated benefits of the merger.
Davidson assumed in all respects material to its analysis that BVBC and Heartland will remain as going concerns for all periods relevant to its analysis. Davidson's opinion was necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to BVBC's board of directors.
Davidson's opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.
Davidson also expresses no opinion as to the actual value of Heartland's common stock when issued in the proposed merger or the prices at which BVBC's common stock or Heartland's common stock will trade following announcement of the proposed merger or at any future time.
Davidson has not evaluated the solvency or fair value of BVBC or Heartland under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Davidson's opinion is not a solvency opinion and does not in any way address the solvency or financial condition of BVBC or Heartland. Davidson does not express any opinion as to the impact of the proposed merger on the solvency or viability of BVBC or Heartland or the ability of BVBC or Heartland to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of January 11, 2019, and is not necessarily indicative of market conditions after such date.
Implied Valuation Multiples for BVBC based on the Merger Consideration. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of common stock of BVBC outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3271 shares of Heartland common stock (the "exchange ratio"). The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Heartland common stock on January 11, 2019, of $45.68, the exchange ratio represented an implied value of $14.94 per fully diluted share of BVBC common Stock and aggregate deal consideration of $94.4 million. Based upon financial information as of or for the twelve month period ended September 30, 2018 and other financial and market information described below, Davidson calculated the following transaction ratios:

Transaction Ratios
	Per FD Share(1)	Aggregate
Transaction Price / Q3 2018 Year-to-Date Net Income (Annualized)	14.2x	14.2x
Transaction Price / LTM Net Income	39.4x	39.4x
Transaction Price / LTM "Core" Net Income(2)	15.7x	15.7x
Transaction Price / 2018 Est. Net Income(3)	14.3x	14.3x
Transaction Price / 2019 Est. Unadjusted Budgeted Net Income(3)	11.6x	11.6x
Transaction Price / 2019 Est. Adjusted Budgeted Net Income Due to Durbin Amendment(3)(4)	11.8x	11.8x
Transaction Price / Book Value	185.6%	185.6%
Transaction Price / Tangible Book Value	185.6%	185.6%
Tangible Book Premium / Core Deposits(5)	—%	8.1%
Transaction Price / BVBC's Primary Share Closing Price as of 1/11/19(6)	32.8%
Transaction Price / BVBC's Fully Diluted Share Closing Price as of 1/11/19(7)	44.9%
_________________

(1)	Includes conversion of BVBC Series B preferred stock and remaining unvested restricted stock units.

(2)	Last Twelve Months "core" net income adjusts for non-cash Tax Reform Act change that occurred in the fourth quarter of 2017.

(3)	Financial projections in 2018 and 2019 based on management budget, as discussed with and confirmed by BVBC management.

(4)	Adjusted Net Income for 2019 incorporates adverse impact from partial loss of interchange revenue due to Durbin Amendment.

(5)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

(6)	Based on BVBC's Primary Share Closing Price as of January 11, 2019 of $11.25.

(7)	Based on BVBC's Implied Fully Diluted Share Closing Price as of January 11, 2019 of $10.31.

Stock Price Performance of Heartland and BVBC. Davidson reviewed the history of the reported trading prices and volume of BVBC and Heartland common stock and certain stock indices, including the S&P 500, the KBW Nasdaq Regional Bank Index and the NASDAQ Bank Index. Davidson compared the stock price performance of BVBC or Heartland with the performance of the S&P 500, the KBW Nasdaq Regional Banking Index and the NASDAQ Bank Index as follows:

One Year Stock Performance
	Beginning Index Value on 1/11/18	Ending Index Value on 1/11/19
S&P 500	100.0%	93.8%
KBW Nasdaq Regional Banking Index	100.0%	81.7%
Heartland	100.0%	83.7%
BVBC	100.0%	95.7%

Three Year Stock Performance
	Beginning Index Value on 1/11/16	Ending Index Value on 1/11/19
S&P 500	100.0%	135.0%
KBW Nasdaq Regional Banking Index	100.0%	127.0%
NASDAQ Bank	100.0%	130.6%
Heartland	100.0%	162.9%

Five Year Stock Performance
	Beginning Index Value on 1/11/14	Ending Index Value on 1/11/19
S&P 500	100.0%	140.9%
KBW Nasdaq Regional Banking Index	100.0%	122.0%
NASDAQ Bank	100.0%	134.4%
Heartland	100.0%	172.4%

Ten Year Stock Performance
	Beginning Index Value on 1/11/09	Ending Index Value on 1/11/19
S&P 500	100.0%	291.6%
KBW Nasdaq Regional Banking Index	100.0%	186.2%
NASDAQ Bank	100.0%	188.4%
Heartland	100.0%	238.9%

Fifteen Year Stock Performance
	Beginning Index Value on 1/11/04	Ending Index Value on 1/11/19
S&P 500	100.0%	231.4%
NASDAQ Bank	100.0%	119.8%
Heartland	100.0%	243.6%
Contribution Analysis. Davidson analyzed the relative contribution of BVBC and Heartland to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization; (ii) net income available for common stockholders during the preceding twelve months ended September 30, 2018; (iii) estimates for Heartland GAAP net income in 2018 and 2019 based on publicly available consensus earnings estimates and estimates for BVBC GAAP net income in 2018 and 2019 based on BVBC management's budget; (iv) BVBC adjusted net income which includes an adverse net income impact from loss of interchange fees as a result of the Durbin Amendment; (v) total assets; (vi) total investment securities; (vii) gross loans; (viii) total deposits; (ix) non-interest bearing demand deposits; (x) non-maturity deposits; and (xi) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of BVBC or Heartland stockholders in the combined company based on the exchange ratio:

Contribution Analysis
	Heartland Stand-alone	Heartland % of Total	BVBC Stand-alone	BVBC % of Total
Market Capitalization
Market Capitalization (1/11/19) (in thousands)	$1,574,743	96.0%	$65,824	4.0%
Income Statement - Historical
LTM Net Income (in thousands)(1)(2)	$98,529	94.3%	$5,993	5.7%
Income Statement - Projections
2018 Est. Net Income (in thousands)(3)(4)	$119,430	94.8%	$6,607	5.2%
2019 Est. Unadjusted Budgeted Net Income (in thousands)(3)(4)	$145,313	94.7%	$8,143	5.3%
2019 Est. Adj. Budgeted Net Income (in thousands) Due to Durbin Amendment(3)(4)(5)	$145,313	94.8%	$7,971	5.2%
2020 Est. Unadjusted Net Income (in thousands)(3)(4)	$152,511	94.7%	$8,534	5.3%
2020 Est. Adj. Net Income (in thousands) Due to Durbin Amendment(3)(4)(5)	$152,511	94.9%	$8,171	5.1%
Balance Sheet
Total Assets (in thousands)	$11,335,132	94.0%	$729,123	6.0%
Total Investment Securities (in thousands)	$2,540,779	96.1%	$103,908	3.9%
Gross Loans, Inc. Loans HFS (in thousands)	$7,443,220	93.3%	$533,409	6.7%
Loan Loss Reserve (in thousands)	$61,221	90.9%	$6,122	9.1%
Total Deposits (in thousands)	$9,562,475	94.0%	$607,483	6.0%
Non-Interest Bearing Demand Deposits (in thousands)	$3,427,819	95.4%	$163,722	4.6%
Non-Maturity Deposits (in thousands)	$8,386,249	94.2%	$514,929	5.8%
Tangible Common Equity (in thousands)	$838,654	94.3%	$50,847	5.7%
Pro Forma Ownership
Merger - Actual - Based on 0.3271 Exchange Ratio		94.3%		5.7%
_________________
Note: Pro forma contributions does not include any purchase accounting or merger adjustments.

(1)	Reported net income for the preceding twelve months ending September 30, 2018 for Heartland.

(2)	BVBC Last Twelve Months net income adjusts for non-cash Tax Reform Act change that occurred in the fourth quarter of 2017.

(3)	Financial projections for Heartland in 2018 and 2019 based on publicly available consensus Street estimates, as discussed with and confirmed by Heartland management.

(4)	Financial projections for BVBC in 2018 and 2019 based on management budget, as discussed with and confirmed by BVBC management.

(5)	Adjusted Net Income for 2019 and 2020 incorporate adverse impact from partial loss of interchange revenue due to Durbin Amendment.

BVBC Comparable Companies Analysis. Davidson used publicly available information to compare selected financial and market trading information for BVBC and a group of 13 financial institutions selected by Davidson which: (i) were headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio or Wisconsin; (ii) had their common stock listed on the NYSE, NASDAQ or an over-the-counter exchange; (iii) had assets between $500 million and $2 billion; (iv) had a tangible common equity ratio less than 8.00%; and (v) were not pending merger targets. The 13 financial institutions were as follows:

Commercial National Financial Corp.	Marquette National Corporation
Fentura Financial Inc.	Oconomowoc Bancshares, Inc.
Guaranty Federal Bancshares	Southern Michigan Bancorp, Inc.
Hawthorn Bancshares, Inc.	Tri-County Financial Group, Inc.
Heartland BancCorp	Town and Country Financial Corp.
Isabella Bank Corporation	United Bancshares, Inc.
Landmark Bancorp, Inc.

The analysis compared the financial condition and market performance of BVBC and the 13 financial institutions identified above based on publicly available financial and market trading information for BVBC and the 13 financial institutions as of and for the twelve-month or three-month period ended September 30, 2018. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after September 30, 2018. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	BVBC	Median	Average	Low	High
Total Assets (in millions)	$728.4	$966.4	$1,065.0	$519.1	$1,833.7
Non-Performing Assets / Total Assets	0.08%	0.96%	1.07%	0.27%	2.27%
Tangible Common Equity Ratio	6.52%	7.23%	7.04%	5.89%	7.93%
Net Interest Margin (LTM)	3.54%	3.50%	3.51%	2.97%	4.06%
Cost of Deposits (LTM)	0.43%	0.67%	0.60%	0.18%	0.96%
Non-Interest Income / Assets	0.72%	0.98%	0.99%	0.35%	1.65%
Efficiency Ratio (LTM)	72.93%	70.02%	70.58%	61.75%	82.24%
Return on Average Equity (LTM)	12.60%	9.92%	10.05%	6.12%	16.77%
Return on Average Assets (LTM)	0.85%	0.84%	0.84%	0.40%	1.27%

Market Performance Multiple
		Comparable Companies
	BVBC	Median	Average	Low	High
Market Capitalization (in millions)	$65.8	$95.5	$103.4	$45.4	$180.6
Price Change (LTM)	(4.26)%	(3.38)%	(2.01)%	(17.42)%	15.73%
Price Change (YTD)	—%	(0.13)%	0.12%	(4.52)%	9.80%
Price / LTM Earnings Per Share(1)(2)	10.3x	12.2x	12.6x	7.1x	24.5x
Price / Tangible Book Value Per Share	142.25%	132.71%	134.21%	111.94%	161.31%
Tangible Book Premium / Core Deposits(3)	3.53%	3.86%	3.99%	0.76%	11.38%
Dividend Yield (Most Recent Quarter)	—%	2.35%	2.43%	0.98%	4.54%
_________________

(1)	BVBC Last Twelve Months net income adjusts for non-cash Tax Reform Act change that occurred in the fourth quarter of 2017.

(2)	Total price to actual reported last twelve months EPS for BVBC is 26.2x.

(3)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

Heartland Comparable Companies Analysis. Davidson used publicly available information to compare selected financial and market trading information for Heartland and a group of 22 financial institutions selected by Davidson which: (i) were headquartered in the Arkansas, Arizona, Colorado, Iowa, Idaho, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, Nebraska, New Mexico, Nevada, Ohio, Oklahoma, Tennessee, Texas, Utah or Wisconsin; (ii) had their common stock listed on the NASDAQ or NYSE; (iii) had assets between $5.0 billion and $20.0 billion; (iv) had a return on average assets greater than 0.00%; and (iv) were not pending merger targets. These 22 financial institutions were as follows:

1st Source Corporation	Glacier Bancorp, Inc.
BancFirst Corporation	Home BancShares, Inc.
Cadence Bancorporation	Independent Bank Group, Inc.
Enterprise Financial Services Corp.	International Bancshares Corporation
FB Financial Corporation	LegacyTexas Financial Group, Inc.
First Busey Corporation	Midland States Bancorp, Inc.
First Financial Bancorp	National Bank Holdings Corporation
First Financial Bankshares, Inc.	Old National Bancorp
First Interstate BancSystem, Inc.	Park National
First Merchants Corporation	Simmons First National Corporation
First Midwest Bancorp, Inc.	Southside Bancshares, Inc.

The analysis compared the financial condition and market performance of Heartland and the 22 financial institutions identified above based on publicly available financial and market trading information for Heartland and the 22 financial institutions as of and for the twelve-month or three-month period ended September 30, 2018. The analysis also compared the 2018 and 2019 earnings per share multiples for Heartland and the 22 financial institutions identified above based on publicly available consensus Street estimates for Heartland and the 22 financial institutions. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after September 30, 2018. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	HTLF	Median	Average	Low	High
Total Assets (in millions)	$11,335.1	$9,435.0	$10,013.7	$5.058.2	$17,567.8
Non-Performing Assets / Total Assets	0.64%	0.61%	0.61%	0.16%	1.21%
Tangible Common Equity Ratio	7.70%	9.30%	9.41%	7.03%	13.63%
Net Interest Margin (LTM)	4.29%	3.81%	3.86%	3.16%	4.70%
Cost of Deposits (LTM)	0.33%	0.54%	0.51%	0.19%	0.90%
Non-Interest Income / Assets	1.00%	1.06%	1.11%	0.46%	2.95%
Efficiency Ratio (LTM)	65.00%	53.60%	54.40%	37.40%	66.20%
Return on Average Equity (LTM)	8.95%	10.72%	10.18%	4.71%	15.52%
Return on Average Assets (LTM)	0.95%	1.28%	1.28%	0.49%	1.99%

Market Performance Multiple
		Comparable Companies
	HTLF	Median	Average	Low	High
Market Capitalization (in millions)	$1,575	$1,994	$1,954	$549	$4,048
Price Change (LTM)	(16.26)%	(16.55)%	(13.94)%	(38.34)%	26.21%
Price Change (YTD)	3.94%	4.29%	4.41%	(10.10)%	12.53%
Price / LTM Earnings Per Share	15.1x	14.1x	16.3x	9.9x	31.3x
Price / 2018 Est. Earnings Per Share(1)	12.3x	12.6x	13.1x	8.3x	27.0x
Price / 2019 Est. Earnings Per Share(1)	10.9x	11.1x	12.1x	7.9x	25.6x
Price / Tangible Book Value Per Share	187.77%	198.87%	211.29%	132.45%	496.47%
Tangible Book Premium / Core Deposits(2)	8.02%	12.98%	15.59%	4.14%	54.77%
Dividend Yield (Most Recent Quarter)	1.23%	2.43%	2.54%	0.88%	4.27%
_________________

(1)	Earnings per share estimates based on publicly available consensus Street estimates.

(2)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

Precedent Transactions Analysis. Davidson reviewed three sets of precedent merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Kansas and Missouri Transactions,” (2) “Midwest Transactions,” and (3) “Nationwide Transactions.”
“Kansas and Missouri Transactions” included 21 transactions where:

•	the selling company was a bank or thrift headquartered in Kansas or Missouri;

•	the selling company’s total assets were between $175 million and $2 billion;

•	the transaction was announced between January 1, 2014 and January 11, 2019;

•	the selling company’s return on average assets over the last twelve months was greater than 0.00%;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

“Midwest Transactions” included 28 transactions where:

•	the selling company was a bank headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio or Wisconsin;

•	the selling company's total assets were between $500 million and $2.0 billion;

•	the selling company's return on average assets over the last twelve months was greater than 0.00%;

•	the selling company was based in a metropolitan statistical area market;

•	the transaction was announced between January 1, 2015 and January 11, 2019;

•	the transaction's pricing information was publicly available; and

•	the transaction was not a merger of equals.

“Nationwide Transactions” included 60 transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company's total assets were between $500 million and $1.5 billion;

•	the selling company's return on average assets over the last twelve months greater than 0.00%;

•	the selling company’s tangible common equity ratio was below 15.0%;

•	the selling company was based in a metropolitan statistical area market;

•	the transaction was announced between January 1, 2016 and January 11, 2019;

•	the transaction’s pricing information was publicly available;

•	the buying company was not an investor group; and

•	the transaction was not a merger of equals.

The following tables set forth the transactions included in “Kansas and Missouri Transactions,” “Midwest Transactions,” and “Nationwide Transactions,” and are sorted by announcement date:

Kansas and Missouri Transactions
Announcement Date	Acquirer	Target
11/13/2018*
10/22/2018*
06/12/2018
05/10/2018
04/30/2018
04/18/2018
03/06/2018
12/18/2017
06/26/2017
03/15/2017
01/11/2017
10/11/2016
07/14/2016
05/24/2016
12/08/2015
12/03/2015
06/22/2015
12/22/2014
05/28/2014
05/23/2014
02/25/2014

Simmons First National Corporation
Foote Financial Shares, LLC
Southern Missouri Bancorp, Inc.
Stifel Financial Corp.
Capitol Federal Financial, Inc.
QCR Holdings, Inc.
RCB Holding Company, Inc.
Equity Bancshares, Inc.
National Bank Holdings Corporation
Topeka Bancorp, Inc.
Southern Missouri Bancorp, Inc.
Enterprise Financial Services Corp
OakStar Bancshares
RCB Holding Company
BOK Financial Corp.
First Busey Corporation
Bear State Financial
Stupp Bros., Inc.
Simmons First National Corp.
First Business Financial Services
Southern Missouri Bancorp

Reliance Bancshares, Inc.
Peoples State Bank
Gideon Bancshares, Inc.
Business Bancshares, Inc.
Capital City Bancshares, Inc.
Springfield Bancshares, Inc.
Central B&T Co.
Kansas Bank Corporation
Peoples, Inc.
Kaw Valley Bancorp, Inc.
Tammcorp, Inc.
Jefferson County Bancshares, Inc.
Bancshares of Urbana, Inc.
Cornerstone Alliance, Ltd.
MBT Bancshares, Inc.
Pulaski Financial Corp.
Metropolitan National Bank
Southern Banc. Corp
Liberty Bancshares, Inc.
Aslin Group, Inc.
Peoples Service Company

_________________
* Indicates the transaction was pending as of January 11, 2019.

Midwest Transactions
Announcement Date	Acquirer	Target
01/07/2019*
12/06/2018*
11/13/2018*
10/29/2018*
10/10/2018*
08/22/2018*
08/22/2018*
06/21/2018
05/22/2018
05/10/2018
04/18/2018
11/27/2017
10/16/2017
06/26/2017
03/13/2017
02/17/2017
02/06/2017
12/19/2016
10/11/2016
10/03/2016
05/23/2016
05/03/2016
04/26/2016
12/08/2015
12/03/2015
11/30/2015
11/12/2015
01/06/2015

First Financial Corporation
First Midwest Bancorp, Inc.
Simmons First National Corporation
Horizon Bancorp, Inc.
First Merchants Corporation
First Busey Corporation
MidWestOne Financial Group, Inc.
Old National Bancorp
German American Bancorp, Inc.
Stifel Financial Corp.
QCR Holdings, Inc.
Byline Bancorp, Inc.
Midland States Bancorp, Inc.
National Bank Holdings Corporation
First Busey Corporation
First Merchants Corporation
First Busey Corporation
MainSource Financial Group, Inc.
Enterprise Financial Services Corp.
First Commonwealth Financial Corp.
QCR Holdings, Inc.
WesBanco, Inc.
First Mid-Illinois Bancshares, Inc.
BOK Financial Corporation
First Busey Corporation
Great Western Bancorp, Inc.
First Midwest Bancorp, Inc.
Chemical Financial Corporation

HopFed Bancorp, Inc.
Bridgeview Bancorp, Inc.
Reliance Bancshares, Inc.
Salin Bancshares, Inc.
MBT Financial Corp.
Banc Ed Corp.
ATBancorp
Klein Financial, Inc.
First Security, Inc.
Business Bancshares, Inc.
Springfield Bancshares, Inc.
First Evanston Bancorp, Inc.
Alpine Bancorporation, Inc.
Peoples, Inc.
Mid Illinois Bancorp, Inc.
Independent Alliance Banks, Inc.
First Community Financial Partners, Inc.
FCB Bancorp, Inc.
Jefferson County Bancshares, Inc.
DCB Financial Corp
Community State Bank
Your Community Bankshares, Inc.
First Clover Leaf Financial Corp.
MBT Bancshares, Inc.
Pulaski Financial Corp.
HF Financial Corp.
NI Bancshares Corporation
Lake Michigan Financial Corporation

_________________
* Indicates the transaction was pending as of January 11, 2019.

Nationwide Transactions
Announcement Date	Acquirer	Target
01/07/2019*
12/06/2018*
12/05/2018*
11/16/2018*
11/13/2018*
11/01/2018*
10/29/2018*
10/11/2018*
10/10/2018*
10/01/2018*
09/13/2018*
08/22/2018*
07/25/2018
07/12/2018
06/11/2018
05/22/2018
05/10/2018
04/30/2018
04/25/2018
04/24/2018
04/18/2018
04/18/2018
04/09/2018
02/26/2018
02/12/2018
01/16/2018
12/19/2017
12/12/2017
12/11/2017
11/28/2017
11/27/2017
11/27/2017
11/17/2017
11/07/2017
10/16/2017
08/23/2017
08/09/2017
07/26/2017
06/27/2017
05/22/2017
03/13/2017
02/17/2017
02/13/2017
02/06/2017
01/31/2017
01/17/2017
12/14/2016
11/30/2016
10/18/2016
10/11/2016
10/03/2016
06/27/2016
06/22/2016
05/23/2016
05/03/2016
04/26/2016
03/16/2016
03/10/2016
02/10/2016
01/28/2016

First Financial Corporation
First Midwest Bancorp, Inc.
Cambridge Bancorp
First Citizens BancShares, Inc.
Simmons First National Corporation
Enterprise Financial Services Corp
Horizon Bancorp, Inc.
First Interstate BancSystem, Inc.
First Merchants Corporation
American National Bankshares Inc.
Park National Corporation
MidWestOne Financial Group, Inc.
Banner Corporation
ConnectOne Bancorp, Inc.
Seacoast Banking Corporation of Florida
German American Bancorp, Inc.
Stifel Financial Corp.
Allegiance Bancshares, Inc.
First Interstate BancSystem, Inc.
National Commerce Corporation
BancorpSouth Bank
QCR Holdings, Inc.
Triumph Bancorp, Inc.
First Choice Bancorp
Mechanics Bank
Mid Penn Bancorp, Inc.
First Foundation Inc.
Heartland Financial USA, Inc.
TriCo Bancshares
Independent Bank Group, Inc.
Byline Bancorp, Inc.
FCB Financial Holdings, Inc.
Ameris Bancorp
First Federal Bancorp, MHC
Midland States Bancorp, Inc.
Home Bancorp, Inc.
Pacific Premier Bancorp, Inc.
Heritage Financial Corporation
United Community Banks, Inc.
SmartFinancial, Inc.
First Busey Corporation
First Merchants Corporation
Heartland Financial USA, Inc.
First Busey Corporation
Bryn Mawr Bank Corporation
Renasant Corporation
Veritex Holdings, Inc.
CenterState Banks, Inc.
CenterState Banks, Inc.
Enterprise Financial Services Corp
First Commonwealth Financial Corp.
Berkshire Hills Bancorp, Inc.
First Bancorp
QCR Holdings, Inc.
Revere Bank
First Mid-Illinois Bancshares, Inc.
Guaranty Bancorp
Midland Financial Co.
Hampton Roads Bankshares, Inc.
Pinnacle Financial Partners, Inc.

HopFed Bancorp, Inc.
Bridgeview Bancorp, Inc.
Optima Bank & Trust Company
Biscayne Bancshares, Inc.
Reliance Bancshares, Inc.
Trinity Capital Corporation
Salin Bancshares, Inc.
Idaho Independent Bank
MBT Financial Corp.
HomeTown Bankshares Corporation
CAB Financial Corporation
ATBancorp
Skagit Bancorp, Inc.
Greater Hudson Bank
First Green Bancorp, Inc.
First Security, Inc.
Business Bancshares, Inc.
Post Oak Bancshares, Inc.
Northwest Bancorporation, Inc.
Landmark Bancshares, Inc.
Icon Capital Corporation
Springfield Bancshares, Inc.
First Bancorp of Durango, Inc.
Pacific Commerce Bancorp
Learner Financial Corporation
First Priority Financial Corp.
PBB Bancorp
First Bank Lubbock Bancshares, Inc.
FNB Bancorp
Integrity Bancshares, Inc.
First Evanston Bancorp, Inc.
Floridian Community Holdings, Inc.
Atlantic Coast Financial Corporation
Coastal Banking Company, Inc.
Alpine Bancorporation, Inc.
Saint Martin Bancshares, Inc.
Plaza Bancorp
Puget Sound Bancorp, Inc.
Four Oaks Fincorp, Inc.
Capstone Bancshares, Inc.
Mid Illinois Bancorp, Inc.
Independent Alliance Banks, Inc.
Citywide Banks of Colorado, Inc.
First Community Financial Partners, Inc.
Royal Bancshares of Pennsylvania, Inc.
Metropolitan BancGroup, Inc.
Sovereign Bancshares, Inc.
Gateway Financial Hldgs of Florida, Inc.
Platinum Bank Holding Company
Jefferson County Bancshares, Inc.
DCB Financial Corp
First Choice Bank
Carolina Bank Holdings, Inc.
Community State Bank
Monument Bank
First Clover Leaf Financial Corp.
Home State Bancorp
1st Century Bancshares, Inc.
Xenith Bankshares, Inc.
Avenue Financial Holdings, Inc.

_________________
* Indicates the transaction was pending as of January 11, 2019.

For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

•	transaction price compared to tangible book value on a per share basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of BVBC as of or for the three-month period ended September 30, 2018. The table below sets forth the results of this analysis.

Financial Condition and Performance
		Kansas & Missouri				Midwest				Nationwide
	BVBC	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$728.4	$438.3	$555.3	$186.1	$1,521.7	$1,007.7	$1,038.4	$523.1	$1,972.2	$799.3	$862.5	$510.8	$1,492.9
Return on Average Assets (LTM)(1)	0.85%	0.83%	0.9%	0.01%	2.33%	0.82%	0.79%	0.01%	2.33%	0.78%	0.81%	0.02%	1.69%
Return on Average Equity (LTM)(1)	12.60%	7.67%	9.15%	0.08%	22.67%	8.09%	8.28%	0.08%	22.67%	7.83%	8.42%	0.21%	20.71%
Tangible Common Equity Ratio	6.52%	8.99%	8.81%	5.05%	12.05%	9.27%	9.02%	5.05%	12.01%	9.10%	9.12%	5.59%	12.01%
Core Deposits / Deposits	87.10%	90.60%	87.10%	64.90%	98.90%	90.70%	87.10%	58.30%	99.60%	86.90%	86.70%	56.10%	99.60%
Loans / Deposits	87.80%	87.40%	85.30%	51.50%	115.70%	87.60%	87.20%	56.60%	115.70%	91.50%	89.80%	59.40%	129.60%
Non-Interest Income / Assets	0.69%	0.63%	1.46%	0.26%	15.84%	0.89%	1.73%	0.26%	15.84%	0.62%	0.96%	0.09%	8.53%
Efficiency Ratio (LTM)	72.90%	68.70%	68.00%	50.60%	95.00%	68.40%	70.50%	50.60%	95.60%	68.10%	68.20%	42.90%	95.60%
Non-Performing Assets / Total Assets	0.08%	1.03%	1.53%	0.06%	6.99%	1.04%	1.10%	0.18%	2.90%	0.78%	1.03%	—%	3.81%
Loan Reserves / Non- Performing Assets	1,050.60%	98.50%	145.70%	24.60%	538.20%	76.70%	127.00%	29.60%	524.80%	115.00%	156.20%	22.70%	678.90%

Transaction Multiples(2)
		Kansas & Missouri				Midwest				Nationwide
	BVBC	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Transaction Price / Tangible Book Value (Per Share)	$728.4	$438.3	$555.3	$186.1	$1,521.7	$1,007.7	$1,038.4	$523.1	$1,972.2	$799.3	$862.5	$510.8	$1,492.9
Transaction Price / LTM EPS	0.85%	0.83%	0.90%	0.01%	2.33%	0.82%	0.79%	0.01%	2.33%	0.78%	0.81%	0.02%	1.69%
Transaction Price / "Core" LTM EPS(1)	12.60%	7.67%	9.15%	0.08%	22.67%	8.09%	8.28%	0.08%	22.67%	7.83%	8.42%	0.21%	20.71%
Tangible Book Premium / Core Deposits(3)	6.52%	8.99%	8.81%	5.05%	12.05%	9.27%	9.02%	5.05%	12.01%	9.10%	9.12%	5.59%	12.01%
_________________

(1)	Last Twelve Months "core" net income adjusts for non-cash Tax Reform Act change that occurred in the fourth quarter of 2017.

(2)	Based on BVBC's Primary Share Closing Price as of 1/11/19 of $11.25.

(3)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits.

Net Present Value Analysis for BVBC. Davidson performed an analysis that estimated the net present value per share of BVBC common stock under various circumstances. The analysis assumed: (i) BVBC performed in accordance with BVBC management's financial forecasts for the years ending December 31, 2018 and December 31, 2019; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by BVBC management. To approximate the terminal value of BVBC common stock at December 31, 2023, Davidson applied price to earnings multiples ranging from 12.0x to 24.0x and multiples of tangible book value ranging from 135.0% to 225.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.83% to 16.83% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BVBC's common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the January 14, 2019 BVBC board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of BVBC common stock of $9.08 to $22.60 when applying the price to earnings multiples to the financial forecasts and $9.66 to $20.04 when applying the multiples of tangible book value to the financial forecasts.

	Earnings Per Share Multiple
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
11.83%	$11.30	$13.19	$15.07	$16.95	$18.84	$20.72	$22.60
12.83%	$10.81	$12.61	$14.41	$16.22	$18.02	$19.82	$21.62
13.83%	$10.34	$12.07	$13.79	$15.51	$17.24	$18.96	$20.69
14.83%	$9.90	$11.55	$13.20	$14.85	$16.50	$18.15	$19.80
15.83%	$9.48	$11.06	$12.64	$14.22	$15.80	$17.38	$18.96
16.83%	$9.08	$10.59	$12.11	$13.62	$15.14	$16.65	$18.16

	Tangible Book Value Per Share Multiple
Discount Rate	135.0%	150.0%	165.0%	180.0%	195.0%	210.0%	225.0%
11.83%	$12.02	$13.19	$15.07	$16.95	$18.84	$20.72	$22.60
12.83%	$11.50	$12.61	$14.41	$16.22	$18.02	$19.82	$21.62
13.83%	$11.00	$12.07	$13.79	$15.51	$17.24	$18.96	$20.69
14.83%	$10.53	$11.55	$13.20	$14.85	$16.50	$18.15	$19.80
15.83%	$10.08	$11.06	$12.64	$14.22	$15.80	$17.38	$18.96
16.83%	$9.66	$10.59	$12.11	$13.62	$15.14	$16.65	$18.16

Davidson also considered and discussed with the BVBC board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming BVBC estimated earnings per share in 2023 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for BVBC common stock, using the same price to earnings multiples of 12.0x to 24.0x and a discount rate of 14.83%.

Variance to 2023 EPS	Earnings Per Share Multiple
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
20.00%	$11.88	$13.86	$15.84	$17.82	$19.80	$21.78	$23.76
15.00%	$11.39	$13.28	$15.18	$17.08	$18.98	$20.87	$22.77
10.00%	$10.89	$12.71	$14.52	$16.34	$18.15	$19.97	$21.78
5.00%	$10.40	$12.13	$13.86	$15.59	$17.33	$19.06	$20.79
—%	$9.90	$11.55	$13.20	$14.85	$16.50	$18.15	$19.80
(5.00)%	$9.41	$10.97	$12.54	$14.11	$15.68	$17.24	$18.81
(10.00)%	$8.91	$10.40	$11.88	$13.37	$14.85	$16.34	$17.82
(15.00)%	$8.42	$9.82	$11.22	$12.62	$14.03	$15.43	$16.83
(20.00)%	$7.92	$9.24	$10.56	$11.88	$13.20	$14.52	$15.84

Illustrative Net Present Value Analysis for Pro Forma BVBC and Heartland. For illustrative purposes, Davidson performed an analysis that estimated the net present value per share of BVBC common stock if reinvested in Heartland, under various circumstances, including the impact of the merger with Heartland. The analysis assumed (i) BVBC performed in accordance with management budget for the years ending December 31, 2018 and December 31, 2019, (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by BVBC and Heartland management; and (iii) the pro forma financial impact of the merger with Heartland including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by BVBC and Heartland management and/or Heartland's advisors. The analysis also assumed (i) Heartland performed in accordance with publicly available consensus Street estimates for the years ending December 31, 2018 and December 31, 2019, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by BVBC and Heartland management. To approximate the terminal value of Heartland common stock at December 31, 2023, Davidson applied price to earnings multiples of 11.0x to 21.0x and multiples of tangible book value ranging from 145.0% to 220.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.06% to 14.06% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Heartland’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the January 14, 2019 BVBC board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates an imputed range of values per share of BVBC common stock, after adjusting for the exchange ratio of 0.3271, of $10.08 to $23.28 when applying the price to earnings multiples to the financial forecasts and $12.00 to $22.30 when applying the multiples of tangible book value to the financial forecasts.

	Earnings Per Share Multiple
Discount Rate	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
9.06%	$12.55	$14.70	$16.84	$18.99	$21.13	$23.28
10.06%	$12.00	$14.05	$16.10	$18.15	$20.20	$22.25
11.06%	$11.48	$13.44	$15.40	$17.36	$19.32	$21.28
12.06%	$10.99	$12.86	$14.74	$16.61	$18.48	$20.36
13.06%	$10.52	$12.32	$14.11	$15.90	$17.69	$19.48
14.06%	$10.08	$11.80	$13.51	$15.23	$16.94	$18.65

	Tangible Book Value Per Share Multiple
Discount Rate	145.0%	160.0%	175.0%	190.0%	205.0%	220.0%
9.06%	$14.95	$16.42	$17.89	$19.36	$20.83	$22.30
10.06%	$14.30	$15.70	$17.11	$18.51	$19.91	$21.32
11.06%	$13.68	$15.02	$16.36	$17.70	$19.04	$20.39
12.06%	$13.09	$14.37	$15.65	$16.94	$18.22	$19.50
13.06%	$12.53	$13.76	$14.98	$16.21	$17.44	$18.67
14.06%	$12.00	$13.17	$14.35	$15.52	$16.70	$17.87

Davidson also considered and discussed with the BVBC board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Heartland’s pro forma estimated earnings per share in 2023 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for BVBC common stock, after adjusting for the exchange ratio of 0.3271, using the same price to earnings multiples of 11.0x to 21.0x, and using a discount rate of 11.06%.

Variance to 2023 EPS	Earnings Per Share Multiple
	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
20.00%	$13.64	$15.99	$18.34	$20.69	$23.04	$25.39
15.00%	$13.10	$15.35	$17.61	$19.86	$22.11	$24.37
10.00%	$12.56	$14.72	$16.87	$19.03	$21.18	$23.34
5.00%	$12.02	$14.08	$16.14	$18.19	$20.25	$22.31
—%	$11.48	$13.44	$15.40	$17.36	$19.32	$21.28
(5.00)%	$10.94	$12.81	$14.67	$16.53	$18.39	$20.25
(10.00)%	$10.41	$12.17	$13.93	$15.70	$17.46	$19.22
(15.00)%	$9.87	$11.53	$13.20	$14.86	$16.53	$18.19
(20.00)%	$9.33	$10.89	$12.46	$14.03	$15.60	$17.17

Financial Impact Analysis. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of BVBC and Heartland. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Heartland. In the course of this analysis, Davidson used the publicly available consensus Street estimates for Heartland for the years ending December 31, 2018 and December 31, 2019, and used management's budget for BVBC for the years ending December 31, 2018 and December 31, 2019 provided by BVBC management. This analysis indicated that the merger is expected to be accretive to Heartland's estimated earnings per share beginning in 2019, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be accretive to tangible book value per share for Heartland and that Heartland would maintain capital ratios in excess of those required for Heartland to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by BVBC and Heartland prior to and following the merger will vary from the projected results, and the variations may be material.

Davidson prepared its analyses for purposes of providing its opinion to BVBC's board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of BVBC's common stock in the proposed merger and to assist BVBC's board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of BVBC, Heartland or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.
Davidson's opinion was one of many factors considered by BVBC's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of BVBC or management with respect to the merger or the merger consideration.
Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to BVBC in connection with, and participated in certain of the negotiations leading to, the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to BVBC, Heartland and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of BVBC and Heartland for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. BVBC selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement agreement executed on August 29, 2018, BVBC engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement agreement, BVBC agreed to pay Davidson a cash fee of $100,000 concurrently with the rendering of its opinion. BVBC will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 1.00% of the aggregate merger consideration. BVBC has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.
Heartland's Reasons for the Merger
As part of Heartland's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. In reaching its conclusion to adopt and approve the merger agreement, Heartland's board of directors evaluated the merger in consultation with Heartland's financial and legal advisors.
Heartland's board of directors approved the merger because:

•	the merger will expand significantly Heartland's banking operations into a high-growth Kansas City metropolitan banking market;

•
after completion of the merger, the scale of Heartland's banking operations in the Kansas City metropolitan area will be more than doubled, and the bank resulting from merger of BankBV and M&JBank will have more than $1.3 billion in assets;

•	the profitability of Heartland's banking operations in the Kansas City metropolitan area should improve due to cost savings resulting from synergies created by the merger;

•	BankBV is a profitable bank well positioned to achieve additional organic growth and, after combining with M&JBank, possibly acquire other banks in the Kansas City metropolitan area;

•
following the merger, Heartland expects that it will be able to retain local management of its Kansas banking operations by keeping many of the executive officers, directors and client relationship management personnel of BankBV and M&JBank in place;

•	the addition of BankBV's operations to the operations of Heartland's current state bank subsidiaries is strategically attractive and has compelling financial metrics;

•
Heartland believes the acquisition of BankBV has low execution risk, particularly in view of anticipated minimal disruption to M&JBank's existing operations and Heartland's history of successfully executing acquisitions and integrating acquired banks;

•
Heartland and BVBC complement each other because of similar community banking business models, a common focus on customer service, compatible cultures and management and operating styles that are akin;

•	the merger offers the potential for Heartland to increase the services provided to BankBV customers;

•	the merger adds a seasoned management team, including Robert D. Regnier, Chairman, President and Chief Executive Officer of BVBC and BankBV;

•
the merger extends the geographic diversity of Heartland's operations, and is consistent with Heartland's objective of balancing its exposure to economic upswings and downturns in the different geographic markets it serves;

•	the merger is expected to be accretive to Heartland's GAAP earnings per share during the 12 months following completion of the merger in the second quarter of 2019; and

•	the merger is expected to enhance Heartland's long-term stockholder value.

Interests of BVBC's Directors and Executive Officers in the Merger
In considering the recommendation of the BVBC board of directors to approve and adopt the merger agreement, you should be aware that BVBC’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of BVBC stockholders generally, which are described below. The BVBC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.
Treatment of Restricted Stock. The merger agreement provides that, at the effective time of the merger, each unvested BVBC restricted share issued and outstanding immediately prior to the effective time of the merger will become fully vested and be free of any restrictions and be entitled to receive (net of any deductions or withholdings) the same merger consideration that all other shares of BVBC common stock are entitled to receive in the merger.
Payments Under Change in Control Agreements With BVBC. On June 12, 2012, BVBC entered into a change in control agreement with Mr. Robert D. Regnier, and on March 22, 2012, BVBC entered into a change in control agreement with each of Mr. Mark A. Fortino, Mr. Bruce A. Easterly and Mrs. Bonnie McConnaughy (each, a "Change in Control Agreement"). These Change in Control Agreements provide benefits to such executive officers in the event of a change in control (as defined in the Change in Control Agreements) involving BVBC.
The Change in Control Agreements generally provide that, if a change in control occurs during the term of the Change in Control Agreements, each of Mr. Regnier, Mr. Fortino, Mr. Easterly and Mrs. McConnaughy will be entitled to receive a lump sum payment in cash equal to two times the sum of his or her annual base salary at the rate in effect immediately preceding the change in control, plus the cash bonus paid to him or her with respect to the most recently completed fiscal year.
Golden Parachute Compensation. The following table sets forth the estimated potential benefits to BVBC's executive officers in connection with a change in control assuming the completion of the merger on February 8, 2019, the latest practicable date prior to the date of this proxy statement/prospectus. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of the assumptions are based on information not currently available, and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Executive	Cash ($)(1)	Equity ($)(2)	Total ($)
Robert D. Regnier	1,054,068	1,195,977	2,250,045
Mark A. Fortino	679,702	788,730	1,468,432
Bruce A. Easterly	588,784	592,831	1,181,615
Bonnie McConnaughy	296,460	226,829	523,289
_________________

(1)
The amounts reflect cash payments that would be payable under the Change in Control Agreements entered into with each executive officer. The cash payment equals two times the sum of each executive officer’s annual base salary for 2019, plus his or her bonus for 2018.

(2)
Mr. Regnier, Mr. Fortino, Mr. Easterly and Mrs. McConnaughy do not currently have any BVBC restricted shares. On December 19, 2018, BVBC’s compensation committee accelerated the BVBC restricted shares previously granted to Mr. Regnier, Mr. Fortino, Mr. Easterly and Mrs. McConnaughy. Prior to the acceleration as of this date, the BVBC restricted shares were scheduled to vest in 2019 and future years. The amounts reflect the aggregate value of the BVBC restricted shares that would have been held by each of the executive officers on February 8, 2019 had no acceleration occurred calculated using the merger consideration that all holders of shares of BVBC common stock are entitled to receive in the merger. The calculations assume that the merger consideration is $15.47, which is 0.3271 multiplied by $47.28, the value of Heartland’s common stock as of February 8, 2019.

Employment Agreement. Heartland, BVBC, BankBV and M&JBank have entered into an employment agreement with Mr. Regnier that will become effective upon completion of the merger (the "Regnier Employment Agreement"). The employment agreement provides that Mr. Regnier will serve as the Executive Chairman and Chief Executive Officer of M&JBank. The Regnier Employment Agreement provides for an initial term of two years, which term shall be automatically renewed for subsequent one year terms, unless otherwise terminated in accordance with the terms and conditions of the Regnier Employment Agreement. The Regnier Employment Agreement provides for a base salary of $350,000 per year, an annual retention bonus of $10,000 for the first two years of employment, an annual cash incentive bonus targeted at 50% of his base salary and annual grants of Heartland restricted stock units having a fair market value on the date of grant of up to 35% of his annual base salary. In addition, Heartland has agreed to consider nominating Mr. Regnier for election to the Heartland board of directors at such time as his appointment as a director would not result in the number of Heartland board members who are not "independent directors" exceeding the number of independent directors. Mr. Regnier will also be subject to certain ongoing confidentiality, noncompetition and nonsolicitation obligations. If Mr. Regnier's employment is terminated by Heartland or M&JBank without cause (as defined in the Regnier Employment Agreement), subject to execution of a general release of claims, he will be entitled to (i) full acceleration of any unvested restricted stock units awarded under the Regnier Employment Agreement and (ii) continuation of base salary for one year following the termination of employment. In addition, if Heartland or M&JBank elect not to renew the Regnier Employment Agreement after the initial term, Mr. Regnier will be entitled to full acceleration of any unvested restricted stock units awarded under the Regnier Employment Agreement.
Appointment of BankBV Directors to M&JBank Board of Directors. The bank merger agreement provides that at or immediately following the effective time of the merger, at least three members of BankBV’s board of directors will be appointed to M&JBank’s board of directors.
Indemnification and Insurance of Directors and Officers. In the merger agreement, Heartland has agreed to indemnify, hold harmless and advance expenses to the current and former officers and directors of BVBC and any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for BVBC or any of its subsidiaries occurring at or before the effective time of the merger to the same extent as BVBC currently provides for indemnification of its officers and directors until the earlier of the date which the applicable statute of limitations expires or the date on which the six-year anniversary of the closing date of the merger occurs. Heartland has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by BVBC or to provide a policy with comparable or higher coverage, provided that, to obtain such insurance coverage, Heartland is not obligated to expend more than 200% of the annual cost currently expended by BVBC for such insurance. In addition, Heartland will be required to comply with the indemnification agreements that BVBC entered into with its current officers and directors. Any indemnification provided to current and former officers and directors of BVBC is only to the extent such indemnification is permitted by any applicable federal or state laws.
Employee Matters. Each person who is an employee of BVBC or any of its subsidiaries as of the effective time of the merger will (i) become an employee of Heartland or M&JBank, (ii) for one year after the completion of the merger, be provided with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employees as of the execution of the merger agreement and (iii) for one year after the completion of the merger, be provided with the same base salary or wage rate and cash incentive opportunities as such employee received immediately as of the execution of the merger agreement. With respect to any group health plan, Heartland will waive or cause to be waived any eligibility waiting periods or pre-existing condition limitations or similar limitations and credit each continuing employee for any co-payments or deductibles paid prior to the transfer to a Heartland group health plan in satisfying applicable deductible and annual out-of-pocket expense requirements under any Heartland such group health plan.
Continuing employees will receive prior service credit for purposes of eligibility, vesting and level of benefits, provided that such recognition of service will not (i) operate to duplicate any benefits with respect to the same period of service or (ii) apply if such service was not recognized under the corresponding BVBC benefit plan.
Each employee of BVBC or its subsidiaries whose employment is terminated without cause following the closing date of the merger will be offered (i) severance benefits approximately equivalent to one week of base compensation for each full year of service to BVBC (or its subsidiaries) with a minimum of two and a maximum of 26 weeks of severance pay, on terms and conditions to be established in the sole discretion of Heartland, and (ii) employer-paid outplacement services to the same extent, and on such terms and conditions, as such services are offered to similarly situated employees of Heartland.

REGULATORY MATTERS AND TAX CONSEQUENCES AND
ACCOUNTING TREATMENT OF THE MERGER
Regulatory Matters
Heartland and BVBC have agreed to use all commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. Heartland is required to file an application with the FRB for approval to acquire BVBC pursuant to the Bank Holding Act of 1956 (or obtain a waiver of such approval). M&JBank must obtain approval from the FDIC to acquire BankBV under the Bank Merger Act and from the OSBCK under the Kansas Banking Code. Heartland has completed, or will complete, the filing of applications (or waiver requests) with respect to these required regulatory approvals from the FRB, the FDIC and the OSBCK.
A wholly owned subsidiary of BankBV, Blue Valley Wealth Advisors ("BVWA"), is a registered investment advisor under the Investment Advisors Act of 1940. In connection with the change in control of BVWA resulting from the merger, a filing will be required following the effective date of the merger with the SEC, and customers of BVWA will need to consent to such change in control.
A transaction approved pursuant to the Bank Holding Company Act of 1956 may not be completed until 30 days after approval is received. During which time, the Antitrust Division of the U.S. Department of Justice may challenge such transaction. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically orders otherwise. With the consent of the Antitrust Division, the waiting period may be reduced to no less than 15 days.
Heartland and BVBC are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional government approvals or actions are required, those approvals or actions will be sought.
Heartland and BVBC believe that neither the merger of BVBC with and into Heartland nor the merger of BankBV with and into M&JBank raises significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that could reasonably be expected to have a material adverse effect on BVBC, BankBV, M&JBank or Heartland. However, there can be no assurance that all of the regulatory approvals described above will be obtained, and, if obtained, that the approvals will be received on a timely basis or that there will not be any litigation challenging such approvals. Likewise, no assurance can be provided that the Antitrust Division of the U.S. Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds. If such a challenge is made, the result of the challenge cannot be predicted.
Material U.S. Federal Income Tax Consequences of the Merger
The following describes the anticipated material U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange their shares of BVBC common stock for Heartland common stock in the merger. As mentioned earlier in this proxy statement/prospectus, immediately prior to the effective time of the merger, each share of BVBC Series B preferred stock will be converted into one share of BVBC common stock.
This discussion is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretations. No advance ruling has been or will be sought or obtained from the United States Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth herein.
For purposes of this discussion, a "U.S. Holder" is a beneficial owner of BVBC common stock (including former holders of BVBC Series B preferred stock) that is for U.S. federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of BVBC common stock, the tax treatment of the partner will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of BVBC common stock, and any owners of such an entity or arrangement, should consult their own tax advisors regarding the tax consequences of the merger in light of their specific circumstances.
This discussion assumes that U.S. Holders hold their BVBC common stock as capital assets within the meaning of Section 1221 of the Code (generally, as property held for investment). This discussion does not address any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this discussion does not address all aspects of U.S. federal income taxation that may apply to U.S. Holders in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of BVBC common stock that are pass-through entities or trusts, persons who acquired shares of BVBC common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, persons having a "functional currency" other than the U.S. dollar, persons who are not citizens or residents of the United States, U.S. expatriates, persons who acquired their BVBC common stock through the conversion of a debt instrument and persons holding their BVBC common stock as part of a straddle, hedging, constructive sale, conversion transaction or other integrated investment.
U.S. Holders should consult with their own tax advisors regarding the specific tax consequences of the merger in light of their particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the United States federal or other tax laws.
Tax Classification of the Merger. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. The obligations of BVBC to complete the merger are subject to (among other conditions, as described in this proxy statement/prospectus and the merger agreement) the receipt of the opinion of Hunton Andrews Kurth LLP, counsel to BVBC, that the merger will qualify as a "reorganization" under Section 368(a) of the Code. BVBC does not currently intend to waive this opinion condition to its obligation to complete the merger.
In rendering its opinion, Hunton will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and on representations and covenants made by BVBC and Heartland, including those contained in representation letters of officers of BVBC and Heartland. If any of these assumptions or representations is incomplete or inaccurate in any way, or any of these covenants is not satisfied, the tax consequences of the merger could be materially different from what is described herein. An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position.
Exchange of BVBC Common Stock for Heartland Common Stock. Based on and subject to the foregoing, provided that, in accordance with the opinion described above, the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. Holders are as follows:

•
Each U.S. Holder of BVBC common stock who receives Heartland common stock in the merger will generally not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Heartland common stock.

•
The aggregate tax basis of the shares of Heartland common stock received by a U.S. Holder at the effective time of the merger will equal the aggregate tax basis of the U.S. Holder's BVBC common stock surrendered in the merger reduced by the tax basis attributable to any fractional share of Heartland common stock deemed redeemed (as discussed below under the heading "Cash in Lieu of Fractional Shares").

•
The holding period of the shares of Heartland common stock received by a U.S. Holder in the merger (including fractional shares of Heartland common stock deemed received and redeemed as described below) will generally include the holding period of the U.S. Holder's BVBC common stock exchanged therefor in the merger.

If a U.S. Holder exchanges more than one "block" of shares of BVBC common stock (that is, groups of shares that the U.S. Holder acquired at different times or at different prices), the U.S. Holder must calculate basis and holding period separately as to each block. Any such U.S. Holder should consult with his, her or its own tax advisors regarding the manner in which shares of Heartland common stock received in the exchange should be allocated among different blocks of shares of BVBC common stock with respect to identifying the bases or holding periods of the particular shares of Heartland common stock received in the merger.

Cash in lieu of Fractional Shares. To the extent that a U.S. Holder receives cash in lieu of a fractional share of Heartland common stock, the U.S. Holder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The U.S. Holder generally will recognize gain or loss equal to the difference between the cash received and the portion of the U.S. Holder's tax basis in the shares of BVBC common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of BVBC common stock is more than one year as of the date of the merger. For non-corporate U.S. Holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.
Net Investment Income Tax. A Medicare contribution tax is imposed on the "net investment income" of certain individuals, estates and trusts with income exceeding certain threshold amounts. This tax amounts to an additional 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual's circumstances). Net investment income generally would include any capital gain recognized in connection with the merger, as well as, among other items and subject to certain exemptions, other interest, rental or royalty income, and dividends and capital gain from the disposition of stock. U.S. Holders who are individuals, estates or trusts should consult their tax advisors regarding the potential applicability of this tax to them.
Backup Withholding. Backup withholding at the applicable rate may, under certain circumstances, apply unless a U.S. Holder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder who does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability, provided the U.S. Holder furnishes certain required information to the IRS.
Reporting Requirements. A U.S. Holder will be required to retain records pertaining to the merger and will be required to file with such U.S. Holder's U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. In addition, each U.S. Holder who is a "significant holder" that receives Heartland common stock in the merger will be required to file a statement with his, her or its U.S. federal income tax return setting forth his, her or its adjusted tax basis in the BVBC common stock surrendered and the fair market value of the Heartland common stock received in the merger. A "significant holder" is a holder of BVBC common stock who, immediately before the merger, owned at least one percent (by vote or value) of the outstanding shares of BVBC common stock or owned BVBC securities with an adjusted tax basis of $1,000,000 or more.
TAX MATTERS REGARDING THE MERGER ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR BVBC STOCKHOLDER WILL DEPEND ON THAT STOCKHOLDER'S PARTICULAR SITUATION. BVBC STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.
Accounting Treatment
The merger of BVBC into Heartland will be accounted for under the acquisition method of accounting by Heartland, as that term is used under GAAP, for accounting and financial reporting purposes. As a result, the historical financial statements of Heartland will continue to be the historical financial statements of Heartland following the completion of the merger. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of BVBC as of the effective time of the merger will be recorded at their respective fair values and added to the assets and liabilities of Heartland. Any excess of the aggregate merger consideration over the net fair values of BVBC assets and liabilities is recorded as goodwill (i.e., excess purchase price). Financial statements of Heartland issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of BVBC. The results of operations of BVBC will be included in the results of operations of Heartland beginning on the effective date of the merger.
Board of Directors and Management of Heartland Following Completion of the Merger
The composition of Heartland's board of directors and its senior management will not be changed as a result of the merger. Information about the current Heartland directors and executive officers can be found in Heartland's proxy statement dated April 6, 2018 for its 2018 Annual Meeting of Stockholders. See the section of this proxy statement/prospectus titled "Where You Can Find More Information."

DISSENTERS' RIGHTS OF BVBC STOCKHOLDERS
General. Under Section 17-6712 of the KGCC, any holder of BVBC common stock or Series B preferred stock who does not wish to accept the per share merger consideration may dissent from the merger and elect to have the fair value of such stockholder’s shares of BVBC common stock or Series B preferred stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with interest, which shall be compounded quarterly and shall accrue at 15% over the federal reserve discount rate, including any surcharge, as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, provided that such stockholder complies with the provisions of Section 17-6712.
Under Section 17-6712, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 17-6712.
THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE, AND THE FULL TEXT OF SECTION 17-6712 IS REPRINTED IN ITS ENTIRETY AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. ANY BVBC STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.
All references in Section 17-6712 and in this summary to a "stockholder" are to a record holder of the shares of BVBC common stock or BVBC Series B preferred stock with respect to which appraisal rights are asserted. A person having a beneficial interest in "street name" in shares of BVBC common stock or BVBC Series B preferred stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause such record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.
How to Exercise and Perfect Your Right to Dissent. Any record holder of BVBC common stock or BVBC Series B preferred stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 17-6712 must satisfy each of the following conditions:

•
deliver to BVBC a written demand for appraisal of such stockholder's shares prior to the taking of the vote on the merger proposal at the special meeting, which demand will be sufficient if it reasonably informs BVBC of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares; and

•
not vote the stockholder's shares of BVBC common stock or BVBC Series B preferred stock in favor of the merger proposal at the special meeting. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must not vote in favor of or consent to the merger proposal.

Voting (in person or by proxy) against, abstaining from voting on, failing to submit valid proxy instructions to your broker, bank or other nominee or failing to vote on the merger proposal will not constitute a written demand for appraisal within the meaning of Section 17-6712. The written demand for appraisal of the stockholder’s shares must be in addition to and separate from any such proxy or vote. We advise any BVBC stockholder considering a demand for appraisal to consult legal counsel.
Only a record holder of shares of BVBC common stock or BVBC Series B preferred stock as of the special meeting record date is entitled to assert appraisal rights for the shares of BVBC common stock or Series B preferred stock registered in that holder's name. A stockholder who elects to exercise appraisal rights pursuant to Section 17-6712 should mail or deliver a written demand to:
Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213
Attn: Mark A. Fortino, Secretary

Within ten days after the effective date of the merger, Heartland shall notify each dissenting stockholder of BVBC who has provided a written demand for appraisal in accordance with Section 17-6712 and who has not voted in favor of or consented to the merger proposal with the effective date of the merger.

Within 120 days after the effective date of the merger, a dissenting stockholder who has complied with the appraisal provisions of Section 17-6712 and who makes a written request of Heartland is entitled to receive from Heartland a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of BVBC common stock or BVBC Series B preferred stock. Heartland must mail the statement within 10 days of receiving the dissenting stockholder’s written request of such statement, or within 10 days of the special stockholders' meeting, whichever is later.
Commencement of Legal Proceedings. Within 120 days after the effective date of the merger, either Heartland or any dissenting stockholder who has properly submitted a written demand may file a petition in the Kansas district court demanding a determination of the value of the shares of BVBC common stock or BVBC Series B preferred stock held by all dissenting stockholders. Notwithstanding this right of petition, any dissenting stockholder who has properly complied with the appraisal provisions of Section 17-6712 may, within 60 days after the effective date of the merger, withdraw its demand for appraisal and accept the terms offered upon the merger if such stockholder has not commenced or joined an appraisal proceeding.
If any stockholder files the petition, a copy of the petition must be served on Heartland. Within 20 days after service of any such stockholder petition, Heartland must file with the clerk of the same Kansas district court a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached.
At the hearing on such petition, the court shall determine the BVBC stockholders who have complied with the requirements of Section 17-6712 and are therefore entitled to appraisal rights. The court shall determine the fair value of the BVBC common stock exclusive of any element of value arising from the expectation or accomplishment of the merger, and shall direct the payment by Heartland of such value, together with interest, if any, to the stockholders entitled thereto.
BVBC is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that after the effective date Heartland will file such a petition or that Heartland will initiate any negotiations with respect to the fair value of shares of BVBC common stock or BVBC Series B preferred stock. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 17-6712. Inasmuch as BVBC has no obligation to file such a petition, the failure of a stockholder to do so within the period specified in Section 17-6712 could nullify such stockholder’s previous written demand for appraisal.
Under the merger agreement, BVBC has agreed to give Heartland prompt notice of any demands for appraisal received by BVBC prior to the effective time of the merger. Heartland has the right to direct all negotiations and proceedings with respect to demands for appraisal under the KGCC. BVBC will not, except with the prior written consent of Heartland, make any payment with respect to, settle or offer to settle, any demands for appraisal.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 17-6712 could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that the opinion provided by Davidson is not an opinion as to fair value under Section 17-6712.
Withdrawal of Demand. Any stockholder may withdraw its demand for appraisal and accept the merger consideration set forth in the merger agreement by delivering to Heartland a written withdrawal of such stockholder's demands for appraisal, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Heartland. No appraisal proceeding in the Kansas district court shall be dismissed as to any stockholder without the approval of the Kansas district court, and such approval may be conditioned upon such terms as the Kansas district court deems just. If Heartland does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required more than 60 days after the effective date of the merger, the stockholder would be entitled to receive only the appraised value of its shares as determined in any such appraisal proceeding.
Compliance with KGCC. Failure to comply strictly with all of the procedures set forth in Section 17-6712 of the KGCC will result in the loss of a stockholder’s statutory appraisal rights.
THE PROCESS OF PERFECTING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE STOCKHOLDERS WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 17-6712. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 17-6712, SECTION 17-6712 SHALL CONTROL.

Closing Condition. One condition to Heartland's obligation to complete the merger is that the total number of dissenting shares cannot be more than 5% of the number of issued and outstanding shares of BVBC common stock.
THE MERGER AGREEMENT
The following describes material provisions of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and which is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.
The Merger
Pursuant to the merger agreement, and upon filing of a certificate of merger with the Secretary of State of Delaware and a certificate of merger with the Secretary of State of Kansas, BVBC will merge with and into Heartland, with Heartland as the surviving entity. Upon the completion of the merger, each share of BVBC common stock, other than shares held by either Heartland or BVBC and shares held by BVBC stockholders who properly assert their dissenters' rights, will be automatically converted into the right to receive Heartland common stock. BVBC stockholders will receive 0.3271 shares of Heartland common stock for each share of BVBC common stock, subject to certain adjustments described below, plus cash in lieu of any fractional share.
Determination of Merger Consideration. The exchange ratio used to calculate the merger consideration is fixed and will not be adjusted prior to the completion of the merger, except in two instances. First, in the event the closing date of the merger occurs on or after June 30, 2019, the exchange ratio will be adjusted downward if BVBC's Adjusted Tangible Common Equity (as defined below) is less than $55,500,000. If the closing date of the merger occurs before June 30, 2019, the minimum equity shall be reduced by an amount equal to the product of $20,000 multiplied by the number of calendar days from the closing date through June 30, 2019 for purposes of determining whether a downward adjustment of the exchange ratio will be made. Second, if the price of Heartland common stock drops below certain levels, as described in the section titled "The Merger Agreement-Termination," BVBC may exercise a "walk-away" right and terminate the merger agreement unless Heartland increases the exchange ratio by exercising its "top-up" option.
If BVBC's Adjusted Tangible Common Equity is less than the minimum equity (as adjusted in the event the closing of the merger occurs before June 30, 2019) with the result that the exchange ratio is adjusted downward, the exchange ratio will be reduced by the amount by which the Adjusted Tangible Common Equity is less than minimum equity (as so adjusted), divided by the product of (a) the aggregate number of shares of BVBC common stock (including shares of BVBC Series B preferred shares that have been converted into shares of BVBC common stock and shares of BVBC unvested restricted stock that have been vested immediately prior to the effective time of the merger) multiplied by (b) the Heartland determination date stock price.
"Adjusted Tangible Common Equity" means an amount equal to (a) the sum of (i) the total stockholders' common equity of BVBC, determined in accordance with GAAP as of the close of business on the determination date as adjusted to reflect (x) a reasonable projection of the operations of BVBC through the effective time of the merger and (y) the conversion of the BVBC Series B preferred stock, and (ii) the determination date transaction expenses, less (b) the sum of (x) the value of the intangible assets determined as of the close of business on the determination date as adjusted to reflect a reasonable projection of the operations of BVBC through the effective time of the merger, and (y) the amount, if any, by which transaction expenses exceed $6.3 million.
Amount of Merger Consideration. Based on the closing price of a share of Heartland common stock as of January 15, 2019 (the last trading date before the merger agreement was executed) of $45.45, the aggregate merger consideration to be received by BVBC stockholders was valued at approximately $93.9 million, or $14.87 per share of BVBC common stock. Based on the price of a share of Heartland common stock as of March 1, 2019 (the last trading date before the date of this proxy statement/prospectus) of $48.63, the aggregate merger consideration payable to BVBC stockholders was valued at approximately $100.5 million, or $15.91 per share of BVBC common stock. These valuations assume that no adjustments will be made to the aggregate merger consideration based on BVBC's Adjusted Tangible Common Equity. As of December 31, 2018, the book value per share of BVBC common stock (assuming conversion as of such date of all issued and outstanding shares of BVBC Series B preferred stock and the vesting of the BVBC restricted shares) was $8.42. Because the market price for Heartland common stock will fluctuate and the Adjusted Tangible Common Equity of BVBC may decline prior to the effective date of the merger, the value and amount, respectively, of the actual consideration you receive will be different from the amounts described above.

Fractional Shares
Heartland will not issue any fractional shares of Heartland common stock. Instead, a BVBC stockholder who would otherwise receive a fraction of a share of Heartland common stock will receive an amount of cash equal to the fraction of a share of Heartland common stock to which such holder would otherwise be entitled multiplied by the closing price of Heartland common stock on the last trading day immediately preceding the closing date.
Exchange of Stock Certificates
Exchange of Stock Certificates. Please do not send us your stock certificates at this time. Promptly after the completion of the merger, Heartland or its paying agent will send transmittal materials to each holder of BVBC stock certificates (who has not previously surrendered his, her or its stock certificates) for use in exchanging BVBC stock certificates for certificates representing shares of Heartland common stock. Heartland will deliver certificates or a book entry notification for Heartland common stock and, in lieu of any fractional shares, a check to the holders of BVBC common stock once Heartland receives the properly completed transmittal materials and certificates representing such holder's shares of BVBC common stock.
BVBC stock certificates may be exchanged for Heartland stock certificates until such time that the stock certificates would otherwise escheat to or become the property of any governmental unit or agency. At the end of that period, all unclaimed Heartland stock certificates will become (to the extent permitted by abandoned property and any other applicable law) the property of Heartland.
If your BVBC stock certificate has been lost, stolen or destroyed, you may receive a Heartland stock certificate upon the making of an affidavit of that fact. Heartland's paying agent may require you to deliver a bond in a reasonable amount as an indemnity against any claim that may be made against the paying agent or Heartland with respect to the lost, stolen or destroyed BVBC stock certificate.
Neither Heartland, Heartland's paying agent, BVBC, nor any other person will be liable to any former holder of BVBC stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
Transferability of Heartland Common Stock
The shares of Heartland common stock to be issued to former BVBC stockholders will be registered by Heartland with the SEC.
Accordingly, these shares will be freely transferable under applicable securities laws, except for shares issued to any former BVBC stockholder who may be deemed to be an affiliate of Heartland after the merger. Heartland common stock is quoted on the Nasdaq Global Select Market under the symbol "HTLF," and shares of Heartland common stock issued to former BVBC stockholders pursuant to the merger agreement may be traded on this market.
Conversion of BVBC Series B Preferred Stock
Prior to the effective time of the merger, BVBC will take or cause to be taken any and all actions as may be required to cause each issued and outstanding share of BVBC Series B preferred stock to be converted into one share of BVBC common stock immediately prior to the effective time of the merger. The holder of BVBC Series B preferred stock will become a holder of shares of BVBC common stock at such time and be entitled to shares of Heartland common stock in the merger in the same manner as provided to holders of shares of BVBC common stock.
Vesting of BVBC Unvested Restricted Stock
Prior to the effective time of the merger, BVBC will take any and all actions as may be required by the BVBC equity incentive plan or otherwise to cause the shares of BVBC unvested restricted stock to become fully vested immediately prior to the effective time of the merger such that each holder thereof will be entitled to receive as of such effective time shares of Heartland common stock in the merger on the same terms as holders of shares of BVBC common stock (rounded up to the next whole share).
Repayment of Indebtedness to Central Bank of the Midwest
On the closing date, Heartland will, on behalf of BVBC, pay off all of the principal and interest outstanding as of the effective time of the merger owed to Central Bank of the Midwest pursuant to the Loan Agreement dated August 5, 2015 (as amended on September 7, 2017 and August 2, 2018) between Central Bank of the Midwest and BVBC. Alternatively,

Heartland may provide BVBC with the funds necessary for BVBC to pay the principal outstanding under such loan agreement. BVBC anticipates that the amount of the payment to Central Bank of the Midwest will be approximately $7.2 million (including principal and accrued interest).
Statutory Trust Securities
BVBC has two wholly-owned, unconsolidated subsidiary grantor trusts that were established for the purpose of issuing trust preferred securities. As of the effective time of the merger, Heartland will assume BVBC's obligations and acquire its rights related to the trusts and the debentures underlying the trust securities. As of December 31, 2018, BVBC had outstanding subordinated debentures with a par value of approximately $19,600,000.
Conditions to Completion of the Merger
Unless the parties agree otherwise, the completion of the merger will take place at a time and place to be agreed upon by the parties as soon as practicable after all closing conditions have been satisfied or waived.
The merger will be completed when Heartland files a certificate of merger with the Secretary of State of the State of Delaware and BVBC files a certificate of merger with the Secretary of State of the State of Kansas, unless Heartland and BVBC agree to a later time for the completion of the merger and specify that time in such certificates of merger. We currently expect to complete the merger in the second quarter of 2019, subject to receipt of required stockholder and regulatory approvals. However, we cannot be certain when, or if, all of the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Mutual Conditions to Completion of the Merger. BVBC's and Heartland's respective obligations to complete the merger are subject to the fulfillment or waiver of the following mutual conditions:

•	the receipt of the required federal and state regulatory approvals;

•	the absence of any law or regulation enacted or promulgated that would materially impair the consummation of the merger;

•
the absence of any governmental action that would restrain or prohibit the merger, prohibit ownership or operation by Heartland of a material portion of BVBC's businesses or assets, or require Heartland to divest any of its or BVBC's businesses or assets;

•	neither party will have terminated the merger agreement as permitted by its terms;

•	approval and adoption of the merger agreement by BVBC stockholders; and

•
the effectiveness of the registration statement relating to the issuance of Heartland common stock in exchange for BVBC common stock and the listing of Heartland common stock on the NASDAQ Global Select Market or other national securities exchange.

BVBC Conditions to Completion of the Merger. BVBC's obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	the truth and correctness of Heartland's representations and warranties, subject to the applicable materiality qualifications in the merger agreement;

•	Heartland's performance in all material respects of the obligations required to be performed by it under the merger agreement;

•	no change of control of Heartland; and

•	the receipt by BVBC of a legal opinion from Hunton that the merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code.

Heartland Conditions to Completion of the Merger. Heartland's obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	the truth and correctness of BVBC's representations and warranties, subject to the applicable materiality qualifications in the merger agreement;

•	BVBC's performance in all material respects of the obligations required to be performed by it under the merger agreement;

•	the total number of dissenting shares will be no greater than 5% of the number of issued and outstanding shares of BVBC common stock;

•	certain required third-party consents to the merger will have been obtained and be in full force and effect;

•
no persons other than the BVBC stockholders will have asserted that they are the owners of, or have the right to acquire, any capital stock in either BVBC or BankBV, or are entitled to any merger consideration payable to BVBC stockholders;

•
the Employment Agreement, dated January 16, 2019, by and among Heartland, BVBC, BankBV, M&JBank and Robert D. Regnier, the President, Chairman and Chief Executive Officer of BVBC and BankBV, will be in full force and effect;

•
BVBC will have converted each issued and outstanding share of BVBC Series B preferred stock into one share of BVBC common stock and each share of BVBC unvested restricted stock will be fully vested as of the effective time of the merger; and

•
BVBC will have delivered to Heartland a payoff letter from Central Bank of the Midwest setting forth the aggregate amount of indebtedness owed to Central Bank of the Midwest as of the closing date, such indebtedness will be repaid in full by Heartland and all liens securing such closing date indebtedness will thereafter be automatically released and terminated.

No Solicitation
BVBC has agreed that it will not, and will cause its subsidiaries not to, and will use its best efforts to cause BVBC's and its subsidiaries' officers, directors, employees, agents and authorized representatives not to:

•
solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any "acquisition proposal" (as defined below), or knowingly take any action that would reasonably be expected to lead to an acquisition proposal;

•
furnish any information regarding BVBC or any of its subsidiaries to any person (other than Heartland) in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal;

•	engage or participate in any discussions or negotiations with any person regarding any acquisition proposal or that would reasonably be expected to lead to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into a letter of intent or contract contemplating any acquisition transaction.

However, prior to adoption of the merger agreement by holders of a majority of the issued and outstanding BVBC common stock and a majority of the issued and outstanding BVBC Series B preferred stock, BVBC may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal, and furnish information regarding BVBC or any of its subsidiaries in response to a "superior proposal" (as defined below), but only if: (1) the BVBC board of directors concludes in good faith, after consultation with its outside counsel and financial advisor, that such action is required in order to comply with its fiduciary obligations to BVBC's stockholders under applicable law; (2) the acquisition proposal did not result from any breach by BVBC of its obligations under the merger agreement relating to non-solicitation; (3) BVBC first enters into a confidentiality agreement with the party proposing the acquisition proposal and notifies Heartland of the identity of such person at least two business days before furnishing any information; and (4) BVBC also provides to Heartland any information it provides to the party proposing the acquisition proposal, at least two business days beforehand, to the extent such information has not previously been provided to Heartland.
BVBC has also agreed:

•
to notify Heartland promptly (and in any event within 24 hours) of any inquiry or indication of interest that could lead to, or any request for information relating to, an acquisition proposal and to provide Heartland with relevant information regarding the acquisition proposal or request;

•	to keep Heartland fully informed of the status of any such acquisition proposal (including any modifications or proposed modifications to such acquisition proposal); and

•	to cease immediately and cause to be terminated any existing discussions with any persons regarding any acquisition proposal.

Further, prior to approval of the merger agreement by holders of a majority of the issued and outstanding BVBC common stock and a majority of the issued and outstanding BVBC Series B preferred stock, the board of directors of BVBC may make a change in recommendation to the BVBC stockholders after the fifth business day following Heartland’s receipt of notice from BVBC informing Heartland that the board of directors of BVBC has determined in good faith, after having consulted with its outside counsel and financial advisor that an acquisition proposal is a superior proposal and a failure to make a change in recommendation with respect to the superior proposal would be inconsistent with its fiduciary duties under applicable law. The notice must include the material terms and conditions of the superior proposal, copies of any proposed material agreements and identify of the person making such superior proposal. During the five business days following such notice, BVBC and the BVBC board of directors must negotiate in good faith with Heartland, to the extent Heartland desires to negotiate, to make any adjustments, modifications or amendments to the terms of the merger agreement to enable BVBC to proceed without a change in recommendation. If even after such good faith negotiation with Heartland, if the BVBC board of directors still determines that a change in recommendation is necessary to fulfill its fiduciary duties under applicable law, the BVBC board of directors can proceed with a change in recommendation. However, if there are material revisions to the acquisition proposal that was subject to the notice provided to Heartland that occur prior to a change in recommendation, then BVBC shall be required to deliver a new notice to Heartland with the notice period for the good faith negotiation reduced to three business days.
As used in the merger agreement, "acquisition proposal" means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which BVBC or any of its subsidiaries is involved, (ii) in which any person or group (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder (the "Exchange Act")) acquires beneficial or record ownership of more than 15% of outstanding securities of any class of voting securities of BVBC or any of its subsidiaries, or (iii) in which BVBC or any of its subsidiaries sells more than 20% of outstanding securities of any class of its voting securities, or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of BVBC, except transactions in the ordinary course of business.
As used in the merger agreement, "superior proposal" means any acquisition proposal (provided that references to 15% or 20% in the definition of acquisition proposal shall be 50% for purposes of the definition of superior proposal) by a third party on terms which the board of directors of BVBC determines in its good faith judgment, after consultation with, and receipt of written or oral advice from, its financial advisors, to be more favorable to its stockholders than the merger and the other transactions contemplated by the merger agreement, (a) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable law, (b) after giving Heartland at least five Business Days to respond to such third-party acquisition proposal once the board of directors of BVBC has notified Heartland that in the absence of any further action by Heartland it would consider such acquisition proposal to be a superior proposal, and then (c) after taking into account any amendment or modification to the merger agreement proposed by Heartland.
Termination
Termination by Heartland or BVBC. Either Heartland or BVBC may decide to terminate the merger agreement:

•	if the boards of directors of Heartland and BVBC mutually consent to the termination of the merger agreement;

•	if there is a law or governmental order that prohibits the merger; or

•	if a governmental entity has denied the approval of the merger on a final and non-appealable basis.

Termination by BVBC. BVBC may decide to terminate the merger agreement:

•	if the merger has not been completed by July 31, 2019, unless BVBC's failure to comply fully with its obligations under the merger agreement has prevented the consummation of the merger agreement;

•
if Heartland has or will have breached any representation, warranty or agreement in any material respect and such breach cannot be or is not cured within 30 days after written notice of the breach is given;

•
if holders of at least a majority of the issued and outstanding shares of BVBC common stock and a majority of the issued and outstanding shares of BVBC Series B preferred stock fail to approve the merger at the special meeting; or

•	if BVBC has entered into a merger, acquisition or other agreement to effect a superior proposal provided that BVBC has complied with the provisions of its covenant not to solicit superior proposals.

BVBC also may terminate the merger agreement pursuant to a "walk-away" right. The walk-away right may be exercised by BVBC at any time within five business days after the determination date, if both of the following conditions are met:

•	the Heartland determination date stock price is below $37.75; and

•
the ratio of the Heartland determination date stock price to $44.42, the closing price of Heartland common stock on the trading day immediately prior to the date of the merger agreement, is less than the ratio of the average daily closing value of the index during the same time period used to calculate the Heartland determination date stock price, to the closing value of the index on the trading day immediately prior to the date of the merger agreement, after subtracting 0.150 from the second ratio.

However, BVBC's written notice to terminate the merger agreement will have no force and effect if Heartland exercises its "top-up" option and agrees in writing within five business days to increase the original exchange ratio to an amount equal to:

•	the original exchange ratio (0.3271 shares of Heartland common stock for each share of BVBC common stock), divided by the Heartland determination date stock price, and

•	multiplied by $37.75.

Because the "walk-away" formula is dependent on the future price of Heartland common stock and the index, it is not possible to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Heartland common stock would be issued to take into account the extent to which the Heartland determination date stock price is less than $37.75.
Termination by Heartland. Heartland may terminate the merger agreement:

•
if the merger has not been completed by July 31, 2019, unless Heartland's failure to comply fully with its obligations under the merger agreement has prevented the consummation of the merger agreement;

•
if BVBC has or will have breached any representation, warranty or agreement in any material respect and such breach cannot be or is not cured within 30 days after written notice of the breach is given;

•
if holders of at least a majority of the issued and outstanding shares of BVBC common stock and a majority of the issued and outstanding shares of BVBC Series B preferred stock fail to approve the merger at the special meeting; or

•
if any of the mutual conditions or Heartland's conditions to complete the merger become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under the merger agreement).

Termination Fee and Payment of Expenses
If the merger agreement is terminated and abandoned for any reason other than fraud, willful misconduct or intentional breach, it will become void and there will be no liability on the part of Heartland, BVBC or their respective representatives, except that designated provisions of the merger agreement will survive the termination, including provisions relating to the payment of expenses and/or a termination fee in the circumstances described below.
Heartland and BVBC must reimburse the other party for out-of-pocket expenses (in an amount not to exceed $1,000,000 in the aggregate) in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement as follows:

•
Heartland must pay to BVBC all out-of-pocket expenses incurred by BVBC in the event Heartland has breached a representation, warranty or agreement contained in the merger agreement in any material respect, and such breach is not or cannot be cured in a 30-day period after written notice of such breach is given by BVBC.

•
BVBC must pay to Heartland all out-of-pocket expenses incurred by Heartland if the merger agreement is terminated because the merger agreement has not been adopted by the requisite vote of the stockholders of BVBC at the special meeting, or because BVBC has breached a representation, warranty or agreement contained in the merger agreement in any material respect, and such breach is not or cannot be cured in a 30-day period after written notice of such breach is given by Heartland.

BVBC must pay a termination fee of $3,756,000 in cash if the merger agreement is terminated:

•	by BVBC because it has decided to enter into an agreement with another acquirer that has submitted a superior proposal;

•	by Heartland if BVBC has breached its agreement to call a meeting of stockholders and to recommend that its stockholders adopt the merger agreement at such meeting; or

•	by Heartland if BVBC has breached any of its covenants relating to solicitation of a superior proposal.

If BVBC is required to pay the termination fee, BVBC will not be obligated to reimburse Heartland for its out-of-pocket expenses.
Other Covenants and Agreements
BVBC has undertaken customary covenants that place restrictions on it and any other BVBC entity until the completion of the merger. In general, BVBC has agreed to, and has agreed to cause each of its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) preserve its business organization and goodwill, and (iii) use commercially reasonable efforts to keep available the services of its officers, employees and consultants, and maintain satisfactory relationships with vendors, customers and others having business relationships with it. Also, subject to applicable laws, BVBC has agreed to confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland. In addition, BVBC has agreed to not take any action that would render any representation or warranty made by BVBC in the merger agreement untrue on the closing date of the merger.
BVBC has further agreed that, except with Heartland's prior written consent, BVBC will not, and will cause each BVBC entity not to, among other things, undertake any of the following actions:

•	amend or propose to amend its articles of incorporation or bylaws;

•
issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

•	redeem, purchase, acquire or offer to acquire any shares of capital stock of BVBC or any of its subsidiaries;

•
split, combine or reclassify any outstanding shares of capital stock of BVBC or any of its subsidiaries, or declare, set aside or pay any dividends or other distribution on any such shares of capital stock, except that (i) BankBV may pay dividends to BVBC in the ordinary course of business, (ii) BVBC may pay dividends in the ordinary course of business, and (iii) BVBC may pay dividends on the preferred stock issued by the statutory trusts;

•	incur any material indebtedness, except in the ordinary course of business;

•	discharge or satisfy any material encumbrance on its properties or assets or pay any material liability, except in the ordinary course of business;

•
sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets, except in the ordinary course of business, permitted encumbrances and encumbrances which do not materially affect the value of the property subject thereto;

•	cancel any material indebtedness or claims or waive any rights of material value, except in the ordinary course of business;

•
acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company partnership, joint venture or other business organization or division or material assets thereof, or any real estate or assets or deposits that are material to BVBC, except in exchange for indebtedness previously contracted, including other real estate owned;

•
make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

•	change its accounting methods, other than changes required by GAAP or regulatory accounting principles;

•
cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

•
enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the ordinary course of business;

•	enter into or modify any independent contractor or consultant contract;

•	terminate the employment of any employee of BVBC or its subsidiaries, other than in the ordinary course of business for disciplinary or performance reasons;

•
terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated under the merger agreement or as required by law;

•
make, modify or revoke any material election with respect to taxes, consent to any waiver or extension of time to assess or collect any material taxes, file any amended returns or file any refund claim;

•	enter into any contract requiring an indemnity payment of more than $50,000;

•	enter into or modify any contract with respect to the matters described above;

•
extend or renew credit or enter into any contract to extend or renew credit, except in a manner consistent with past practice and in accordance with the lending practices of BVBC and its subsidiaries as disclosed to Heartland, or extend or renew credit or enter into any contract to extend or renew credit in excess of $350,000 on an unsecured basis or $1,000,000 on a secured basis, or in any amount to a borrower with a loan listed on the watch list, except, in each case after providing Heartland with prior written notice of such extension or renewal of credit and a copy of the loan underwriting analysis and credit memorandum and the basis of the credit decision;

•	sell, assign or otherwise transfer any participation in any loan; or

•	sell any securities in its investment portfolio except in the ordinary course of business.

Representations and Warranties
The merger agreement contains representations and warranties by each of BVBC and Heartland. Among others, BVBC's representations and warranties to Heartland cover the following:

•	corporate matters, including organization, standing and power;

•	authority to execute and deliver the merger agreement, and the absence of conflicts with, or violations of, organizational documents, contracts or laws as a result of the merger;

•
the fact that the approval of holders of a majority of the issued and outstanding shares of BVBC common stock and a majority of the issued and outstanding shares of BVBC Series B preferred stock are the only votes required of any holders of BVBC capital stock with respect to the merger agreement;

•
the fact that other than the bank regulatory approvals and the filing of the Kansas certificate of merger with the Secretary of State of Kansas, no other governmental authorization is necessary on the part of BVBC or any BVBC entities;

•	capitalization;

•	ownership of BVBC common stock and BVBC Series B preferred stock;

•	financial statements;

•	absence of undisclosed liabilities;

•	BankBV loans, substandard loans, other real estate owned and commitments to extend credit;

•	allowance for loan and lease losses;

•	deposits;

•	reports and filings with federal and state banking authorities;

•	ownership of equity interests in certain BVBC entities and off balance sheet arrangements;

•	the correctness of its books and records;

•	the absence of material adverse changes or events since September 30, 2018;

•	the absence of certain material actions and developments since September 30, 2018;

•	ownership and leases of real and personal property;

•	intellectual property;

•	environmental matters;

•	Community Reinvestment Act compliance;

•	information security;

•	taxes;

•	contracts and commitments;

•	litigation;

•	financial advisors and brokers;

•	employee and labor matters;

•	employee benefit compensation plans;

•	insurance matters;

•	transactions with affiliates;

•	permits and compliance with laws;

•	absence of fiduciary accounts;

•	interest rate risk management instruments;

•	absence of guarantees;

•	absence of circumstances that would prevent regulatory approvals being obtained;

•	the fairness opinion of Davidson;

•	compliance of securities transactions with securities laws;

•	registration obligations; and

•	disclosure of all material facts.

Heartland's representations and warranties to BVBC cover the following:

•	corporate matters, including organization, standing and power;

•	authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents, contracts or laws as a result of the merger;

•	validity of Heartland common stock to be issued pursuant to the merger;

•	capitalization;

•	accuracy of filings with the SEC;

•	the absence of any material adverse change since September 30, 2018;

•	reports and filings with federal and state banking regulatory authorities, and compliance with laws;

•	Community Reinvestment Act compliance;

•	the absence of circumstances that would prevent regulatory approvals being obtained;

•	the absence of any action that would cause the merger to fail to qualify for the tax treatment described in this proxy statement/prospectus;

•	the absence of any litigation that would prevent, enjoin, alter or materially delay the merger;

•	internal controls; and

•	compliance with Nasdaq rules and regulations.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this proxy statement/prospectus as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, including the periodic and current reports and statements that Heartland files with the SEC. See the section of this proxy statement/prospectus titled "Where You Can Find More Information."

Expenses and Fees
In general, except as described in the section titled "The Merger Agreement—Termination Fee and Payment of Expenses," each party will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, Heartland will pay the filing fees and printing and mailing costs in connection with the preparation and distribution of this proxy statement/prospectus and the filings with bank regulatory authorities.
Amendment or Waivers
The merger agreement may only be amended by written agreement, signed by both Heartland and BVBC. Any provisions of the merger agreement may be waived by the party benefited by those provisions.
INFORMATION ABOUT BVBC
Blue Valley Ban Corp.
BVBC is a Kansas corporation and the holding company for BankBV. BankBV provides a broad range of banking services to consumer and commercial customers in Johnson County, Kansas. BankBV accepts various types of deposits, including time and demand deposits, checking and savings accounts, certificates of deposit, individual retirement accounts, NOW accounts and money market deposits. BankBV provides personal loans, small business loans, commercial real estate mortgage loans, residential mortgage loans, working capital financing and commercial real estate loans. In addition, BankBV offers wealth management services (including financial planning, private banking, trust and investment services), debit and credit cards, and online and mobile banking services. As of December 31, 2018, BVBC had, on a consolidated basis, approximately $718 million in total assets, $555 million in net loans outstanding, $563 million in deposits and $53 million in total stockholders' equity.
BVBC's principal executive office is located at 11935 Riley Street, Overland Park, Kansas 66213, and its telephone number is (913) 338-1000.
Beneficial Ownership Information
The following table sets forth certain information regarding beneficial ownership of shares of BVBC common stock and BVBC Series B preferred stock by:

•	Any person who is known to BVBC to own beneficially more than 5.0% of BVBC common stock and preferred stock;

•	Each of BVBC’s directors;

•	Each of BVBC’s executive officers; and

•	All current executive officers and directors as a group.

All shares of BVBC common stock are owned with sole voting and investment power by each person listed, unless otherwise indicated by footnote. Beneficial ownership as of the dates noted has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of February 1, 2019. The address of each beneficial owner is c/o Blue Valley Ban Corp., 11935 Riley St, Overland Park, KS 66213, unless otherwise indicated by footnote. As of February 1, 2019, there were 5,843,724 shares of BVBC common stock outstanding, and 471,979 shares of BVBC Series B preferred stock outstanding.

Name	Position	As of January 31, 2019
		Beneficial Ownership of Common Stock	Percent of Class of Common Stock	Beneficial Ownership of Preferred Stock	Percent of Class of Preferred Stock
Directors and Executive Officers
Robert D. Regnier(1)	Chairman, President and Chief Executive Officer of BVBC and BankBV	1,706,148	29.20%	—	—
Donald H. Alexander	Director	344,593	5.90%	—	—
James L. Gegg	Director	23,659	*	—	—
Thomas A. McDonnell(2)	Director	443,948	7.60%	—	—
Anne D. St. Peter	Director	12,633	*	—	—
Tony Scavuzzo(3)	Director	—	*
Robert D. Taylor	Director	62,147	1.06%	—	—
Bruce A. Easterly	Executive Vice President; Chief Lending Officer of BankBV	72,848	1.25%	—	—
Mark A. Fortino(4)	Chief Financial Officer; Secretary of BVBC	86,834	1.49%	—	—
Bonnie M. McConnaughy	Senior Vice President - Deposit Operations and Data Strategies of BankBV	34,397	*	—	—
Sheila Stratton	Senior Vice President - Marketing and Digital Strategies of BankBV	10,866	*	—	—
Bradley T. York	Senior Vice President - Wealth Management of BankBV	23,251	*	—	—
All of Directors and Executive Officers as a group (12 individuals)		2,821,324	48.28%	—	—
Principal Stockholders
Castle Creek Capital Partners VI LP(3)(5)	5.0% Stockholder	536,643	9.18%	471,979	100.00%
Delmar Equity Partners LLP	5.0% Stockholder	316,200	5.41%	—	—
_________________

*	Denotes less than 1%

(1)
Consists of 172,970 shares held in family limited partnerships and a corporate entity, 1,239,491 shares held individually, 204,289 shares held in retirement accounts, and 89,398 shares held in a family limited partnership with his spouse.

(2)	Consists of 8,943 shares held individually and 435,005 shares held by Mr. McDonnell in a trust.

(3)
Mr. Scavuzzo is a Principal of Castle Creek Capital LLC, and, accordingly, has voting power with respect to shares of BVBC common stock and BVBC Series B preferred stock held by Castle Creek Capital Partners VI LP.

(4)	Consists of 75,615 shares held individually, 10,331 shares jointly held by Mr. Fortino and his spouse in a trust and 888 shares held individually by his spouse.

(5)	The address for Castle Creek Capital Partners VI LP is 6051 El Tordo, Rancho Santa Fe, California 92067.

INFORMATION ABOUT HEARTLAND
Heartland Financial USA, Inc.
Heartland is a multi-bank holding company. At December 31, 2018, Heartland had, on a consolidated basis, approximately $11.41 billion of total assets, total loans held to maturity of $7.41 billion, total deposits of $9.40 billion and common stockholders' equity of $1.33 billion. Heartland's total capital as of December 31, 2018, was $1.33 billion.
Heartland conducts a community banking business through 11 bank subsidiaries, which are independently chartered community banks operating in the states of Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. All bank subsidiaries of Heartland are members of the FDIC. Listed below are Heartland's current bank subsidiaries, which operated a total of 119 banking locations in 89 different communities in the above states as of December 31, 2018:

•	Dubuque Bank and Trust Company, Dubuque, Iowa, is chartered under the laws of the state of Iowa.

•	Illinois Bank & Trust, Rockford, Illinois, is chartered under the laws of the state of Illinois.

•	Wisconsin Bank & Trust, Madison, Wisconsin, is chartered under the laws of the state of Wisconsin.

•	New Mexico Bank & Trust, Albuquerque, New Mexico, is chartered under the laws of the state of New Mexico.

•	Rocky Mountain Bank, Billings, Montana, is chartered under the laws of the state of Montana.

•	Arizona Bank & Trust, Phoenix, Arizona, is chartered under the laws of the state of Arizona.

•	Citywide Banks, Denver, Colorado, is chartered under the laws of the state of Colorado.

•	Minnesota Bank & Trust, Edina, Minnesota, is chartered under the laws of the state of Minnesota.

•	Morrill & Janes Bank and Trust Company, Merriam, Kansas, is chartered under the laws of the state of Kansas.

•	Premier Valley Bank, Fresno, California, is chartered under the laws of the state of California.

•	First Bank & Trust Company, Lubbock, Texas, is chartered under the laws of the state of Texas.

Dubuque Bank and Trust Company also has two wholly-owned non-bank subsidiaries:

•	DB&T Insurance, Inc., a multi-line insurance agency, with one wholly-owned subsidiary:

•
Heartland Financial USA, Inc. Insurance Services, a multi-line insurance agency with the primary purpose of providing online insurance products to consumers and small business clients in markets where Heartland conducts banking operations.

•	DB&T Community Development Corp., a community development company that partners with other entities in the development of low-income housing and historic rehabilitation projects.

First Bank & Trust Company has one wholly-owned mortgage company:

•
PrimeWest Mortgage Corporation, a mortgage company with the primary purpose of originating, selling and servicing residential mortgage loans. The loans are primarily sold to the secondary market with servicing retained.

Heartland also has two active non-bank subsidiaries:

•	Heartland Community Development Inc., a property management company that holds and manages certain nonperforming assets acquired from Heartland's bank subsidiaries.

•	Citizens Finance Parent Co., a consumer finance company with two wholly-owned companies:

•	Citizens Finance Co., a consumer finance company with offices in Iowa and Wisconsin.

•	Citizens Finance of Illinois Co., a consumer finance company with offices in Illinois.

Prior to December 31, 2018, Heartland decided to exit the Consumer Finance business and entered into an agreement to sell the loan portfolios of Citizens Finance Co. and Citizens Finance of Illinois Co. The transaction closed on January 11, 2019. The offices in Iowa and Wisconsin closed on February 1, 2019, and the offices in Illinois closed on February 11, 2019.

In addition, as of December 31, 2018, Heartland had trust preferred securities issued through special purpose trust subsidiaries formed for the purpose of offering cumulative capital securities, including the following trust subsidiaries: Heartland Financial Statutory Trust IV; Heartland Financial Statutory Trust V; Heartland Financial Statutory Trust VI; Heartland Financial Statutory Trust VII; Morrill Statutory Trust I; Morrill Statutory Trust II; Sheboygan Statutory Trust I; CBNM Capital Trust I; Citywide Capital Trust III; Citywide Capital Trust IV; Citywide Capital Trust V; Outsource Capital, Inc. Capital Statutory Trust III; and Outsource Capital Group Inc. Capital Trust IV.
All of Heartland's subsidiaries are wholly-owned.
In addition to growing organically by increasing Heartland's customer base in the markets it serves, Heartland is committed to increasing its asset base and diversifying its market footprint by expanding through acquisitions. Heartland completed two strategic acquisitions in 2018. On February 23, 2018, Heartland completed the acquisition of Signature Bancshares, Inc. ("Signature"), the parent company of Signature Bank, headquartered in Minnetonka, Minnesota. Under the terms of the definitive merger agreement, Heartland acquired Signature in a transaction valued at the time of closing at approximately $61.4 million. Of the consideration, $7.8 million was paid cash and the remainder of the consideration consisted of approximately 1,000,843 shares of Heartland common stock. Signature Bank was merged with Heartland's wholly-owned subsidiary Minnesota Bank & Trust, and the combined entity operates under the Minnesota Bank & Trust brand name.
On May 18, 2018, Heartland completed the acquisition of First Bank Lubbock Bancshares, Inc. ("FBLB"), the parent company of First Bank & Trust Company, headquartered in Lubbock, Texas. Based on the closing price of Heartland common stock on such date, the transaction had a value of $189.9 million. Stockholders of FBLB received $5.5 million cash and 3,350,664 shares of Heartland common stock as consideration in the transaction. Heartland also paid $13.3 million in cash to holders of FBLB stock appreciation rights. Upon the closing of the transaction, First Bank & Trust Company became Heartland's 11th state-chartered bank subsidiary. First Bank & Trust continues to operate under its original name and with the management team that was in place prior to the completion of the transaction.
The principal business of Heartland's bank subsidiaries consists of making loans to and accepting deposits from businesses and individuals. Its bank subsidiaries provide full service commercial and retail banking in their communities. Both Heartland's loans and its deposits are generated primarily through strong banking and community relationships and through management that is actively involved in the community. Heartland's lending and investment activities are funded primarily by core deposits. This stable source of funding is achieved by developing strong banking relationships with customers through value-added product offerings, competitive market pricing, convenience and high-touch personal service. Deposit products, which are insured by the FDIC to the full extent permitted by law, include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts, health savings accounts and other time deposits. Loan products include commercial and industrial, commercial real estate, small business, agricultural, real estate mortgage, consumer, and credit cards for commercial, business and personal use.
Heartland supplements the local services of its bank subsidiaries with a full complement of ancillary services, including wealth management, investment and insurance services. Heartland provides convenient electronic banking services and client access to account information through business and personal online banking, mobile banking, bill payment, remote deposit capture, treasury management services, debit cards and automated teller machines.
Dubuque Bank and Trust Company, Heartland's oldest bank subsidiary, was originally incorporated in Iowa in 1935. Heartland was formed as an Iowa corporation to serve as its holding company in 1981, and Heartland reincorporated in Delaware on June 30, 1993. Heartland's principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001. Heartland's telephone number is (563) 589‑2100 and its website address is www.htlf.com.
Additional Information About Heartland
Additional information about Heartland and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section titled "Where You Can Find More Information."
COMPARISON OF RIGHTS OF HOLDERS OF HEARTLAND
COMMON STOCK AND BVBC COMMON STOCK

The rights of BVBC stockholders are currently governed by the Kansas General Corporation Code (the "KGCC"), and BVBC's articles of incorporation and bylaws. Upon completion of the merger, BVBC stockholders will become stockholders of Heartland and, as such, their rights with respect to the shares received in the merger will be governed by the Delaware General Corporation Law (the "DGCL"), and Heartland's certificate of incorporation and bylaws. The following discussion summarizes the material differences between the rights of BVBC stockholders and the rights of Heartland stockholders. While Heartland and BVBC believe that the summary includes the material differences between the rights of their respective stockholders prior to the merger, this summary does not include a complete description of all of the differences between the rights of Heartland's stockholders and the rights of BVBC's stockholders, nor does it include a complete description of the specific rights of the respective stockholders discussed. You should read carefully the relevant provisions of Heartland's certificate of incorporation and bylaws and BVBC's articles of incorporation and bylaws, as well as the KGCC and DGCL, for a more complete understanding the differences in rights. This summary is qualified in its entirety by reference to the constituent documents of each company, as well as the KGCC and DGCL.
Authorized Capital Stock
Heartland. The authorized capital stock of Heartland consists of 40,000,000 shares of common stock and 200,000 shares of preferred stock, of which (i) 16,000 have been designated as Series A Junior Participating Preferred, (ii) 81,698 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, (iii) 81,698 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series C, and (iv) 3,000 shares have been designated as Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D. As of December 31, 2018, Heartland had 34,477,499 shares of outstanding common stock.
BVBC. The authorized capital stock of BVBC consists of 15,000,000 shares of common stock and 15,000,000 shares of preferred stock of which (i) 21,750 shares have been designated as Series A Fixed Rate Cumulative Preferred Stock and (ii) 1,000,000 have been designated as Series B Convertible Preferred Stock. As of December 31, 2018, BVBC had 5,851,027 shares of outstanding common stock, no shares of outstanding Series A Fixed Rate Cumulative Preferred Stock and 471,979 shares of outstanding Series B Convertible Preferred Stock.

Size of Board of Directors
Heartland. The DGCL provides that the board of directors of a business corporation will consist of one or more members, each of whom will be a natural person, and that the number of directors will be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change will be made only by amendment. Heartland's certificate of incorporation provides that the number of directors will not be less than three nor more than eleven. Heartland's board of directors is currently eleven and may be fixed from time to time by not less than sixty-six and two-thirds percent of the Heartland board of directors.
BVBC. The KGCC provides that the board of directors of every corporation will consist of one or more members, each of whom will be a natural person, and that the number of directors will be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation fixes the number of directors, in which case a change will be made only by amendment. BVBC's articles of incorporation provide that the number of directors will not be less than three nor more than twelve. BVBC's articles of incorporation provide that the number of directors will be fixed by resolution duly adopted by a majority of the total number of directors then constituting the Board. BVBC's board of directors is currently seven and may be fixed from time to time by a majority of the total number of directors then constituting the Board.
Qualifications of Directors
Heartland. The DGCL provides that directors need not be stockholders unless otherwise required by the certificate of incorporation or the bylaws, and that other qualifications of directors may be prescribed in the certificate of incorporation or the bylaws.
Heartland's certificate of incorporation provides that directors need not be residents of Delaware or the United States or stockholders of the corporation. Heartland's certificate of incorporation and bylaws provide that a person will not be eligible for election to the board of directors if such person is 72 years of age or older on the date of such election.
BVBC. The KGCC provides that directors need not be stockholders of the corporation unless otherwise required by the corporation's articles of incorporation or bylaws, and that other qualifications may be prescribed in the articles of incorporation or the bylaws. BVBC's bylaws similarly provide that directors need not be stockholders of BVBC.
Filling Vacancies on the Board
Heartland. The DGCL provides that, unless the certificate of incorporation or bylaws state otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on the board of directors including newly created directorships resulting from an increase in the number of directors.
Heartland's bylaws provide that vacancies may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, by the nominating and compensation committee, or by the sole remaining director.
BVBC. The KGCC provides that, unless the articles of incorporation or bylaws state otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on the board of directors including newly created directorships resulting from an increase in the number of directors.
BVBC's articles of incorporation provide that, subject to the rights of the holders of the BVBC Series B preferred stock, any vacancies on the board of director for any reason shall be filled only by the board of directors acting by the affirmative vote of the majority of directors then in office.
BVBC's bylaws provide that a vacancy on the board of directors may be filled by the vote of a majority of the remaining directors then in office, even if less than quorum, or by a sole remaining director.
Removal of Directors
Heartland. Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote on their election; however, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause unless the certificate of incorporation otherwise provides.
Heartland's certificate of incorporation provides that a director may only be removed for cause and by an affirmative vote of the holders of not less than 70% of the outstanding shares entitled to vote generally in the election of directors at an annual meeting of stockholders or a meeting of the stockholders called for that purpose.

BVBC. Unless otherwise provided in the articles of incorporation, the KGCC provides that at any meeting of stockholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.
BVBC's articles of incorporation provide that, subject to the rights of stockholders of the Series B preferred stock then outstanding, (i) any director, or the entire board of directors, may be removed from office at any time by the affirmative vote of the holders of record of outstanding shares representing at least sixty-six and two-thirds percent of the voting power of all the shares of capital stock of the BVBC then entitled to vote generally in the election of directors, voting together as single class, and (ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire board of directors. The term "cause" means (i) the conviction of the director of a felony, (ii) declaration by order of a court that the director is of unsound mind or (iii) gross abuse of trust that is proven by clear and convening evidence to have been committed in bad faith.
Nomination of Directors for Election
Heartland. Under Heartland's bylaws, if a stockholder wishes to nominate a person for election as director, the stockholder must give timely written notice, along with certain information specified in Heartland's bylaws regarding the nominee to the secretary of Heartland. To be timely, such stockholder notice must be received by the secretary at Heartland's principal executive offices not later than the close of business on the 30th day nor earlier than the opening of business on the 75th day before the meeting; provided, however, that in the event the notice of the meeting is given less than 40 days before the meeting, notice must be received not later than 10 days after the date that notice of the meeting was given.
BVBC. Under BVBC's articles of incorporation, a stockholder may make a nomination for director at an annual meeting of stockholders if (i) the stockholder is a stockholder of record on the record date for such annual meeting, continues to be a stockholder of record at the time of such meeting and is entitled to vote at such meeting, (ii) the stockholder delivers a written notice to the secretary of BVBC, which meets certain requirements and is received no less than 120 days prior to the day corresponding to the date on which BVBC released its proxy statement in connection with the previous year's annual meeting, (iii) the nomination is properly brought before the meeting and (iv) such business may be presented by, and only by, the stockholder who shall have given the notice or a representative of such stockholder who is qualified under the law of the State of Kansas to present the proposal on the stockholder's behalf at the meeting.
BVBC's bylaws do not specify procedures with respect to the nomination of directors.
Fiduciary Duty of Directors
Heartland. Directors of Delaware corporations have fiduciary obligations to act in accordance with the so-called duties of "care" and "loyalty." The duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires the directors to act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interests of the corporation.
BVBC. In Kansas, the fiduciary duties of directors are similar to those of Delaware corporations and have been characterized as including duties of loyalty (including good faith), care and obedience, and these duties are owed to the corporation and its stockholders collectively.
Stockholder Meetings
Heartland Annual Meetings. Under Heartland's bylaws an annual meeting of the stockholders must be held on the Wednesday following the third Tuesday of May each year or on such other date as the board of directors may determine.
Heartland Special Meetings. Under the DGCL, a special meeting may be called by the board of directors or by other persons authorized by the certificate of incorporation or the bylaws. Heartland's bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the vice chairman of the board, the president, the board, or at the written request of stockholders representing a majority of outstanding voting shares.
BVBC Regular Meetings. Under BVBC's bylaws, a regular meeting of the stockholders will be held at 10 a.m. on the 15th day in January, April, July and October of each fiscal year, or, with notice, at such time and place, as shall from time to time be determined by the Board.

BVBC Special Meeting. The KGCC provides that special meetings of the stockholders of a corporation may be called by the board of directors or by any other person authorized to call special meetings by the articles of incorporation or bylaws of the corporation. Under BVBC's bylaws, special meetings of the stockholders may be called by the president, vice president, secretary or by one or more of the directors.
Submission of Stockholder Proposals
Heartland. Heartland's bylaws provide that a stockholder must give notice to the secretary of Heartland not less than 30 days nor more than 75 days prior to the date of the originally scheduled meeting in order to bring business before an annual or special meeting. The notice must set forth as to each matter the stockholder proposes to bring before the meeting: (1) a description of the proposal and the reasons for the proposal; (2) the name and address of the proposing stockholder; (3) the number of shares of Heartland's common stock beneficially owned by the stockholder; and (4) any interest of the stockholder in the proposal. The Heartland board of directors may reject any proposal that does not comply with the foregoing requirements.
BVBC. BVBC's articles of incorporation establish procedures that stockholders must follow to propose business for consideration and action by the stockholders at a meeting of stockholders. The stockholder making the proposal must deliver written notice to BVBC’s secretary not less than 120 days in advance of the day corresponding to the date on which BVBC released its proxy statement in connection with the previous year’s annual meeting.
The business proposal notice must set forth certain information about the proposing stockholder and the proposal, including (i) the name and address of the stockholder making the proposal; (ii) the class and number of shares of BVBC beneficially owned by the stockholder making the proposal; (iii) any material interest of the stockholder in the proposed business described in the notice; (iv) the nature of the business; (v) the reasons why such business proposal is sought to be raised and submitted for a vote of the stockholders; and (vi) if and why the business proposal is deemed by the stockholder to be beneficial to BVBC.
The board of directors may reject any proposal that does not comply with the foregoing requirements.
Notice of Stockholder Meetings
Heartland. Heartland's bylaws provide that it will notify stockholders of the place, date, and time of a meeting not less than 10 nor more than 60 days before the date of the meeting or in the case of a merger or consolidation of Heartland requiring stockholder approval or a sale, lease or exchange of all or substantially all of Heartland's property and assets, not less than 20 nor more than 60 days before the date of meeting. If the notice is for a meeting other than the annual meeting, the notice will also specify the purpose or purposes for which the meeting is called.
BVBC. BVBC's bylaws provide that the corporation will notify those stockholders entitled to vote of the date, time and place of each stockholder meeting not less than 10 nor more than 60 days before the meeting date. Notice of special stockholders' meeting must include the purpose or purposes of the meeting, and the business transacted at all special meetings will be confined to the purpose or purposes stated in the notice (except for procedural matters).
Stockholder Vote Required for Mergers and Sales
Heartland. The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation's assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if: (1) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (2) each share of the surviving corporation's stock outstanding prior to the merger remains outstanding in identical form after the merger; or (3) either no shares of common stock of the surviving corporation are to be issued in the merger, or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.
In addition, the DGCL permits the merger of one corporation, of which at least 90% of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without stockholder approval of either corporation.
Heartland's certificate of incorporation provides that a merger or consolidation or a sale, lease or exchange of all or substantially all of Heartland's property and assets requires the affirmative vote of 70% of Heartland's voting shares unless such transaction (1) is approved by resolution adopted by not less than two-thirds of Heartland's board of directors, (2) is with a corporation of which the majority of the outstanding shares are owned by Heartland, or (3) does not require stockholder approval under the DGCL.

BVBC. The KGCC generally requires the affirmative vote of the holders of at least a majority of the outstanding shares of the corporation entitled to vote on the merger.
BVBC's certificate of designations for the BVBC Series B preferred stock provides that BVBC will not enter into a merger without the approval of the holders of a majority of the issued and outstanding shares of BVBC Series B preferred stock.
Distributions
Heartland. The DGCL allows the board of directors to declare and pay dividends and other distributions to stockholders either out of surplus, or out of net profits for the current or preceding fiscal year in which the dividend is declared. A distribution out of net profits is not permitted if a corporation's capital is less than the accumulated preference of preference shares, until the deficiency has been repaired.
In addition to the restrictions discussed above, Heartland's ability to pay dividends to its stockholders may be affected by rules, regulations and policies of the Federal Reserve applicable to bank holding companies.
BVBC. The KGCC allows the board of directors to, subject to any restrictions contained in the articles of incorporation, declare and pay dividends to stockholders either: (1) out of its surplus, as defined in the KGCC or (2) in case there is no such surplus, out of its net profits for the current or preceding fiscal year in which the dividend is declared. A distribution out of net profits is not permitted if a corporation's capital is less than the accumulated preference of preference shares, until the deficiency has been repaired.
BVBC's articles of incorporation provide that the BVBC Series B preferred stock will rank pari passu with the BVBC common stock with respect to the payment of dividends or distributions and are thus entitled to receive the same amount per share as paid to each share of common stock, when and as declared by the BVBC board of directors.
In addition to the restrictions discussed above, BVBC's ability to pay dividends to its stockholders may be affected by rules, regulations and policies of the Federal Reserve applicable to bank holding companies.
Preemptive Rights
Heartland. Under the DGCL, stockholders do not have preemptive rights unless expressly provided in the corporation's certificate of incorporation. Heartland's certificate of incorporation and bylaws do not provide for preemptive rights.
BVBC. Under the KGCC, stockholders do not have preemptive rights unless expressly provided in the corporation's articles of incorporation. BVBC's articles of incorporation and bylaws do not provide for preemptive rights.
Stockholder Actions Without a Meeting
Heartland. Under the DGCL, unless otherwise provided in the certificate of incorporation, stockholders may act without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Heartland's certificate of incorporation provides that any action required or permitted to be taken by the holders of capital stock of Heartland must be effected at a duly called annual or special meeting of the holders of capital stock of Heartland and may not be effected by any consent in writing by such holders.
BVBC. Under the KGCC, stockholders may act without a meeting if a written consent is signed by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
BVBC’s articles of incorporation provide that any action required or permitted to be taken by the BVBC stockholders must be effected at a duly called annual or special meeting of the stockholders. Such action by the stockholders may not be effected by any consent in writing by the BVBC stockholders.

Dissenters' Rights of Appraisal
Heartland. Under the DGCL, stockholders have appraisal rights in connection with mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL.
Appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger to accept for their stock anything other than:

•	shares of stock of the corporation surviving from the merger;

•	shares of stock of any other corporation which, at the effective date of the merger, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares of the corporations described in either of the above; or

•	any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

BVBC. The KGCC provides that each stockholder of a Kansas corporation has the right to exercise appraisal rights in connection with certain transactions, including a merger requiring stockholder approval, and must be notified of such appraisal right.
Stockholders electing to exercise their appraisal rights must file with the corporation a written objection to the merger prior to the taking of the vote on the merger at the meeting of stockholders called to consider and vote upon the merger. A proxy or vote against the merger is not sufficient to constitute a demand for appraisal. The written demand for appraisal of the stockholder’s shares must be in addition to and separate from any such proxy or vote. Any stockholder who fails to properly make the demand within the prescribed time period will not be entitled to appraisal rights.
If the merger is approved at the meeting, those stockholders who do not vote in favor of the merger and made a written demand for appraisal are entitled to written notice from the corporation notifying such stockholders of the effective date of the merger and that appraisal rights are available.
Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has properly given a written demand for appraisal may commence an appraisal proceeding by filing a petition in the district court demanding a determination of the fair value of the shares of capital stock of all such stockholders.
Stockholder Class Voting Rights
Heartland. The DGCL provides that unless otherwise provided in a corporation's certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
BVBC. The KGCC provides that unless otherwise provided in a corporation's articles of incorporation, each stockholder is entitled to one vote for each share held by such stockholder.
Indemnification
Heartland. A Delaware corporation has the power to indemnify a present or former director or officer against expenses actually and reasonably incurred in an action that such person successfully defends on the merits or otherwise.
A corporation may indemnify any director, officer, employee or agent who is or is threatened to be made a party to a non-derivative proceeding against expenses, judgments and settlements incurred in connection with the proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A director, officer, employee or agent made or threatened to be made a party to a derivative action can be indemnified to the same extent, except that indemnification is not permitted with respect to claims in which the person has been adjudged liable to the corporation unless the court determines to allow indemnity for expenses.
Any permissive indemnification of a present or former director, officer, employee or agent, unless ordered by a court, will be made by the corporation upon a determination by: (1) a majority vote of the disinterested directors even though less than a quorum; (2) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) the stockholders. The statutory rights regarding indemnification are not exclusive.

Heartland's bylaws provide that Heartland will indemnify a director or officer made party to a proceeding against expenses, judgments, fines and settlements in the circumstances that the Delaware statute allows, and under the authority of one of the groups specified above, excluding independent legal counsel.
BVBC. Section 17‑6305 of the KGCC permits a corporation to indemnify any director, officer, employee or agent against expenses in the same manner as the DGCL.
BVBC's articles of incorporation provide that each person who is an officer, director or advisory director of BVBC shall be indemnified to the fullest extent permitted by the KGCC.
Limitations on Directors' Liability
Heartland. Under the DGCL, a Delaware corporation's certificate of incorporation may eliminate director liability for all acts except: (1) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (2) a breach of the duty of loyalty; (3) improper personal benefits; or (4) certain unlawful distributions. Heartland's certificate of incorporation contains such an exculpatory provision.
BVBC. Under the KGCC, the articles of incorporation of a corporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) the payment of certain unlawful dividends or certain unlawful stock purchases or redemptions; or (4) any transaction from which the director derived an improper personal benefit. BVBC's articles of incorporation contain such an exculpatory provision.
Amendment of Certificate or Articles of Incorporation
Heartland. Under the DGCL, an amendment to the certificate of incorporation may be adopted by holders of a majority of the voting shares at a meeting at which a quorum is present, provided that, a class of stockholders has the right to vote separately on an amendment if it would: (1) increase or decrease the aggregate number of authorized shares of the class; (2) increase or decrease the par value of the shares of the class; or (3) adversely alter or change the powers, preferences, or special rights of the shares of the class.
The Heartland certificate of incorporation provides that the provisions regarding (1) an amendment to its bylaws, (2) the size, qualifications and classes of its board of directors, (3) additional voting requirements with respect to certain matters, (4) business combinations with interested stockholders, and (5) stockholder action by written consent, will not be amended, changed or repealed unless approved by the affirmative vote of the holders of shares having at least 70% of the voting power of all outstanding stock entitled to vote thereon, unless such amendment, alteration, change or repeal was approved by at least two-thirds of the directors.
BVBC. Under the KGCC, a corporation's articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment, provided that, a class of stockholders has the right to vote separately on an amendment if it would: (1) increase or decrease the aggregate number of authorized shares of the class; (2) increase or decrease the par value of the shares of the class; or (3) adversely alter or change the powers, preferences, or special rights of the shares of the class.
The BVBC articles of incorporation provide that the provisions regarding (1) actions by stockholders, (2) the number, classification and election of directors and the filling of any vacancies of directors, (3) the removal of directors, (4) the indemnification of officers, directors and advisory directors, (5) the limitation on personal liability of directors and advisory directors, (6) the application of the Kansas Control Share Acquisitions statute, (7) the application of the Kansas Business Combinations with Interested Stockholders statute, (8) amendments to the BVBC bylaws, and (9) amendments to the BVBC articles of incorporation relating to the foregoing, will not be amended, changed or repealed unless approved by the affirmative vote of the holders of shares having at least 66 2/3% of the voting power of all outstanding stock entitled to vote thereon.
BVBC’s certificate of designations of BVBC Series B preferred stock provides that BVBC will not, without obtaining the approval of the holders of a majority of the issues and outstanding share of BVBC Series B preferred stock enter into a merger or alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the BVBC Series B preferred stock.

Amendment of Bylaws
Heartland. Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. However, the stockholders always retain the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated such power.
Heartland's certificate of incorporation and bylaws provide that the bylaws also may be amended, altered or repealed by (1) the affirmative vote of holders of not less than 70% of the outstanding shares of stock entitled to vote, or (2) the affirmative vote of not less than two-thirds of the directors.
BVBC. Under the KGCC, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its articles of incorporation, confer such power upon the board of directors. However, the stockholders always retain the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated such power.
BVBC's articles of incorporation provide that the board of directors may amend the bylaws provided that the provisions of the bylaws regarding (1) meetings of stockholders, (2) directors, and (3) the indemnification of directors, officers, employees and agents, will not be amended, changed or repealed by the stockholders unless approved by the affirmative vote of at least 66 2/3% of the then outstanding capital stock of BVBC.
Stockholder Inspection Rights
Heartland. Under the DGCL, every stockholder of record has the right to inspect, upon written demand under oath stating the stockholder's purpose for inspection, in person or by agent or attorney, the corporation's stock ledger, stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation.
BVBC. Under the KGCC, a stockholder has similar inspection rights as under the DGCL.
CERTAIN OPINIONS
The validity of the Heartland common stock offered by this proxy statement/prospectus has been passed upon for Heartland by Dorsey & Whitney LLP.
Hunton Andrews Kurth LLP has delivered an opinion concerning material U.S. federal income tax consequences of the merger. See the section titled "Regulatory Matters and Tax Consequences and Accounting Treatment of the Merger-Material U.S. Federal Income Tax Consequences of the Merger" on pages 42 to 44.
EXPERTS
The consolidated financial statements of Heartland Financial USA, Inc. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Heartland files annual, quarterly and current reports, proxy statements and other information with the SEC. Heartland's SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also obtain copies of Heartland's SEC filings at the office of The Nasdaq Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of Heartland's public filings at The Nasdaq Stock Market, you should call (212) 401‑8700.
The SEC allows Heartland to incorporate by reference into this proxy statement/prospectus the information it files with the SEC. This allows Heartland to disclose important information to you by referencing those filed documents. Heartland has previously filed the following documents with the SEC and is incorporating them by reference into this proxy statement/prospectus:

•	Heartland's Annual Report on Form 10‑K for the year ended December 31, 2018;

•	Heartland's definitive Proxy Statement for its annual meeting of stockholders held on May 16, 2018; and

•
the description of Heartland's common stock and preferred share purchase rights included in its registration statements on Form 8‑A filed with the SEC, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by Heartland under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Heartland is also incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this proxy statement/prospectus is a part and prior to the date of the BVBC special meeting on , 2019. The most recent information that Heartland files with the SEC automatically updates and supersedes more dated information.
You can obtain a copy of any documents which are incorporated by reference in this proxy statement/prospectus or any supplement at no cost by writing or telephoning Heartland at:
Investor Relations
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus or any supplement hereto relating to the Heartland common stock. Heartland has not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front cover of those documents. The business, financial condition, results of operations and prospects of Heartland may have changed since those dates.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF JANUARY 16, 2019
BY AND BETWEEN
HEARTLAND FINANCIAL USA, INC.
AND
BLUE VALLEY BAN CORP.

4.7	Loans; Substandard Loans; OREO; Commitments to Extend Credit	A-25
4.8	Allowance for Loan and Lease Losses	A-25
4.9	Deposits	A-25
4.10	Reports and Filings	A-26
4.11	Ownership of Equity Interests in Certain BVBC Entities; Off Balance Sheet Arrangements	A-26
4.12	Books and Records	A-26
4.13	No Material Adverse Changes	A-27
4.14	Absence of Certain Developments	A-27
4.15	Properties	A-28
4.16	Intellectual Property	A-29
4.17	Environmental Matters	A-29
4.18	Community Reinvestment Act	A-31
4.19	Information Security	A-31
4.20	Tax Matters	A-31
4.21	Contracts and Commitments	A-34
4.22	Litigation	A-35
4.23	No Brokers or Finders	A-35
4.24	Employees	A-35
4.25	Employee Benefit Compensation Plans	A-37
4.26	Insurance	A-39
4.27	Affiliate Transactions	A-39
4.28	Compliance with Laws; Permits	A-40
4.29	Fiduciary Accounts	A-40
4.30	Interest Rate Risk Management Instruments	A-41
4.31	No Guarantees	A-41
4.32	Bank Regulatory Approvals	A-41
4.33	Fairness Opinion	A-41
4.34	Transactions in Securities	A-41
4.35	Registration Obligation	A-41
4.36	Disclosure	A-41

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		A-42

5.1	Conduct of Business	A-42
5.2	Access to Information; Confidentiality	A-43
5.3	Notice of Developments	A-44
5.4	Certain Loans and Related Matters	A-44
5.5	Financial Statements and Pay Listings	A-45
5.6	Consents and Authorizations	A-45
5.7	Tax Matters	A-45
5.8	No Solicitation	A-46
5.9	Maintenance of Allowance for Loan and Lease Losses	A-47
5.10	BVBC Forbearances	A-47

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		A-47

6.1	Filings and Regulatory Approvals	A-47
6.2	Shareholder Meeting; Registration Statement	A-48
6.3	Establishment of Accruals	A-49

6.4	Employee Matters	A-50
6.5	Tax Treatment	A-51
6.6	Updated Schedules	A-51
6.7	Indemnification; Directors’ and Officers’ Insurance	A-51
6.8	Statutory Trusts	A-52
6.9	Determination of Adjusted Tangible Common Equity	A-52
6.10	Bank Merger	A-52

ARTICLE 7 CONDITIONS		A-52

7.1	Conditions to Obligations of Each Party	A-52
7.2	Additional Conditions to Obligation of BVBC	A-53
7.3	Additional Conditions to Obligation of Heartland	A-54

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		A-55

8.1	Reasons for Termination	A-55
8.2	Effect of Termination	A-57
8.3	Expenses	A-57
8.4	BVBC Termination Fee	A-57
8.5	Amendment	A-57
8.6	Waiver	A-57

ARTICLE 9 GENERAL PROVISIONS		A-57

9.1	Press Releases and Announcements	A-57
9.2	Notices	A-58
9.3	Assignment	A-59
9.4	No Third Party Beneficiaries	A-59
9.5	Schedules	A-59
9.6	Interpretation	A-59
9.7	Severability	A-59
9.8	Complete Agreement	A-59
9.9	Governing Law	A-60
9.10	Submission to Jurisdiction	A-60
9.11	Specific Performance	A-60
9.12	Waiver of Jury Trial	A-60
9.13	Investigation of Representations, Warranties and Covenants	A-60
9.14	No Survival of Representations	A-60

SIGNATURES		A-61

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 16, 2019, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Blue Valley Ban Corp., a Kansas corporation (“BVBC”).
WHEREAS, the respective Boards of Directors of Heartland and BVBC have determined that it is advisable and in the best interests of Heartland and BVBC and their respective shareholders to consummate the merger of BVBC with and into Heartland as described in Article 2 (the “Merger”);
WHEREAS, as a result of the Merger, all of the outstanding shares of common stock, par value $1.00 per share, of BVBC (“BVBC Common Stock”) as of Effective Time (as defined in Section 2.2(d)) will be converted into shares of common stock, $1.00 par value per share, of Heartland (“Heartland Common Stock”);
WHEREAS, BVBC owns all of the issued and outstanding capital stock of Bank of Blue Valley, a Kansas state-chartered bank (“BankBV”), and Heartland owns all of the issued and outstanding capital stock of Morrill & Janes Bank and Trust Company, a Kansas state-chartered bank (“M&JBank”), and BVBC and Heartland desire that BankBV be merged with and into M&JBank (the “Bank Merger”) pursuant to an Agreement of Merger (the “Bank Merger Agreement”) between M&JBank and BankBV substantially in the form attached hereto as Exhibit A;
WHEREAS, as an inducement to Heartland to enter into this Agreement, concurrently herewith, holders of BVBC Common Stock who own 56.9% of the outstanding shares of BVBC Common Stock are entering into a Shareholder Voting Agreement dated the date hereof (the “Shareholder Voting Agreement”) with Heartland and BVBC pursuant to which such holders have agreed to such shares vote in favor of the Merger and all other transactions contemplated by this Agreement;
WHEREAS, as a further inducement to Heartland to enter into this Agreement, concurrently herewith, the holder of 100.0% of the outstanding shares of the BVBC Series B Preferred Stock (as defined in Section 4.3(a)) is entering into the Shareholder Voting Agreement pursuant to which such holder has agreed to vote such shares in favor of the Merger and all other transactions contemplated by this Agreement;
WHEREAS, concurrently herewith, Robert D. Regnier, Chairman, President and Chief Executive Officer of BVBC (“Regnier”), is entering into the Regnier Employment Agreement (as defined in Article 1); and
WHEREAS, Heartland and BVBC desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) (and any comparable provision of state law) for federal and applicable state income tax purposes.
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions. The following capitalized terms not otherwise defined herein have the meanings set forth below:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any BVBC Entity is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any BVBC Entity or (iii) in which any BVBC Entity issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of such BVBC Entity; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of BVBC.

“Adjusted Merger Consideration” means the Merger Consideration as adjusted to reflect the Adjusted Exchange Ratio in the event the Exchange Ratio is adjusted in accordance with Section 2.6.
“Adjusted Tangible Common Equity” means (a) the sum of (i) the total stockholders’ common equity of BVBC, determined in accordance with GAAP as of the close of business on the Determination Date as adjusted to reflect (X) a reasonable projection of the operations of BVBC through the Effective Time and (Y) the conversion of the BVBC Series B Preferred Stock, and (ii) the Determination Date Transaction Expenses, less (b) the sum of (x) the value of the Intangible Assets determined as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of BVBC through the Effective Time, and (y) the amount, if any, by which the Transaction Expenses exceed $6,300,000. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of BVBC during the six-month period ending on the Determination Date.
“Affiliate” has the meaning set forth in Rule 12b‑2 under the Exchange Act.
“Ancillary Documents” means the Shareholder Voting Agreement, the Regnier Employment Agreement, the NDA and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.
“BankBV Subsidiaries” means BVBuilding, BVWAdvisors, BVInvestment, BBV Accommodations, GP and REH.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Kansas Law.
“BVBC Converted Common Share” means each share of BVBC Common Stock that will be converted into the Merger Consideration pursuant to Sections 2.3(a), 2.6 and 2.7.
“BVBC Determination Date Balance Sheet” means the consolidated balance sheet of BVBC prepared by BVBC in accordance with GAAP as of the Determination Date pursuant to Section 6.9.
“BVBC Entity” means each of BVBC, BankBV, the Statutory Trusts, BVBuilding, BVWAdvisors, BVInvestment, BBVAccommodations, GP and REH.
“BVBC Equity Incentive Plan” means the Blue Valley Ban Corp. 1998 Equity Incentive Plan adopted on April 9, 1998, as amended and restated on May 17, 2017.
“BVBC ESPP” means the Blue Valley Ban Corp. Employee Stock Purchase Plan adopted on May 19, 2004.
“BVBC Unvested Restricted Stock” means issued and outstanding shares of BVBC Common Stock subject to restrictions on the transferability thereof issued pursuant to the BVBC Equity Incentive Plan, the 2016 ROA Incentive Stock Award Program and the 2018 ROA Incentive Stock Award Program.
“BVBC Shareholder” means any holder of issued and outstanding shares of BVBC Common Stock or BVBC Series B Preferred Stock.
“Bylaws” mean, with respect to any corporation, those instruments that at that time constitute its bylaws, including any amendments thereto.
“Charter” means, (a) with respect to any corporation, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto, any certificates of designation thereto and any articles or certificates of merger or consolidation thereto, and (b) with respect to any LLC, those agreements and instruments that at that time constitute the limited liability company agreement or operating agreement of such LLC executed by the members of the LLC, including any amendments thereto.
“Closing Date Bank Stock Loan Indebtedness” means all of the principal and interest due as of the Effective Time pursuant to the Loan Agreement dated August 5, 2015 (and subsequently amended on September 7, 2017 and August 2, 2018) between BVBC and Central Bank of the Midwest.

“Commonly Controlled Entity” means any entity under common control with BVBC within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“CRA” means the Community Reinvestment Act.
“Determination Date” means the last Business Day of the month immediately preceding the month in which the Effective Time occurs.
“Determination Date Transaction Expenses” means the amount of Transaction Expenses (a) paid and expensed by BVBC or BankBV through the close of business on the Determination Date, or (b) reflected as accrued expenses on the BVBC Determination Date Balance Sheet; provided, however, that Transaction Expenses which result in an income Tax deduction will be determined on a Tax-effected basis.
“Disclosure Schedules” means the Schedules delivered by BVBC to Heartland on or prior to the date of this Agreement (which will be neither attached to this Agreement nor publicly available) setting forth, among other things, items of disclosure that are necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements of BVBC contained herein.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Heartland Closing Date Stock Price” means the closing sale price of a share of Heartland Common Stock on the last trading day immediately preceding the Closing Date as quoted on the NASDAQ Global Select Market on such trading day.
“Heartland Determination Date Stock Price” means (a) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the NASDAQ Global Select Market for such trading day, multiplied by, (ii) the trading volume of Heartland Common Stock reported on the NASDAQ Global Select Market for such trading day, divided by (b) the aggregate trading volume over such 15-day period.
“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business consistent with past practices); (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (f) all lease obligations of such

Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (g) all obligations of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (i) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices); and (j) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
“Intangible Asset” means any asset of any BVBC Entity that is considered an intangible asset under GAAP, including goodwill.
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service.
“Knowledge of BVBC” or other similar phrase means the knowledge of a director or executive officer of either of BVBC or BankBV after due inquiry.
“KUSA” means the Kansas Uniform Securities Act, together with any rules and regulations promulgated thereunder.
“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of the BVBC Entities, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be; provided, however, that “Material Adverse Effect” will not be deemed to include the impact of (a) changes after the date hereof in Laws of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies, (c) changes after the date hereof in economic conditions generally affecting banks and bank holding companies, (d) changes caused by the public announcement of the Merger, (e) any outbreak of hostilities or any new declared or undeclared acts of war or terrorism, and (f) the effects of any action required to be taken by this Agreement by one of the parties hereto or actions taken or omitted to be taken by one of such parties with the written consent of the other party hereto; further provided, however, that the effect of any of the changes described in clauses (a) through (c) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on BVBC Entities as a whole, on the one hand, or Heartland and its Subsidiaries as a whole, on the other hand, as measured relative to similarly situated companies in the financial services industry.
“Membership Interests” means any membership interests, membership units or any other equity interest in an LLC however characterized.
“MSA” means the Missouri Securities Act, together with any rules and regulations promulgated thereunder.
“MSD” means the Missouri Securities Division.

“NDA” means the Confidentiality and Non-Disclosure Agreement dated December 13, 2018 between Heartland and BVBC.
“OKSC” means the Office of the Kansas Securities Commissioner.
“Ordinary Course of Business” means the ordinary course of business of the BVBC Entities consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).
“OTCQX Rules” means the OTCQX Rules for U.S. Companies promulgated by OTC Markets Group Inc.
“OTCQX U.S. Market” means the over-the-counter stock market operated by OTC Markets Group Inc. for U.S. companies.
“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made and adequate accruals or reserves have been established in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Operating Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to any BVBC Entity, (e) Encumbrances reflected in the Latest Balance Sheets and the Related Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those plans, funds, contractors, programs or arrangements intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA), (c) any kind of cash or equity incentive compensation or (d) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), that is maintained, sponsored or contributed to by any of the BVBC Entities or any Commonly Controlled Entity or with respect to which the BVBC Entities or any Commonly Controlled Entity has or could have any Liability. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the BVBC Entities nor any Commonly Controlled Entity has any present or potential future Liability.
“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Regnier Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, BVBC, BankBV and Regnier, which will become effective as of the Effective Time.
“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes required to be filed with or submitted to any Governmental Entity .
“Schedule” means any of the Disclosure Schedules.
“Severance Costs” means all amounts paid or payable to any BVBC Entity Employee as a result of the execution of this Agreement or the performance and consummation of the transactions contemplated hereby pursuant to any Plans and Contracts (including the Plans and Contracts listed on Schedule 4.21); provided, however, that Severance Costs will not include any payments made by Heartland pursuant to Section 6.4(d) and 6.4(e).
“Statutory Debt Securities” means (a) the Floating Rate Junior Subordinated Debt Securities due 2033 of BVBC dated as of April 10, 2003, and (b) the Unsecured Junior Subordinated Deferrable Interest Notes of BVBC dated as of July 29, 2005.

“Statutory Declarations of Trust” means the declarations of trust contained in (a) the Amended and Restated Declaration of Trust of BVBC Capital Trust II dated as of April 10, 2003, among Wilmington Trust Company, as Delaware Trustee, Wilmington Trust Company, as Institutional Trustee, BVBC, as Sponsor, the Administrators named therein and the holders from time to time of undivided beneficial interests in the assets of BVBC Capital Trust II, and (b) the Amended and Restated Trust Agreement dated as of July 29, 2005 of BVBC Capital Trust III, among BVBC, as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and the Administrative Trustees named therein.
“Statutory Trust Agreements” means the Statutory Debt Securities, the Statutory Declarations of Trust, the Statutory Trust Guarantees, the Statutory Trust Indentures and the Statutory Trust Securities.
“Statutory Trust Guarantees” means (a) the Guarantee of BVBC dated as of April 10, 2003, between BVBC and Wilmington Trust Company, as Guarantee Trustee, and (b) the Guarantee Agreement dated as of July 29, 2005, between BVBC, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee.
“Statutory Trust Indentures” means (a) the Indenture dated as of April 10, 2003, between BVBC, as Issuer, and Wilmington Trust Company, as Trustee, and (b) the Junior Subordinated Indenture dated as of July 29, 2005, between BVBC and Wilmington Trust Company, as Trustee.
“Statutory Trust Securities” means the common securities and preferred securities issued pursuant to the Statutory Declarations of Trust.
“Statutory Trusts” means the BVBC Capital Trust II and BVBC Capital Trust III, each of which is a Delaware statutory trust.
“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of BVBC determines in its good faith judgment, after consultation with, and receipt of written or oral advice from, its financial advisors, to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (a) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable Law, (b) after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of BVBC has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then (c) after taking into account any amendment or modification to this Agreement proposed by Heartland; provided that, for purposes of this definition, all references in the definition of Acquisition Proposal to 15% or 20% shall instead refer to 50%.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges in the nature of a tax, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.
“Transaction Expenses” means all amounts paid, to be paid, accrued or to be accrued by any BVBC Entity (or by Heartland, as successor to, or owner of, any such BVBC Entity) that arise out of or in connection with the execution of this Agreement and the performance and consummation of the transactions contemplated hereby (whether arising before, at or after the Effective Time), including (a) legal, accounting and financial advisory fees or commissions, (b) Severance Costs, (c) termination fees or other expenses incurred in connection with the termination of any Contract of any BVBC Entity (including Contracts relating to information technology or card services), (d) payments made in connection with the termination of any Plans (unless the amount of such payments has been accrued by BVBC), (e) the amount of any penalties or other expenses incurred by any BVBC Entity in connection with the prepayment of Indebtedness by any of them occurring as a result of such transactions, (f) premiums or other expenses relating to the D&O Insurance, and (g) Liabilities for Taxes arising out of or incurred in connection with the payment of such Transaction Expenses; provided, however, that, for the avoidance of doubt,

Transaction Expenses will not include (X) any Dissenting Shareholder payments that have a value per share of BVBC Common Stock in excess of the Merger Consideration or the Adjusted Merger Consideration, as applicable, or (Y) cash bonuses payable by BVBC to certain executive officers of BVBC in the Ordinary Course of Business for the year ended December 31, 2018 that were previously approved by the Board of Directors by BVBC.
1.2Defined Terms. The following capitalized terms not defined in Section 1.1 and used in more than one Section of this Agreement have the meanings set forth in the Sections hereof indicated below:

Defined Term	Section
Adjusted Exchange Ratio	2.6
Affordable Care Act	4.25(i)(i)
Agreement	Preamble
ALLL	4.8
Bank Holding Company Act	3.1(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank Regulators	3.8
Bank Regulatory Approvals	3.2(b)
BankBV	Recitals
BankBV Annual Financial Statements	4.5(b)
BankBV Common Stock	4.3(b)
BankBV Financial Statements	4.5(b)
BBVAccommodations	4.1(g)
Blue Sky Laws	3.2(b)
BVBC	Preamble
BVBC Annual Financial Statements	4.5(a)
BVBC Board Recommendation	6.2(a)
BVBC Common Stock	Recitals
BVBC Employees	4.24(a)
BVBC Financial Statements	4.5(a)
BVBC IT Systems	4.19(c)
BVBC Preferred Stock	4.3(a)
BVBC Regulatory Reports	4.10
BVBC Series A Preferred Stock	4.3(a)
BVBC Series B Preferred Stock	4.3(a)
BVBC Shareholder Meeting	6.2(a)
BVBuilding	4.1(d)
BVBuilding Common Stock	4.3(b)
BVInsurance	4.1(j)
BVInvestment	4.1(f)
BVInvestment Common Stock	4.3(b)
BVWAdvisors	4.1(e)
BVWAdvisors Common Stock	4.3(b)
Change of BVBC Board Recommendation	6.2(a)
Closing	2.12
Closing Date	2.12
Code	Recitals
Davidson	4.23
D&O Insurance	6.7(b)
Delaware Certificate of Merger	2.2(d)
Departments	4.24(d)

DGCL	2.1
Dissenting Shareholder	2.10(a)
Dissenting Shares	2.10(b)
Effective Date	2.2(d)
Effective Time	2.2(d)
Exchange Act	3.2(b)
Exchange Ratio	2.3(a)
Expenses	8.3
FDIA	3.1(b)
FDIC	3.2(b)
Fractional Share Amount	2.3(b)
FRB	3.2(b)
GP	4.1(h)
Heartland	Preamble
Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Heartland Common Stock	Recitals
Heartland Plans	6.4(c)
Heartland Regulatory Reports	3.7(a)
Heartland Series A Preferred Stock	3.4
Heartland Series B Preferred Stock	3.4
Heartland Series C Preferred Stock	3.4
Heartland Series D Preferred Stock	3.4
Indemnified Party	6.7(a)
Kansas Certificate of Merger	2.2(d)
KBC	3.2(b)
KGCC	2.1
Latest Balance Sheets	4.5(c)
Latest BVBC Balance Sheet	4.5(a)
Latest BankBV Balance Sheet	4.5(b)
Leased Real Property	4.15(c)
Letter of Transmittal	2.9(a)
LLC	4.1(g)
M&JBank	Recitals
Material Contracts	4.21(a)
Merger	Recitals
Merger Consideration	2.3(a)
NASDAQ	3.2(b)
Operating Real Property	4.15(c)
OREO	4.7(c)
OSBCK	3.2(b)
Owned Real Property	4.15(b)
Payoff Letter	7.3(k)
Proxy Statement/Prospectus	6.2(b)
Real Property	4.15(c)
Registration Statement	6.2(b)
Regnier	Recitals
REH	4.1(i)
Related BankBV Statements	4.5(b)
Related BVBC Statements	4.5(a)

Related Financial Statements	4.5(c)
Representatives	5.8(a)
Required Consents	5.6
Required BVBC Shareholder Vote	4.2(a)
RIA Regulatory Approvals	3.2(b)
SEC	3.5(a)
Securities Act	3.2(b)
Shareholder Voting Agreement	Recitals
Surviving Corporation	2.1
Termination Date	8.1(d)(i)
Work Permits	4.24(d)

ARTICLE 2
MERGER
2.1The Merger. Under the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Effective Time, BVBC will be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 17‑78‑205 of the Kansas General Corporation Code (the “KGCC”).

2.2Effect of Merger.

(a)At the Effective Time, BVBC will be merged with and into Heartland, and the separate existence of BVBC will cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, will be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and will qualify.

(b)At the Effective Time and thereafter, the Surviving Corporation will be responsible and liable for all the Liabilities, Indebtedness and penalties of each of Heartland and BVBC.

(c)At the Effective Time and thereafter, the Surviving Corporation will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and BVBC; all property, real, personal and mixed, and all Indebtedness due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and BVBC, will be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or BVBC, will not revert or be in any way impaired by reason of the Merger.

(d)To effect the Merger, the parties hereto will cause a Certificate of Merger substantially in the form attached hereto as Exhibit B (the “Delaware Certificate of Merger”) and a Certificate of Merger substantially in the form attached hereto as Exhibit C (the “Kansas Certificate of Merger”) relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Kansas, respectively. The Merger will become effective upon the filing of the Delaware Certificate of Merger and the Kansas Certificate of Merger or at a time designated in such filings. As used herein, the term “Effective Date” will mean the date on which the Merger will become effective as provided in the preceding sentence, and the term “Effective Time” will mean the time on the Effective Date when the Merger will become effective. The Effective Date and the Effective Time will take place on the Closing Date.

2.3Conversion of BVBC Common Stock.

(a)To effectuate the Merger, at the Effective Time, and without any further action of Heartland, BVBC or any holder of BVBC Common Stock, each share of BVBC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) will be canceled and extinguished and be converted into and become a right to receive, subject to adjustment as provided in Section 2.6 and Section 2.7, 0.3271 shares (the “Exchange Ratio”) of Heartland Common Stock (the “Merger Consideration”).

(b)No fractional shares of Heartland Common Stock will be issued for BVBC Converted Common Shares, and in lieu of any fractional share, Heartland will pay to each holder of BVBC Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock an amount of cash (without interest) equal to the product of (i) the Heartland Closing Date Stock Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)Each share of BVBC Common Stock held as treasury stock of BVBC or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of Indebtedness previously contracted, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto.

2.4Conversion of BVBC Series B Preferred Stock. Prior to the Closing Date, BVBC will take or cause to be taken any and all actions as may be required to cause each issued and outstanding share of BVBC Series B Preferred Stock to be converted into a share of BVBC Common Stock immediately prior to the Effective Time. A holder of any shares of BVBC Series B Preferred Stock will become a holder of shares of BVBC Common Stock at such time and be entitled to receive (net of any deductions or withholdings pursuant to Section 2.13) shares of Heartland Common Stock in the Merger as provided in Section 2.3(a).

2.5Vesting of BVBC Unvested Restricted Stock. Prior to the Closing Date, BVBC will take any and all actions as may be required by the BVBC Equity Incentive Plan or otherwise to cause the shares of BVBC Unvested Restricted Stock to become fully vested immediately prior to the Effective Time such that each holder thereof will be entitled to receive (net of any deductions or withholdings pursuant to Section 2.13) as of the Effective Time shares of Heartland Common Stock in the Merger as provided in Section 2.3(a) (rounded up to the next whole share).

2.6Adjustment to Merger Consideration for Changes in Adjusted Tangible Common Equity. If the Adjusted Tangible Common Equity as of June 30, 2019 is less than $55,500,000, the Exchange Ratio will be reduced to an amount calculated pursuant to the following formula: (a) the Exchange Ratio, less an amount equal to (i) the amount by which the Adjusted Tangible Common Equity is less than $55,500,000, divided by (ii) (x) the aggregate number of BVBC Converted Common Shares multiplied by (y) the Heartland Determination Date Stock Price (the amount resulting from such calculation, the “Adjusted Exchange Ratio”). In the event that the Effective Time occurs prior to June 30, 2019, the threshold amount of $55,500,000 will be reduced by an amount equal to the product of $20,000 times the number of calendar days from the Effective Time through June 30, 2019.

2.7Adjustments to Heartland Common Stock. In the event Heartland changes (or establishes a record date for changing) the number of shares of Heartland Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding shares of Heartland Common Stock, or Heartland declares a stock dividend or extraordinary cash dividend, and the record date therefor will be prior to the Effective Date, the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, will be proportionately adjusted.

2.8Rights of Holders of BVBC Common Stock; Capital Stock of Heartland.

(a)At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the BVBC Converted Common Shares will be deemed for all purposes to evidence the right to receive the Merger Consideration or the Adjusted Merger Consideration, as the case may be, for each BVBC Converted Common Share, and the record holder of such outstanding stock certificate will, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of BVBC Common Stock will have been converted on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, will be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by BVBC containing the names and addresses of the holders of record of BVBC Common Stock at the Effective Time.

(b)At and after the Effective Time, each share of Heartland Common Stock issued and outstanding immediately prior to the Effective Time will remain an issued and existing share of common stock of the Surviving Corporation and will not be affected by the Merger.

2.9Payment and Exchange of Certificates.

(a)Payment of Merger Consideration; Exchange of Certificates. Within 10 Business Days after the Closing, Heartland or a paying agent appointed by Heartland will cause to be distributed to each holder of BVBC Converted Common Shares a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares in exchange for the Merger Consideration or the Adjusted Merger Consideration, as the case may be, for each BVBC Converted Common Share (a “Letter of Transmittal”). Within 10 Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a share of BVBC Common Stock, Heartland or such paying agent will distribute to the Person in whose name such certificate is registered, the Merger Consideration or the Adjusted Merger Consideration, as the case may be, and, if applicable, cash in the amount of any Fractional Share Amount.

(b)Failure to Surrender Certificates. If outstanding certificates formerly representing BVBC Converted Common Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration will, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and to the extent not in Heartland’s possession will be paid over to Heartland), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Heartland nor any other Person will be liable to any holder of BVBC Converted Common Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(c)Lost Certificates. In the event that any certificate representing BVBC Converted Common Shares will have been lost, stolen or destroyed, Heartland will issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Heartland’s paying agent, the Merger Consideration for each BVBC Converted Common Share; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Heartland, BVBC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)Dividends. Until outstanding certificates formerly representing BVBC Converted Common Shares are surrendered as provided in Section 2.9(a) and (c), no dividend or distribution payable to holders of record of shares of Heartland Common Stock will be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder, there will be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Heartland Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)Full Satisfaction. The Merger Consideration issued and paid upon the surrender for exchange of each BVBC Converted Common Share in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such BVBC Converted Common Share.

2.10Dissenting Shares.

(a)Notwithstanding any provision of this Agreement to the contrary, any shares of BVBC Common Stock held by a Person (a “Dissenting Shareholder”) who has demanded and perfected a demand for appraisal of his, her or its shares of BVBC Common Stock in accordance with Section 17‑6712 of the KGCC, and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its right to such demand will not represent a right to receive Merger Consideration or the Adjusted Merger Consideration, as the case may be, for any share of BVBC Common Stock pursuant to Sections 2.3(a), 2.6 and 2.7, but in lieu thereof the holder thereof will be entitled to only such rights as are granted by the KGCC.

(b)Notwithstanding the provisions of Section 2.10(a), if any Dissenting Shareholder demanding payment of fair value of such Dissenting Shareholder’s shares of BVBC Common Stock (“Dissenting Shares”) under the KGCC will effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s rights and remedies granted by Section 17‑6712 of the KGCC, then, as of the Effective Time or the time of such withdrawal or loss, whichever occurs later, each Dissenting Share will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Sections 2.3(a), 2.6 and 2.7 upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)BVBC will give Heartland prompt notice of any written objection by a Dissenting Shareholder to the Merger or any demands by a Dissenting Shareholder for appraisal of his, her or its shares of BVBC Common Stock received by BVBC in accordance with Section 17‑6712 of the KGCC, and Heartland will have the right, at its expense, to direct in all negotiations and proceedings with respect to such demands. BVBC will not, except with the prior written consent of Heartland or as otherwise required by Law, make any payment with respect to, settle, or offer to settle, any such demands. Heartland will make any payments, settlement and offers of settlements to Dissenting Shareholders with respect to demands made pursuant to Section 17‑6712 of the KGCC.

2.11Payment of Closing Date Bank Stock Loan Indebtedness. On the Closing Date, Heartland or BVBC (in the event Heartland, at its option, provides BVBC with funds in the aggregate amount of the Closing Date Bank Stock Loan Indebtedness) will pay the aggregate amount of the Closing Date Bank Stock Loan Indebtedness to the holder thereof in accordance with the Payoff Letter.

2.12The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland located at 1398 Central Avenue, Dubuque, Iowa, or at a location otherwise agreed upon by Heartland and BVBC. The Closing will take place as soon as practicable once the conditions in Article 7 have been satisfied or waived but in any event within 10 Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)Subject to the conditions set forth in this Agreement, on the Closing Date, BVBC will deliver to Heartland:
(i)the officers’ certificate of BVBC, dated the Closing Date, required by Section 7.3(c);

(ii)the secretary’s or assistant secretary’s certificate of BVBC, dated the Closing Date, required by Section 7.3(d);

(iii)a certificate of BVBC dated the Closing Date stating (A) the number of shares of BVBC Common Stock outstanding as of the Effective Time, (B) that there are no other shares of capital stock of BVBC or options, warrants, rights to acquire, or securities convertible into capital stock of BVBC outstanding as of the Closing Date, and (C) the number of the Dissenting Shares;

(iv)duly executed copies of all Required Consents;

(v)certificates representing all outstanding shares of BankBV Common Stock and certificates representing all of the outstanding stock or other equity interests of each of the BankBV Subsidiaries, which will be free of any Encumbrance;

(vi)the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of all of the BVBC Entities;

(vii)releases of all Encumbrances on the Real Property and all buildings, fixtures, furniture and equipment located on the Real Property, other than Permitted Encumbrances;

(viii)certificates dated as of a date not earlier than the third Business Day prior to the Closing Date executed by appropriate officials of the State of Kansas as to the good standing of each of the BVBC Entities;

(ix)a Certificate of Tax Clearance from the Kansas Department of Revenue for each of the BVBC Entities;

(x)a duly executed FIRPTA statement for purposes of satisfying Heartland’s obligations under Section 1.1445-2(c) of the Treasury Regulations; and

(xi)such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (A) evidencing the accuracy of the representations and warranties of BVBC, (B) evidencing the performance and compliance by BVBC with agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 7.3 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to BVBC:
(i)the officer’s certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)the secretary’s or assistant secretary’s certificate of Heartland, dated the Closing Date, required by Section 7.2(d);

(iii)certificates dated as of a date not earlier than the third Business Day prior to the Closing Date executed by appropriate officials of the State of Delaware and State of Kansas, respectively, as to the good standing of each of Heartland and M&JBank;

(iv)if Heartland elects not to pay the Closing Date Bank Stock Loan Indebtedness to the holder thereof in accordance with the Payoff Letter pursuant to Section 2.11, the aggregate amount of the Closing Date Bank Stock Loan Indebtedness; and

(v)such other certificates, documents and instruments that BVBC reasonably requests for the purpose of (A) evidencing the accuracy of the representations and warranties of Heartland, (B) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 7.2 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.13Withholding. Heartland or its paying agent will be entitled to deduct and withhold from the Merger Consideration or the Adjusted Merger Consideration, as the case may be, otherwise payable pursuant to this Agreement, and from any other amounts otherwise payable pursuant to this Agreement, any amounts required to be withheld or deducted with respect to such consideration or payments under any applicable provisions of all Laws relating to Taxes (including the Code); provided, however, that, if any such amounts are withheld pursuant to this Section 2.13, Heartland or its paying agent, as applicable, shall notify BVBC of the amount of, and the reasons for, such withholding as soon as reasonably practicable after determining the need for such withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.14Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder (and any comparable provision of state law) for federal and applicable state income tax purposes, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each of Heartland and BVBC agrees to treat such acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

2.15Additional Actions. If, at any time after the Effective Time, Heartland will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Heartland its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of BVBC; or (b) otherwise carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of any of the BVBC Entities all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any of the BVBC Entities, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Heartland’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of BVBC and otherwise to carry out the purposes of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to BVBC as follows:
3.1Organization and Qualification.

(a)Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is the lawful record and beneficial owner of all of the issued and outstanding shares of M&JBank common stock, free and clear of any Encumbrance. Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland.

(b)M&JBank is a corporation authorized to conduct business as a bank in the State of Kansas duly organized, validly existing and in good standing under the Laws thereof. M&JBank has the requisite corporate power and authority to carry on its business as now being conducted. M&JBank is an insured bank as defined in the Federal Deposit Insurance Act (the “FDIA”). The nature of the business of M&JBank does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of Kansas.

3.2Authority Relative to this Agreement; Non-Contravention.

(a)Heartland has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which Heartland is a signatory), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by Heartland and the consummation by Heartland of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Heartland. No other corporate proceedings on the part of Heartland are necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents (to which Heartland is a party), or to consummate the Merger and the transactions contemplated by this Agreement. This Agreement and the Ancillary Documents (to which Heartland is a signatory) have been duly executed and delivered by Heartland and constitute valid and binding obligations of Heartland, enforceable in accordance with their terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any Contract, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in Section 3.2(b), any Law or Governmental Order, which would be breached or violated by its execution, delivery and performance of this Agreement and the Ancillary Documents (to which Heartland is a signatory) or the consummation by it of the transactions contemplated hereby. Heartland has caused the Board of Directors of M&JBank to approve the Bank Merger, and no other corporate proceedings on the part of Heartland or M&JBank are necessary to authorize the Bank Merger.

(b)No Consent of any Governmental Entity is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for the following: (i) any approvals or waivers from the Board of Governors of the Federal Reserve System (the “FRB”) for the Merger required under Bank Holding Company Act, any notices to and approvals from the Office of the State Bank Commissioner of Kansas (the “OSBCK”) required under Article 9‑1721 of the Kansas Banking Code (the “KBC”) and any notices to the Federal Deposit Insurance Corporation (the “FDIC”) (such notices, approvals or waivers being herein collectively referred to as the “Bank Regulatory Approvals”); (ii) any registrations or approvals required to issue Heartland Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”); (iii) any filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); (iv) any filings with the SEC, the OKSC or the MSD with respect to Consents relating to the change in control, or Heartland’s or M&JBank’s acquisition, of BVWAdvisors required under the Investment Advisers Act, the KUSA, the MSA or any other Law (any such Consents, the “RIA Regulatory Approvals”); and (v) the filings with respect to the Merger of the Delaware Certificate of Merger and the Kansas Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of Kansas, respectively.

3.3Validity of Heartland Common Stock. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any

Encumbrance. Such shares of Heartland Common Stock will be authorized for listing on the NASDAQ Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be free of any preemptive rights of the shareholders of Heartland or any other Person. The shares of Heartland Common Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act; provided, however, that any holders of such shares who become employees of Heartland or any of its Subsidiaries will be subject to Heartland’s insider trading policies (including the “black-out” periods relating to the trading of shares of Heartland Common Stock) to the extent such employees are covered by such insider trading policies.

3.4Capital Stock. The authorized capital stock of Heartland consists of 40,000,000 shares of Heartland Common Stock, and 200,000 shares of Preferred Stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock (“Heartland Series A Preferred Stock”), 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Heartland Series B Preferred Stock”), 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Heartland Series C Preferred Stock”) and 3,000 shares have been designated Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (“Heartland Series D Preferred Stock”). As of September 30, 2018, (a) (i) 34,473,029 shares of Heartland Common Stock were issued and outstanding (and no shares of Heartland Common Stock were held as treasury shares), and (ii) 705,088 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s stock incentive and employee stock purchase plans; and (b) no shares of Heartland Series A Preferred Stock were issued and outstanding; (c) no shares of Heartland Series B Preferred Stock were issued and outstanding; (d) no shares of Heartland Series C Preferred Stock were issued and outstanding; and (e) no shares of Heartland Series D Preferred Stock were issued and outstanding.

3.5Exchange Act Reports.

(a)Prior to the execution of this Agreement, Heartland has made available to BVBC complete and accurate copies of (i) Heartland’s Annual Reports on Form 10‑K for the years ended December 31, 2015, 2016 and 2017, as amended (the “Heartland 10‑K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to stockholders used in connection with meetings of Heartland shareholders held since January 1, 2015, and (iii) Heartland’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2018 (the “Heartland 10‑Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents, together with all other material reports and statements (and any amendments required to be made with respect thereto) that Heartland was required to file with the SEC pursuant to the Exchange Act after the date of filing of the Heartland 10‑Q Report, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws of the SEC. Since January 1, 2015, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10‑K Reports and the Heartland 10‑Q Report were prepared in accordance with GAAP (except that the financial statements set forth in the Heartland 10‑Q Report may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material) and fairly present the consolidated financial position of Heartland and its Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

3.6No Material Adverse Changes. Since September 30, 2018, and except as otherwise disclosed in reports filed with the SEC on or prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries that, taken individually or as a whole, has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or on the consummation of the transactions contemplated hereby. As of the date hereof, except with respect to the transactions contemplated hereby, and except as otherwise disclosed in reports filed with the SEC on or prior to the date hereof, since September 30, 2018, Heartland and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business.

3.7Reports and Filings; Compliance with Laws.

(a)Since January 1, 2015, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any Bank Regulator or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or on the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws.

(b)Heartland and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations.

(c)Since January 1, 2015, each of Heartland and its Subsidiaries has held all material Governmental Authorizations required for the conduct of its business.

(d)Heartland is not a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Heartland adopted any policies, procedures or board resolutions at the request of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland to obtain the Bank Regulatory Approvals.

(e)No Governmental Entity currently has pending any proceeding or enforcement action against Heartland or any of its Subsidiaries.

3.8Community Reinvestment Act. Each Subsidiary of Heartland that is a bank had a rating of “satisfactory” or better as of its most recent CRA examination, and neither Heartland nor any such Subsidiary has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause any such Subsidiary to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”

3.9Regulatory Approvals. As of the date hereof, to the knowledge of Heartland’s executive officers, there are no facts or circumstances relating to Heartland that would materially impede or delay receipt of any of the Bank Regulatory Approvals or the RIA Regulatory Approvals or that would likely result in the Bank Regulatory Approvals or the RIA Regulatory Approvals not being obtained. Heartland is not subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that would likely impair the ability of Heartland to obtain the Bank Regulatory Approvals or the RIA Approvals in a timely fashion.

3.10Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action, failed to take any action, or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

3.11Litigation. There is no Litigation pending against, or, to the knowledge of Heartland’s executive officers, threatened against Heartland or its Subsidiaries, before or by any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To the knowledge of Heartland’s executive officers, there are no facts that would reasonably be expected to give rise to Litigation against Heartland or any of its Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries, taken as a whole.

3.12Internal Controls. Heartland and each of its Subsidiaries maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (a) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (b) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of Heartland or such Subsidiary.

3.13NASDAQ. Heartland is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

3.14No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY HEARTLAND IN THIS ARTICLE 3, NEITHER HEARTLAND NOR ANY OTHER PERSON

MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS, AND HEARTLAND HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER HEARTLAND NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO BVBC OR ANY OF ITS AFFILLIATES OR REPRESENTATIVES WITH RESPECT TO (i) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECTIVE INFORMTAION RELATING TO HEARTLAND, ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OR (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY HEARTLAND IN THIS ARTICLE 3, ANY ORAL OR WRITTEN INFORMATION PRESENTED TO BVBC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF HEARTLAND BY BVBC, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BVBC

BVBC hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1Organization and Qualification.

(a)BVBC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas, and has the requisite corporate power and authority to carry on its business as now conducted. BVBC is a bank holding company registered under Bank Holding Company Act. BVBC is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding BankBV Common Stock, free and clear of any Encumbrance. Other than BankBV and the Statutory Trusts, BVBC has no Subsidiaries. The copies of the Charter and Bylaws of BVBC, which have been made available to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. BVBC is not in violation of any provisions of its Charter and Bylaws.

(b)BankBV is a Kansas corporation authorized to conduct business as a bank in Kansas duly organized, validly existing and in good standing under the Laws of the State of Kansas. BankBV has the requisite corporate power and authority (including all material Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. BankBV is an insured bank as defined in the FDIA. Other than the BankBV Subsidiaries, BankBV has no Subsidiaries. The nature of the business of BankBV does not require it to be, and it is not, qualified to do business in any jurisdiction other than the States of Kansas and Missouri. The copies of the Charter and Bylaws of BankBV, which have been made available to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. BankBV is not in violation of any provisions of its Charter and Bylaws.

(c)The Statutory Trusts are duly organized, validly existing under the Delaware Statutory Trust Act and the Laws of the State of Delaware. BVBC is the lawful record and beneficial owner of all of the Statutory Trust Securities that are common securities. The copies of the Statutory Declarations of Trust which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. The Statutory Trusts are not in violation of any provisions of the Statutory Declarations of Trust.

(d)Blue Valley Building Corp. (“BVBuilding”) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas. BVBuilding has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BVBuilding does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copies of the Charter and Bylaws of BVBuilding which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. BVBuilding is not in violation of any provisions of its Charter or Bylaws.

(e)Blue Valley Wealth Advisors, Inc. (“BVWAdvisors”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. BVWAdvisors has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BVWAdvisors does not require it to be and it is not qualified to do business in any jurisdiction other than the States of Kansas and Missouri. The copies of the Charter and Bylaws of BVWAdvisors which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. BVWAdvisors is not in violation of any provisions of its Charter or Bylaws.

(f)Blue Valley Investment Corp. (“BVInvestment”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. BVInvestment has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BVInvestment does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copies of the Charter and Bylaws of BVInvestment which have been made available to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. BVInvestment is not in violation of any provisions of its Charter or Bylaws.

(g)BBV Accommodations, LLC (“BBVAccommodations”) is a limited liability company (an “LLC”) duly organized, validly existing and in good standing under the laws of the State of Kansas. BBVAccommodations has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BBVAccommodations does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copy of the Charter of BBVAccommodations that has been made available to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. BBVAccommodations is not in violation of any provisions of its Charter.

(h)Grounded Properties, LLC (“GP”) is an LLC duly organized, validly existing and in good standing under the laws of the State of Kansas. GP has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of GP does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copy of the Charter of GP that has been made available to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. GP is not in violation of any provisions of its Charter.

(i)Real Estate Holdings, LLC (“REH”) is an LLC duly organized, validly existing and in good standing under the Laws of the State of Kansas. REH has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of REH does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Kansas. The copy of the Charter of REH that has been made available to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. REH is not in violation of any provisions of its Charter.

(j)Blue Valley Insurance Services, Inc., a wholly owned Subsidiary of BVBC (“BVInsurance”), is an inactive Kansas corporation that has no assets or Liabilities.

4.2Authority Relative to this Agreement; Non-Contravention.

(a)BVBC has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which BVBC is a signatory), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by BVBC and the consummation by BVBC of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of BVBC. Other than the approval of the Merger by holders as of the record date for the BVBC Shareholder Meeting of (i) at least a majority of the number of issued and outstanding shares of BVBC Common Stock and (ii) at least a majority of the number of issued and outstanding shares of BVBC Series B Preferred Stock (with such holders of shares of BVBC Common Stock and BVBC Series B Preferred Stock voting separately as a class) (such separate votes of such holders, the “Required BVBC Shareholder Vote”), no other corporate proceedings on the part of BVBC are necessary to authorize the execution and delivery of this Agreement, or the Ancillary Documents (to which BVBC is a signatory), or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the KGCC or any applicable provisions of the takeover Laws of Kansas or any other state (and any comparable provisions of the BVBC Charter or Bylaws), apply or will apply to this Agreement or the Merger. BVBC has caused the Board of Directors of BankBV to approve the Bank Merger, and BVBC has approved the Bank Merger as the sole shareholder of BankBV. No other corporate proceedings on the part of BVBC or BankBV are necessary to authorize the Bank Merger.

(b)This Agreement and the Ancillary Documents (to which BVBC is a signatory) have been duly executed and delivered by BVBC and constitute valid and binding obligations of BVBC, enforceable in accordance with their terms, subject to the Remedies Exception. None of the BVBC Entities is subject to, or obligated under, any provision of (i) its Charter, Bylaws or other governing documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in Section 4.2(c), any Law or Governmental Order, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Ancillary Documents (to which such BVBC Entity is a signatory), or the consummation of the transactions contemplated hereby and thereby.

(c)Other than the Bank Regulatory Approvals and the filing of the Kansas Certificate of Merger with the Secretary of State of Kansas, no Governmental Authorization is necessary on the part of any of the BVBC Entities for the consummation by BVBC of the transactions contemplated by this Agreement and the Ancillary Documents (to which BVBC is a party).

4.3Capitalization.

(a)The authorized capital stock of BVBC consists of 15,000,000 shares of BVBC Common Stock, par value $1.00 per share and 15,000,000 shares of Preferred Stock, par value $1.00 per share (“BVBC Preferred Stock”). Of the authorized shares of BVBC Common Stock, 5,851,027 shares are issued and outstanding (including 85,000 shares of BVBC Unvested Restricted Stock) with no shares of BVBC Common Stock held as treasury shares. Of the authorized shares of BVBC Preferred Stock, 21,750 shares have been designated Series A Fixed Rate Cumulative Preferred Stock (the “BVBC Series A Preferred Stock”), and 1,000,000 shares have been designated Series B Convertible Preferred Stock (the “BVBC Series B Preferred Stock”). Of the authorized shares of Class A Preferred Stock, no shares are issued and outstanding, and, of the authorized shares of Class B Preferred stock, 471,979 shares are issued and outstanding.

(b)The authorized capital stock of BankBV consists of 500,000 shares of Common Stock, $5.00 par value per share (“BankBV Common Stock”), 258,000 shares of BankBV Common Stock are issued and outstanding (with no shares of BankBV Common Stock held as treasury shares). The authorized capital stock of BVBuilding consists of 1,000,000 shares of Common Stock, par value $10.00 per share (“BVBuilding Common Stock”), and 1,000 shares of BVBuilding Common Stock are issued and outstanding (with no shares of BVBuilding Common Stock held as treasury shares). The authorized capital stock of BVWAdvisors consists of 1,000 shares of Common Stock, par value $0.01 per share (“BVWAdvisors Common Stock”), and 1,000 shares of BVWAdvisors Common Stock are issued and outstanding (with no shares of BVWAdvisors Common Stock held as treasury shares). The authorized capital stock of BVInvestment consists of 50,000 shares of Common Stock, par value $1.00 per share (“BVInvestment Common Stock”), and 1,000 shares of BVInvestment Common Stock are issued and outstanding (with no shares of BVInvestment Common Stock held as Treasury Shares).

(c)Schedule 4.3(c) sets forth (i) the kind and number of authorized Membership Interests of each of BBVAccommodations, BP and REH, and (ii) the kind and number of Membership Interests held by BankBV in each of BBVAccommodations, BP and REH.

(d)The issued and outstanding shares of BVBC Common Stock, BankBV Common Stock, BVBuilding Common Stock, BVWAdvisors Common Stock, BVInvestment Common Stock and the issued and outstanding Membership Interests of the BBVAccommodations, GP and REH are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights.

(e)Other than the right of holders of shares of BVBC Series B Preferred Stock to convert such shares into shares of BVBC Common Stock, there are no options, warrants, conversion privileges or other rights or Contracts obligating any of the BVBC Entities to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of any of the BVBC Entities, or the earnings or other attributes of any of the BVBC Entities. Pursuant to the Charter of BVBC, each share of BVBC Series B Preferred Stock is convertible into one share of BVBC Common Stock (i) at the option of the holder of such share of BVBC Series B Preferred Stock or (ii) upon the written request of BVBC.

4.4Ownership of BVBC Common Stock and BVBC Preferred Stock. Schedule 4.4 sets forth, for all of the issued and outstanding shares of BVBC Common Stock and BVBC Series B Preferred Stock, (a) the name of the holder of such shares, (b) the number of shares of BVBC Common Stock and BVBC Series B Preferred Stock owned by each such holder, and (c) the domicile address of each such holder. Except for the Shareholder Voting Agreement, there are no shareholder agreements, voting agreements, proxies, voting trusts or other Contracts with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of BVBC Common Stock or BVBC Series B Preferred Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on BVBC Common Stock or BVBC Series B Preferred Stock (including any restriction on the right of a holder of shares of BVBC Common Stock or BVBC Series B Preferred Stock to vote, sell or otherwise dispose of any of such shares).

4.5Financial Statements.

(a)Prior to the execution of this Agreement, BVBC has made available to Heartland copies of its audited consolidated balance sheets as of December 31, 2015, 2016, and 2017 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “BVBC Annual Financial Statements”). BVBC has made available to Heartland copies of its unaudited consolidated balance sheets as of September 30, 2017 and 2018, and the related statements of operations for the nine-month periods then ended. The consolidated balance sheet of BVBC as of September 30, 2018 is herein referred to as the “Latest BVBC Balance Sheet,” and the related statement of income for the nine-month period then ended are herein referred to as the “Related BVBC Statements.” The BVBC Annual Financial Statements, the Latest BVBC Balance Sheet and the Related BVBC Statements are collectively referred to as the “BVBC Financial Statements.” The BVBC Financial Statements are based upon the books and records of BVBC, and have been prepared in accordance with GAAP (except that the Latest BVBC Balance Sheet and the Related BVBC Statements may not contain all notes required by GAAP and are subject to year-end adjustments, as reflected in the unaudited consolidated financial statements set forth on Schedule 4.5(a)). The BVBC Financial Statements fairly present the consolidated financial position of BVBC as of the dates thereof and the consolidated results of operations for the periods then ended.

(b)Prior to the execution of this Agreement, BVBC has made available to Heartland copies of the unaudited balance sheets of BankBV as of December 31, 2015, 2016 and 2017 and the related statements of operations for the years then ended (collectively, together with any notes thereto, the “BankBV Annual Financial Statements”). BVBC has made available to Heartland copies of the balance sheet of BankBV as of September 30, 2018 and the related statement of operations for the nine-month period then ended. The balance sheet of BankBV as of September 30, 2018 is herein referred to as the “Latest BankBV Balance Sheet,” and the related statements of operations for the nine-month period then ended are herein referred to as the “Related BankBV Statements.” The BankBV Annual Financial Statements, the Latest BankBV Balance Sheet and the Related BankBV Statements are collectively referred to herein as the “BankBV Financial Statements.” The BankBV Financial Statements have been prepared in accordance with GAAP (except that the Latest BankBV Balance Sheet and the Related BankBV Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). The BankBV Financial Statements fairly present the financial position of BankBV as of the dates thereof and the results of operations for the periods then ended.

(c)The Latest BVBC Balance Sheet and the Latest BankBV Balance Sheet are collectively referred to as the “Latest Balance Sheets,” and the Related BVBC Statements and the Related BankBV Statements are collectively referred to as the “Related Financial Statements.”

4.6Absence of Undisclosed Liabilities. None of the BVBC Entities has any Liability and, to the Knowledge of BVBC, there is no basis for any present or future Litigation, charge, complaint or demand against any of the BVBC Entities, giving rise to any Liability, except (a) as reflected or expressly reserved against in the Latest Balance Sheets, (b) a Liability that has arisen after the date of the Latest Balance Sheets in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law), or (c) obligations under any Contract listed on a Schedule or under a Contract not required to be listed on a Schedule.

4.7Loans; Substandard Loans; OREO; Commitments to Extend Credit.

(a)The documentation relating to each loan made by any BVBC Entity and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)There are no loans, leases, other extensions of credit or commitments to extend credit of any BVBC Entity that has been or, to the Knowledge of BVBC, should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. BVBC has disclosed all of the “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” loans of each of the BVBC Entities on the “watch list” of each such BVBC Entity, a copy of which is attached as Schedule 4.7(b). No borrower with respect to a loan of any BVBC Entity in excess of $25,000 has: (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law; (ii) made an assignment for the benefit of its creditors; (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) taken any action for the purpose of authorizing any of the foregoing.

(c)None of the BVBC Entities has any outstanding loans or assets classified as “Other Real Estate Owned” (“OREO”). Schedule 4.7(c) contains a description of each property classified by any BVBC Entity as OREO. Prior to the execution of this Agreement, BVBC has delivered the latest appraisal of each property classified as OREO obtained by any BVBC Entity. The value of any property classified by any BVBC Entity as OREO and reflected on the Latest Balance Sheet was determined on a “fair value less cost to sell” basis. None of the BVBC Entities has entered into any Contract obligating it pay for expenses with respect to improvements on, or the development of, any OREO.

(d)None of the BVBC Entities has at any time purchased or sold any loans, advances or any participations therein. None of the BVBC Entities has at any time sold any of its assets with recourse of any kind to such BVBC Entity, nor entered into any Contract providing for the sale or servicing of any loan or other asset that constitutes a “recourse arrangement” under any applicable regulation or policy promulgated by a Governmental Entity. None of the BVBC Entities has received any request to repurchase any loan, advance or participation therein or other asset sold to a third party, nor has any of the BVBC Entities been advised by any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that such BVBC Entity repurchase such loan, advance or participation therein or other asset.

(e)There are no Contracts in the form of commitment letters binding upon any BVBC Entity to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.

4.8Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) is, and will be as of the Effective Time, in compliance in all material respects with the existing methodology of the BVBC Entities for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and will be adequate in all material respects under all standards. None of the BVBC Entities has been notified by any Governmental Entity or independent auditor of such BVBC Entity, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of the BVBC Entities in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inconsistent with the historical loss experience of the BVBC Entities.

4.9Deposits. All of the deposits held by BankBV (including the records and documentation pertaining to such deposits) have been established and are held in compliance, in all material respects, with all (a) applicable policies, practices and procedures of BankBV, and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. No deposit of BankBV is a Brokered Deposit (as defined in 12 C.F.R. §337.6(a)(2)) or is subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). All of the deposit accounts of BankBV are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund as administered by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of BVBC, has any such termination or revocation been threatened.

4.10Reports and Filings. Since January 1, 2015, each of the BVBC Entities has filed each report or other filing that it was required to file with any federal or state Bank Regulator or other Governmental Entity having jurisdiction over it, including the FRB, the FDIC, the OSKBC, the SEC, the OKSC and the MSD (together with all exhibits thereto, the “BVBC Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on any of the BVBC Entities or on the consummation of the transactions contemplated hereby. BVBC has provided or made available to Heartland copies of all of BVBC Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of BVBC Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws.

4.11Ownership of Equity Interests in Certain BVBC Entities; Off Balance Sheet Arrangements.

(a)BVBC owns (i) all of the issued and outstanding shares of BankBV Common Stock and the Statutory Trust Securities that are common securities, free and clear of any Encumbrances, and (ii) all of the issued and outstanding securities of BVInsurance, free and clear of any Encumbrances. BankBV owns all of the issued and outstanding shares of BVBuilding Common Stock, BVWAdvisors Common Stock and BVInvestment Common Stock and the issued and outstanding Membership Interests of BBVAccommodations, GP and REH, in each case, free and clear of any Encumbrances. None of the BVBC Entities owns any stock, Membership Interests, partnership interests or any other equity securities issued by any other Person, except securities owned by any of the BVBC Entities in its investment portfolio in the Ordinary Course of Business.

(b)None of the BVBC Entities is a party to or member or partner of, or has any Contract to become a party to or member or partner of, any joint venture, off balance sheet LLC, off balance sheet partnership or any similar off balance sheet entity, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or of any material Liabilities of, any of the BVBC Entities.

4.12Books and Records.

(a)The books of account of each of the BVBC Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of each of the BVBC Entities, and each document upon which entries in books and records of each of the BVBC Entities are based is complete and accurate in all material respects.

(b)Each of the BVBC Entities maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could result in a material restatement of the financial statements of such BVBC Entity.

(c)Since January 1, 2015, (A) none of the BVBC Entities nor, to the Knowledge of BVBC, any director, officer, manager, employee, auditor, accountant or representative of any of the BVBC Entities, has received notice (written or oral) or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the BVBC Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either BVBC or BankBV has engaged in questionable accounting or auditing practices, and (B) no attorney representing any of the BVBC Entities, whether or not employed by such BVBC Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any of the BVBC Entities or its respective officers, directors, members, employees or agents to the Board of Directors of any of the BVBC Entities or other any committee thereof or, to the Knowledge of BVBC, to any officer or director of any of the BVBC Entities.

(d)The minute books and stock or equity records of each of the BVBC Entities, all of which have been made available to Heartland, are correct in all material respects. The minute books of each of the BVBC Entities contain accurate records of all meetings held and actions taken by the holders of stock or other equity interests, the

Boards of Directors and committees of the Boards of Directors of each of the BVBC Entities (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or committees), and no meeting of any such holders, Boards of Directors or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other or committees). At the Closing, all such books and records will be in the possession of BVBC.

4.13No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of any of the BVBC Entities that, taken individually or as a whole and together with any other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on the BVBC Entities or materially adversely affect the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, since the date of the Latest Balance Sheets, each of the BVBC Entities has conducted its business only in the Ordinary Course of Business.

4.14Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheets or the Related Statements, since September 30, 2018, none of the BVBC Entities has:

(a)issued or sold any of its equity securities, membership units, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities or membership units, or any bonds or other securities, except deposit and other bank obligations and investment securities in the Ordinary Course of Business;

(b)redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock, membership units or other securities;

(c)split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock or other securities of any BVBC Entity;

(d)incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and, in the case of BankBV, consistent with safe and sound banking practices;

(e)discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and, in the case of BankBV, consistent safe and sound banking practices;

(f)mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, and (ii) for pledges of assets to secure public funds deposits;

(g)sold, transferred or otherwise disposed of any of its assets or canceled any material Indebtedness or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with safe and sound banking practices;

(h)suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

(i)made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;

(j)made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except (x) as required by Law or (y) in the Ordinary Course of Business;

(k)made any single or group of related capital expenditures or commitments therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $25,000 for any individual lease or involves more than $50,000 for any group of related leases in the aggregate;

(l)acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to either BVBC or BankBV;

(m)taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)made any change in its accounting methods or practices, other than changes required by Law made in accordance with GAAP or regulatory accounting principles generally applicable to BankBV;

(o)made, modified or revoked any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any Taxes;

(p)reversed any amount of its previously established ALLL;

(q)sold any securities in its investment portfolio; or

(r)agreed to do any of the foregoing.

4.15Properties.

(a)Other than real properties classified as OREO, the real properties owned by, or demised by leases to, any BVBC Entity are listed on Schedule 4.15(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which any BVBC Entity remains liable), owned, used or occupied by any BVBC Entity.

(b)Each BVBC Entity owns good and marketable title to each parcel of real property identified on Schedule 4.15(a) as being owned by it (the “Owned Real Property”), fee and clear of any Encumbrances except for Permitted Encumbrances.

(c)The leases of real property listed on Schedule 4.15(c) as being leased by any BVBC Entity (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by any BVBC Entity in the conduct of its business is hereinafter referred to as the “Operating Real Property”) are in full force and effect, and such BVBC Entity holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.15(c). The lease for the Leased Real Property is in full force and effect, and BVBC or BankBV holds a valid and existing leasehold interest under each lease for the term listed on Schedule 4.15(a). The Leased Real Property is subject to no Encumbrances or interests that would entitle the owner thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the applicable BVBC Entity of its rights under such lease so long as such BVBC Entity is not in default under such lease.

(d)Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by the applicable BVBC Entity on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiber optic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. None of the BVBC Entities is in violation of any applicable zoning ordinance or other Law relating to the Owned Real Property or, to the Knowledge of BVBC, the Leased Real Property. None of the BVBC Entities has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. There are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Owned Real Property or, to the Knowledge of BVBC, any of the Leased Real Property.

(e)Each of the BVBC Entities has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheets, free and clear of all Encumbrances except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheets.

(f)All of the buildings, fixtures, furniture and equipment necessary for the conduct of the businesses of the BVBC Entities are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of the BVBC Entities owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

(g)Each of the BVBC Entities has a title policy conforming to an ALTA Form 2006 Owners’ Policy of Insurance issued by a reputable title insurer insuring marketable fee title with respect to each parcel of Owned Real Property in such BVBC Entity, as the case may be. The copies of such title insurance policies that have been made available to Heartland prior to the date of this Agreement are correct and complete in all material respects and reflect all amendments thereto.

4.16Intellectual Property.

(a)Each of the BVBC Entities owns or possesses valid and binding licenses and other rights to use all Intellectual Property that is listed and described in Schedule 4.16 (other than commercially available “shrink wrap” or “click wrap” licenses), and none of the BVBC Entities has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each of the BVBC Entities owns or has a valid right to use the Intellectual Property, free and clear of all Encumbrances (except any restrictions set forth in Contracts relating to any licensed Intellectual Property), and has performed all of the material obligations required to be performed by it and is not in default under any Contract relating to any of the foregoing. To the Knowledge of BVBC, such Intellectual Property is valid and enforceable.

(b)(i) Each of the BVBC Entities owns or is validly licensed to use (in each case, free and clear of any Encumbrances (except any restrictions set forth in Contracts relating to any licensed Intellectual Property) all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the BVBC Entities and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (iii) to the Knowledge of BVBC, no Person is challenging, infringing on or otherwise violating any right of any of the BVBC Entities with respect to any of the Intellectual Property owned by and/or licensed by any BVBC Entity; and (iv) none of the BVBC Entities has received any written notice of any Litigation against any BVBC Entity with respect to any Intellectual Property used by such BVBC Entity, and, to the Knowledge of BVBC, no facts or events exist that would give rise to any Litigation against any of the BVBC Entities with respect to Intellectual Property.

4.17Environmental Matters.

(a)As used in this Section 4.17, the following terms have the following meanings:
(i)“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)“Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Leased Real Property to any Environmental Costs or Liability under any Environmental Law.

(iv)“List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)“Regulatory Action” means any Litigation with respect to either any of the BVBC Entities brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)“Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of BVBC, threatened against any BVBC Entity.

(c)None of the Owned Real Property, the Leased Real Property or any OREO held by any BVBC Entity is listed on a List.

(d)All transfer, transportation or disposal of Hazardous Materials by any of the BVBC Entities to properties not owned, leased or operated by such BVBC Entity has been in compliance in all material respects with applicable Environmental Law; and none of the BVBC Entities transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)No Owned Real Property or OREO held by any BVBC Entity has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)There has not been any Release of any Hazardous Material by any BVBC Entity, or any Person under its control, or, to the Knowledge of BVBC, by any other Person, on, under, about, from or in connection with the Operating Real Property and any OREO held by any BVBC Entity, including the presence of any Hazardous Materials that have come to be located on or under the Operating Real Property or OREO from another location.

(g)The Operating Real Property and any OREO held by any of the BVBC Entities has been used and operated in compliance in all material respects with all applicable Environmental Laws.

(h)Each of the BVBC Entities has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of such BVBC Entity, and all such Governmental Authorizations relating to the Environmental Laws are listed on Schedule 4.17(h). The Governmental Authorizations relating to such Environmental Laws will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of the BVBC Entities has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(i)No Encumbrance has been attached or filed against any of the BVBC Entities in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

(j)No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Operating Real Property or any OREO held by any of the BVBC Entities, or, to the Knowledge of BVBC, any other Person. The Real Property and any OREO of any of the BVBC Entities contain no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. No aboveground or underground storage tanks are located on or under the Operating Real Property or any OREO held by any of the BVBC Entities, or have been located on or under the Operating Real Property or any OREO held by any of the BVBC Entities, and then subsequently been removed or filled.

(k)No expenditure will be required in order for Heartland or M&JBank to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the

Operating Real Property or any OREO held by any of the BVBC Entities in a manner consistent with the present operation thereof.

4.18Community Reinvestment Act. BankBV had a rating of “satisfactory” or better as of its most recent CRA examination, and BVBC has not been advised of, and has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause BVBC or BankBV to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Bank Regulators of lower than “satisfactory.”

4.19Information Security.

(a)Since January 1, 2015, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of any BVBC Entity that could result in substantial harm or inconvenience to such customer. BVBC has not been advised of, and has no reason to believe that, any facts or circumstances exist that would cause any BVBC Entity to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999.

(b)The records, systems, controls, data and information of each BVBC Entity are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the BVBC Entities or their accountants (including all means of access thereto and therefrom).

(c)All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the businesses of each of the BVBC Entities (collectively, “BVBC IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The BVBC IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. None of the BVBC Entities has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the BVBC IT Systems. The BVBC Entities have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of its business. None of the BVBC Entities is in any material respect in breach of any Material Contract related to any BVBC IT Systems.

4.20Tax Matters.

(a)Each of the BVBC Entities (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected any material Liability for Taxes of the relevant BVBC Entity, and any Affiliate of such entity, covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all income and other material Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on the books of account of the relevant BVBC Entity, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)Each BVBC Entity has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)There are no Encumbrances for Taxes upon any assets of any BVBC Entity, except Permitted Encumbrances (within the meaning of subsection (a) of the definition of Permitted Encumbrances).

(d)No BVBC Entity has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)No deficiency for any Taxes has been proposed or asserted in writing, or, to the Knowledge of BVBC, otherwise proposed or asserted, or assessed against any BVBC Entity, that has not been resolved and paid in full. No waiver, extension or comparable consent given by any BVBC Entity regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of any BVBC Entity for any Tax year subsequent to the year ended December 31, 2014, nor is any such Tax audit or other proceeding pending, nor has there been any written notice to any BVBC Entity by any Governmental Entity regarding any such Tax audit or other proceeding, nor, to the Knowledge of BVBC, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of any BVBC Entity. No BVBC Entity has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)No additional Taxes will be assessed against any BVBC Entity for any Tax period or portion thereof ending on or prior to the Effective Date that will exceed the estimated reserves for Taxes established by the relevant BVBC Entity that will be taken into account in determining the Adjusted Tangible Common Equity. To the Knowledge of BVBC, there are no unresolved questions, claims or disputes concerning the Liability for Taxes of any BVBC Entity.

(g)Schedule 4.20(g) lists all federal, state, local and foreign income Tax Returns filed with respect to the BVBC Entities for taxable periods ended on or after December 31, 2014, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of each BVBC Entity, as filed with the IRS and all state or local Tax jurisdictions for the years ended December 31, 2013, 2014, 2015, 2016 and 2017 have been delivered or otherwise made available to Heartland.

(h)No BVBC Entity has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has any BVBC Entity received written or other form of notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)No BVBC Entity is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(j)No BVBC Entity will be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a taxable period prior to the Effective Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Effective Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Effective Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax Law.

(k)No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to any BVBC Entity, which would be binding following the Effective Time, and no such agreements or rulings have been applied for and are currently pending.

(l)No BVBC Entity is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes).

(m)No BVBC Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)No BVBC Entity (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was BVBC) or (ii) has any Liability for the Taxes of any Person (other than BVBC) under Treasury Regulations Section 1.1502‑6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)No BVBC Entity constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code that (i) took place during the two-year period ending on the date of this Agreement or

(ii) could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)No BVBC Entity has engaged in any transaction that is subject to disclosure under Treasury Regulation Section 1.6011‑4 or 1.6011‑4T, or has participated in any “confidential corporate tax shelter” (within the meaning of Treasury Regulation Section 301.6111-2(a)(2)) or a “potentially abusive tax shelter” (within the meaning of Treasury Regulation Section 301.6112-1(b)).

(q)No BVBC Entity has a “permanent establishment” in any country other than the United States, as such term is defined under any applicable Tax treaty between the United States and such other country.

(r)No power of attorney granted by any BVBC Entity relating to Taxes is currently in force.

(s)Each BVBC Entity has made available to Heartland true and correct schedules setting forth the income Tax attributes (including current and accumulated net operating losses and the adjusted tax basis of the assets of each BVBC Entity) and any applicable limitations on the use of those Tax attributes (including prior limitations under Section 382 of the Code).

(t)Each BVBC Entity reported all transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) on the relevant Returns in a manner for which there is substantial authority, or adequately disclosed such transactions on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code. No BVBC Entity has omitted from gross income on any Return an amount of income that was properly includible on such Return and that exceeds 25% of the amount of gross income stated in the Return, other than an amount with respect to which information is disclosed on the Return that is sufficient to apprise the IRS of the nature and amount of the item, in accordance with the provisions of Code Section 6501(e)(1)(B)(iii) and Treasury Regulations Section 301.6501(e)-1(a)(1)(iv).

(u)No BVBC Entity has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(v)No property of any BVBC Entity is (i) property that the relevant BVBC Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(w)None of the Indebtedness of any BVBC Entity constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(x)No BVBC Entity has taken or agreed to take any action, failed to take any action, or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

(y)Each of BVBC, BankBV, BVBuilding, BVWAdvisors and BVInvestment is and has been, at all times since its inception, an association taxable as a corporation for U.S. federal income tax purposes.

(z)Each of BBVAccommodations, GP and REH is, and has been at all times since its inception, an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701‑3.

(aa)Each of the Statutory Trusts is, and has been at all times since its inception, a grantor trust under subpart E, Part I of subchapter J of the Code, and not an association or publicly traded partnership taxable as a corporation. All of the BVBC Entities have, at all relevant times since the formation of each Statutory Trust, treated each Statutory Trust as a grantor trust for all U.S. federal, state and local Tax purposes. Each of the Statutory Trusts has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected Liability for Taxes (if any) of the relevant

Statutory Trust in all material respects. At all times since the issuance of the Statutory Trust Securities that are preferred securities of each of the Statutory Trusts, the principal amounts, interest and other amounts due and payable on such preferred securities have been paid in accordance with the terms of the relevant Statutory Trust Indenture and other applicable agreements, without any deferral of interest thereon.

4.21Contracts and Commitments.

(a)Schedule 4.21(a) lists the following Contracts to which any of the BVBC Entities is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.21(a), the “Material Contracts”):

(i)any employment, agency, collective bargaining Contract or consulting or independent contractor Contract;

(ii)any written or oral Contract relating to any severance pay for any Person;

(iii)any written or oral Contract creating, modifying, memorializing or otherwise related to any obligation of any of the BVBC Entities upon a change of control;

(iv)any Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(v)any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

(vi)any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit any BVBC Entity from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vii)any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(viii)any Contract for capital expenditures in excess of $50,000;

(ix)any partnership agreement, joint venture agreement, limited liability company agreement, agreement among shareholders, investor rights agreement or other similar Contract or arrangement;

(x)any Contract with a Governmental Entity;

(xi)any Contract pursuant to which any BVBC Entity grants or makes available, or is granted or receives, any license, or other right requiring an expenditure in excess of $100,000 annually, with respect to any material Intellectual Property in each case that is reasonably necessary to operate the businesses of the BVBC Entities in the Ordinary Course of Business consistent, in the case of BankBV, with safe and sound banking practices (other than non-exclusive licenses to commercially available software);

(xii)any Contract relating to Indebtedness of more than $50,000 of any BVBC Entity (other than, in the case of BankBV, deposit agreements (A) entered into in the Ordinary Course of Business consistent with safe and sound banking practices and on the same terms as those contained in the standard deposit agreement of BankBV, and (B) evidencing deposit Liabilities of BankBV);

(xiii)any Contract with an indemnity obligation of any BVBC Entity that could result in Liability to such BVBC Entity in excess of $50,000;

(xiv)any Contract the costs of which are Transaction Expenses; and

(xv)any other Contract material to the businesses of the BVBC Entities, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)(i) Each of the BVBC Entities has performed all material obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.21(a), and none of the BVBC Entities is in receipt of any written claim of default under any Contract or commitment set forth on Schedule 4.21(a); (ii) none of the BVBC Entities has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.21(a); and (iii) to the Knowledge of BVBC, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.21(a).

4.22Litigation. No Litigation is pending or, to the Knowledge of BVBC, threatened against any of the BVBC Entities. To the Knowledge of BVBC, there are no facts that would reasonably be expected to give rise to Litigation against any of the BVBC Entities that would have or would reasonably be expected to have a Material Adverse Effect on any of the BVBC Entities, taken as a whole. No BVBC Entity is subject to any Governmental Order, and, to the Knowledge of BVBC, no Governmental Order is threatened against any BVBC Entity.

4.23No Brokers or Finders. Except as provided in the engagement letter dated August 29, 2018 between BVBC and D.A. Davidson & Co. (“Davidson”), there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any BVBC Entity.

4.24Employees.

(a)Schedule 4.24(a) lists (i) each employee of each of the BVBC Entities as of the date of this Agreement, together with any former employees employed by the BVBC Entities at any time between January 1, 2018 and the date hereof (such employees, collectively, the “BVBC Entity Employees”), and indicates for each such BVBC Entity Employee, and in the aggregate, (ii) which BVBC Entity employs or employed such employee, (iii) whether such employee is or was full-time, part-time or on temporary status, (iv) whether such employee is or was an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state Law, (v) whether the employee is a salaried or hourly employee, (vi) for each currently-employed BVBC Entity Employee, such employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (vii) for each currently-employed BVBC Entity Employee, the number of hours of PTO, vacation time, and/or sick time that such employee has accrued as of the date hereof and the aggregate dollar amount thereof, (viii) for each currently-employed BVBC Entity Employee, the date of commencement of such employee’s employment, (ix) for each currently-employed BVBC Entity Employee, such employee’s position and/or title, (x) for each currently-employed BVBC Entity Employee, whether such employee is on a leave of absence, including any protected leave under federal or state Law, as of the Effective Time, and (xi) for each currently-employed BVBC Entity Employee, whether such employee has any Contract with any of the BVBC Entities or otherwise is other than an employee at-will. To the Knowledge of BVBC, no executive or managerial employee of any of the BVBC Entities and no significant group of employees of any of the BVBC Entities has any plans to terminate his, her or their employment.

(b)Each of the BVBC Entities has complied in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including but not limited to those Laws relating to the classification of employees as exempt or non-exempt employees or the classification of workers as independent contractors, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any federal, state or local Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and BVBC is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.

(c)To the Knowledge of BVBC, none of the currently-employed BVBC Entity Employees is subject to any secrecy or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the businesses of any BVBC Entity as currently conducted.

(d)Schedule 4.24(d) lists each currently employed BVBC Entity Employee who as of the date of this Agreement holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that any BVBC Entity Employee provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Departments”) in the application for such Work Permit was true and complete. Each of the BVBC Entities received the appropriate notice of approval from the Departments with respect to each such Work Permit. None of the BVBC Entities has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of BVBC, threatened to revoke or adversely modify the terms of any of the Work Permit. No Employee of a BVBC Entity is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each BVBC Entity Employee hired after November 6, 1986, the appropriate BVBC Entity has retained an Immigration and Naturalization Service Form I‑9, completed in accordance with applicable Law.

(e)The employment of all BVBC Entity Employees who were terminated within the three (3) years prior to the Effective Time was terminated in all material respects in accordance with any applicable contract terms and applicable Law, and none of the BVBC Entities has any Liability under any Contract or applicable Law applicable to any such terminated BVBC Entity Employee. The transactions contemplated by this Agreement will not cause any BVBC Entity to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(f)None of the BVBC Entities is subject to any outstanding Governmental Order requiring any action with respect to or related to the employment of any employees, or the engagement of any independent contractors or consultants, including any temporary, preliminary or permanent injunction.

(g)All loans that any BVBC Entity has outstanding to any currently-employed BVBC Entity Employee were made in the Ordinary Course of Business on the same terms as would have been made available to a Person not Affiliated with such BVBC Entity, and all such loans with a principal balance exceeding $100,000, or that are nonaccrual or on the watch list of any BVBC Entity, are set forth in Schedule 4.24(g).

(h)No currently-employed BVBC Entity Employee is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated. Within the last five years, none of the BVBC Entities has experienced and, to the Knowledge of BVBC, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of BVBC, threatened.

(i)No Litigation is pending or, to the Knowledge of BVBC, threatened respecting or involving any applicant for employment with any of the BVBC Entities or any (x) BVBC Entity Employee, any independent contractor or consultant of any of the BVBC Entities, or any class or collective of any of the foregoing, and (y) his or her employment or engagement with any BVBC Entity including any Litigation in or before:

(i)any federal or state court;

(ii)the Equal Employment Opportunity Commission or any corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(iii)the United States Department of Labor or any corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iv)the Occupational Safety and Health Administration or any corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(v)the Office of Federal Contract Compliance or any corresponding state agency;

(vi)the IRS or any corresponding state agency;

(vii)the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation; and/or

(viii)any Kansas or other state Governmental Entity.

and, to the Knowledge of BVBC, there are no facts that would form a basis for any such Litigation.
(j)Each of the BVBC Entities properly has classified all BVBC Entity Employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and/or any corresponding state Law.

(k)Each of the BVBC Entities properly has classified all independent contractors for purposes of the Fair Labor Standards Act and/or any corresponding state Law.

(l)(i) Each of the BVBC Entities has paid all wages, salaries, bonuses and commissions due and payable to each BVBC Entity Employee under any Contract or Law, (ii) has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to the BVBC Entity Employees, and (iii) the BVBC Entities have withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to the BVBC Entity Employees.

(m)There has been no lay-off of employees or work reduction program undertaken by or on behalf of any BVBC Entity in the past two years, including any termination program for purposes of the Age Discrimination in Employment Act or any plant closing or mass layoff for purposes of the WARN Act, and no such program has been adopted by any BVBC Entity or been publicly announced.

(n)Each of the BVBC Entities properly has maintained all insurance related to the employment of any BVBC Entity Employee, including workers’ compensation and unemployment insurance coverage, to the extent required by any Law. There are no workers’ compensation or unemployment claims pending against any of the BVBC Entities or, to the Knowledge of BVBC, any facts that would give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims.

(o)None of the BVBC Entities is under any obligation related to the garnishment of wages for any BVBC Entity Employee.

(p)Each of the BVBC Entities has implemented commercially reasonable policies and practices for the protection of confidential and proprietary business information, including intellectual property, and has required each BVBC Entity Employee who has or reasonably could have been expected to have access to confidential or proprietary business information of any of the BVBC Entities to execute commercially reasonable Contracts requiring the protection of any confidential and proprietary business information of all of the BVBC Entities.

4.25Employee Benefit Compensation Plans.

(a)Schedule 4.25(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be Tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any BVBC or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of any

BVBC Entity, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)Schedule 4.25(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with any of the BVBC Entities within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with any of the BVBC Entities within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to any of the BVBC Entities as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which any of the BVBC Entities is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)BVBC has made available to Heartland true, correct and complete copies of: (i) the most recent determination letter, if any, received by any BVBC Entity from the IRS regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the IRS that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Departments of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related Contracts and material documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)(i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been maintained and administered (both in form and operation) materially in accordance with the documents and instruments governing the Plans and the Law; (v) all reports and filings with governmental agencies (including the Departments of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; and (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects.

(e)The ESPP is duly qualified under Section 423 of the Code.

(f)(i) All contributions, premium payments and other payments required to be made in connection with the Plans have been timely made in accordance with applicable Law, (ii) a proper accrual has been made on the books of account of each of the BVBC Entities for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment for any completed fiscal year has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) none of the BVBC Entities has any liabilities with respect to any Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, and (v) to the Knowledge of BVBC, none of the BVBC Entities has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating.

(g)(i) No action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits; (ii) the consummation of the transactions contemplated by this Agreement will not cause any Plan to accelerate or modify the timing of payment or vesting, or increase benefits payable to any participant or beneficiary; (iii) the consummation of the transactions contemplated by this Agreement will not (A) entitle any BVBC Entity Employee to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting; (iv) None of the BVBC Entities has been notified that any Plan is currently under examination or audit by the Departments of Labor, the IRS, the Pension Benefit Guaranty Corporation or the SEC; (v) to the Knowledge of BVBC, none of the BVBC Entities has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and (vi) with respect to the Plans, to the Knowledge of BVBC, none of the BVBC Entities has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(h)(i) All accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Balance Sheets, (ii) no condition, Contract or Plan provision limits the right of any of the BVBC Entities to amend, cut back or terminate any Plan other than ordinary notice and administration requirements (except to the extent such limitation arises under ERISA or the Code), (iii) except as otherwise set forth in a Plan,  none of the BVBC Entities has any liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans identified on Schedule 4.25(h), or (B) health care continuation benefits described in Section 4980B of the Code, and (iv) each Plan, or other nonqualified deferred compensation plan of any of the BVBC Entities, which is subject to Section 409A of the Code, has been designed and has been administered in good faith compliance with Section 409A and the Treasury Regulations thereunder.

(i)Each Plan that is also a "group health plan" for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance with the applicable terms of the Affordable Care Act. Each of the BVBC Entities and each Commonly Controlled Entity offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Plan that is also a "group health plan" under the Affordable Care Act is operated in compliance with:

(i)market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;

(ii)fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420;

(iii)income exclusion provisions under Code Sections 105, 106 and 125;

(iv)information reporting rules as set forth under Sections 6051(a)(14), 6055 and 6056 of the Code; and

(v)standards for electronic transactions and operating rules under Sections 1171 and 1173 of the Social Security Act.

4.26Insurance. Schedule 4.26 hereto lists each insurance policy and bond maintained by each BVBC Entity with respect to its properties and assets, or otherwise. Prior to the date hereof, BVBC has delivered to Heartland complete and accurate copies of each of the insurance policies and bonds described on Schedule 4.26. All such insurance policies and bonds are in full force and effect, and none of the BVBC Entities is in default with respect to its obligations under any of such insurance policies. There is no claim by any of the BVBC Entities pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each of the BVBC Entities will after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, including pursuant to the D&O Insurance tail policy.

4.27Affiliate Transactions. None of the BVBC Entities or any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof will mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement with any BVBC Entity or any other Contract with such BVBC Entity (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any BVBC Entity.

4.28Compliance with Laws; Permits.

(a)Each of the BVBC Entities is, and at all times since January 1, 2013 has been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including (to the extent applicable) the Bank Holding Company Act, the FDIA, the Investment Advisers Act, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks, registered investment advisers, banking and mortgage lending; and no claims have been filed by any Governmental Entity against any BVBC Entity alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.

(b)Since January 1, 2013, none of the BVBC Entities has been advised of, and BVBC has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause any BVBC Entity to be deemed to be operating in violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c)Since January 1, 2015, each of the BVBC Entities has held all material Governmental Authorizations required for the conduct of its business.

(d)None of the BVBC Entities or any of their respective properties is a party to or is subject to any Governmental Order, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Entity, nor has any of the BVBC Entities adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. The BVBC Entities have paid all assessments made or imposed by any Governmental Entity.

(e)None of the BVBC Entities has been advised by, nor does BVBC have any knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Governmental Order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(f)(i) No Governmental Entity has initiated since December 31, 2015 or has pending any proceeding, enforcement action or, to the Knowledge of BVBC, investigation or inquiry into the business, operations, policies, practices or disclosures of any of the BVBC Entities (other than normal examinations conducted by a Bank Regulator or the SEC in the Ordinary Course of the Business of such BVBC Entity), or, to the Knowledge of BVBC, threatened any of the foregoing, and (ii) there is no unresolved violation, criticism, comment or exception by any Bank Regulator or the SEC with respect to any report or statement relating to any examinations or inspections of any of the BVBC Entities.

(g)BVWAdvisors is duly registered as an investment advisor under the Investment Advisers Act. BVBC has delivered to Heartland a true, correct and complete copy of the currently effective Form ADV of BVWAdvisors. The information contained in such Form ADV was true and correct in all material respects as of the time of filing with the SEC and continues to be true and complete in all material respects. BVWAdvisors has adopted and implemented written policies and procedures required by Rule 206(4)‑7 of the Investment Advisers Act.

(h)None of BVBC Entities has performed any services that would require such BVBC Entity to be regulated by or registered under the broker-dealer Laws of any Governmental Entity.

4.29Fiduciary Accounts. Except for the actions of BankBV and BVWAdvisors taken in a fiduciary capacity, none of the BVBC Entities acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor). BankBV and BVWAdvisors have complied in all material respects with its fiduciary duties as required by the Investment Advisors Act or any other Law.

4.30Interest Rate Risk Management Instruments.

(a)Schedule 4.30 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any BVBC Entity is a party or by which any of its properties or assets may be bound. BVBC has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any of the BVBC Entities is a party or by which any of its properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance in all material respects with safe and sound banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of the BVBC Entities has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of BVBC, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.31No Guarantees. No Liability of any BVBC Entity is guaranteed by any other Person, nor has any BVBC Entity guaranteed the Liabilities of any other Person.

4.32Bank Regulatory Approvals. BVBC is not aware of any fact or circumstance relating to any BVBC Entity that would materially impede or delay receipt of any of the Bank Regulatory Approvals or the RIA Regulatory Approvals or that would likely result in the Bank Regulatory Approvals or the RIA Regulatory Approvals not being obtained.

4.33Fairness Opinion. BVBC has received an opinion from Davidson addressed to the Board of Directors of BVBC to the effect that, as of the date of such opinion, and based upon the assumptions, qualifications contained therein, the Merger Consideration or the Adjusted Merger Consideration, as the case may be, is fair, from a financial point of view, to the holders of BVBC Common Stock. BVBC has obtained the authorization of Davidson to include a copy of its fairness opinion in the Proxy Statement/Prospectus.

4.34Transactions in Securities.

(a)All offers and sales of capital stock of BVBC by BVBC (including offers and sales pursuant to the BVBC Equity Incentive Plan and the BVBC ESPP) were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act and any applicable state securities Laws.

(b)None of the BVBC Entities, and, to the Knowledge of BVBC, (i) no director or executive officer of such BVBC Entities, (ii) no Person related to any such director or executive officer by blood, marriage or adoption and residing in the same household and (iii) no Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any BVBC Common Stock or other BVBC securities during any period when BVBC was in possession of material nonpublic information, or in violation of any applicable provision of federal or state securities Laws.

(c)Shares of BVBC Common Stock are traded on the OTCQX U.S. Market. BVBC (i) is eligible to have shares of BVBC Common Stock traded on the OTCQX U.S. Market in accordance with the OTCQX Rules, (ii) complies in all material respects with all financial and other disclosure requirements for companies with securities traded on the OTCQX U.S. Market, and (iii) complies in all material respects with all other requirements of the OTCQX Rules. All sales of shares of BVBC Common Stock on the OTCQX U.S. Market were made in compliance with Rule 144 under the Securities Act.

4.35Registration Obligation. Neither BVBC nor BankBV is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

4.36Disclosure. The representations and warranties of BVBC contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to BVBC that has not been disclosed to Heartland pursuant to this Agreement and the Disclosure Schedules that would have or would reasonably be expected to have a Material Adverse Effect on BVBC Entities, or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland will otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1:

(a)the businesses of each of the BVBC Entities will be conducted only in, and none of the BVBC Entities will take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)each of the BVBC Entities will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by BVBC in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)none of the BVBC Entities will, directly or indirectly,

(i)amend or propose to amend its Charter or Bylaws;

(ii)issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the Ordinary Course of Business;

(iii)redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of any BVBC Entity;

(iv)split, combine or reclassify any outstanding shares of capital stock of any BVBC Entity, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of any BVBC Entity, except that (A) BankBV will be permitted to pay dividends on shares of BankBV Common Stock in the Ordinary Course of Business, (B) BVBC will be permitted to pay dividends on shares of BVBC Common Stock in the Ordinary Course of Business, and (C) BVBC will be permitted to pay dividends on the preferred stock issued by the Statutory Trusts;

(v)incur any material Indebtedness, except in the Ordinary Course of Business;

(vi)discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except in the Ordinary Course of Business;

(vii)sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, however, that any such sale, assignment or transfer of the Operating Real Property will not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(viii)cancel any material Indebtedness or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or any real estate or assets or deposits that are material to any BVBC Entity, except in exchange for Indebtedness previously contracted, including OREO;

(x)make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(xi)change any of its methods of accounting in effect on the date of the Latest Balance Sheet, other than changes required by GAAP or regulatory accounting principles;

(xii)cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)enter into or modify any independent contractor or consultant Contract;

(xv)terminate the employment of any BVBC Entity Employee, other than in the Ordinary Course of Business for disciplinary or performance reasons;

(xvi)terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law;

(xvii)make, modify or revoke any material election with respect to Taxes, consent to any waiver or extension of time to assess or collect any material Taxes, file any amended Returns or file any refund claim;

(xviii)enter into any Contract requiring an indemnity payment of more than $50,000;

(xix)enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.1(c);

(xx)(A) extend or renew credit or enter into any Contracts binding any BVBC Entity to extend or renew credit except in a manner consistent with past practice and in accordance with the lending policies of such BVBC Entity as disclosed to Heartland, and none of the BVBC Entities will extend or renew credit or enter into any Contracts binding it to extend or renew credit in an amount in excess of $350,000 on an unsecured basis and $1,000,000 on a secured basis (or, in the case of borrowers with loans listed on the watch list of any BVBC Entity, to extend any additional credit to such borrowers), without first providing Heartland (at least five Business Days prior to extending or renewing such credit or entering into any Contract binding any BVBC Entity to do so) with a copy of the loan underwriting analysis and credit memorandum of the applicable BVBC Entity and the basis of the credit decision of such BVBC Entity, or (B) sell, assign or otherwise transfer any participation in any loan; or

(xxi)sell any securities in its investment portfolio except in the Ordinary Course of Business.

5.2Access to Information; Confidentiality.

(a)During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, BVBC will permit and will cause each BVBC Entity to permit Heartland full access on reasonable notice and at reasonable hours to the properties of such BVBC Entity, and will disclose and make available (together with the right to copy) to Heartland and its Representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the BVBC Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any regulatory authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the BVBC Entities; provided, however, that (i) the foregoing rights granted to Heartland will in no way affect the nature or scope of the representations, warranties and covenants of BVBC set forth herein, and (ii) BVBC will be permitted to keep confidential any information that BVBC reasonably believes (on advice of counsel) is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, BVBC will instruct the Representatives of each of the BVBC Entities to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the businesses of the BVBC Entities with the businesses of Heartland and its Affiliates.

(b)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, any confidential information or trade secrets of each of the BVBC Entities received by Heartland or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Heartland or, at BVBC’s request, returned to BVBC if this Agreement is terminated as provided in Article 8. Such information will not be used by Heartland or its Representatives to the detriment of any of the BVBC Entities and will at all times be maintained and held in compliance with the NDA until the Effective Time. If the Closing does not occur, the obligations of Heartland set forth in this Section 5.2(b) will continue indefinitely (or for such shorter period, if any, provided for in the NDA).

(c)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, any confidential information or trade secrets of Heartland and its Subsidiaries received by any BVBC Entity or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by such BVBC Entity, or, at the request of Heartland, returned to Heartland if this Agreement is terminated as provided in Article 8. Such information will not be used by either party or their Representatives to the detriment of the other party or its Subsidiaries and will at all times be maintained and held in compliance with the NDA until the Effective Time. If the Closing does not occur, the obligations of BVBC set forth in this Section 5.2(c) will continue indefinitely (or for such shorter period, if any, provided for in the NDA).

(d)During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, for the purpose of BVBC verifying the representations and warranties of Heartland under this Agreement and compliance with its covenants and obligations hereunder, Heartland will make available such documents as are reasonably requested by BVBC; provided, however, that (i) the foregoing rights granted to BVBC will in no way affect the nature or scope of the representations, warranties and covenants of Heartland set forth herein, and (ii) Heartland will be permitted to keep confidential any information that Heartland reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to BVBC. BVBC will use commercially reasonable efforts to minimize any interference with Heartland’s regular business operations in connection with any request for Heartland to make available documents pursuant to this Section 5.2(c).

(e)In the event that this Agreement is terminated, neither Heartland nor BVBC will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason for such termination, without the consent of the other party.

5.3Notice of Developments. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of any of the BVBC Entities unless prohibited by Law. BVBC will promptly notify Heartland in writing if BVBC should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any material respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4Certain Loans and Related Matters. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will furnish to Heartland a complete and accurate list as of the end of each calendar month beginning with January 2019 within 15 Business Days after the end of each such calendar month of (a) all of the periodic internal credit quality reports of any BVBC Entity prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of any BVBC Entity classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000; (e) any current repurchase obligations of any BVBC Entity with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by BankBV.

5.5Financial Statements and Pay Listings.

(a)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will furnish Heartland with the consolidated balance sheets of each of BVBC and BankBV as of the end of each calendar month beginning with January 2019 and the related statements of income, within 20 days after the end of each such calendar month. Such financial statements will be prepared on a basis consistent with the Latest Balance Sheets and the Related Statements and on a consistent basis during the periods involved, and will fairly present the financial positions of BVBC Entities and BankBV Subsidiaries, as the case may be, as of the dates thereof and the results of the consolidated operations of the BVBC Entities and the BankBV Subsidiaries, as the case may be, for the periods then ended.

(b)During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will make available to Heartland the payroll listings of each of the BVBC Entities as of the end of each pay period after December 31, 2018, within one week after the paydate of such pay period.

5.6Consents and Authorizations. BVBC will use its commercially reasonable efforts to obtain (at no cost to Heartland), prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement. BVBC will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with BVBC to obtain the Required Consents.

5.7Tax Matters.

(a)Each BVBC Entity, at its own or BVBC’s expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by the BVBC Entity on or before the Effective Date, and timely pay all Taxes reflected thereon. No later than 30 days prior to the due date (including extensions) for filing any income or franchise Tax Returns referred to in the foregoing sentence, BVBC will deliver such Returns to Heartland for review, comment and approval. With respect to any Returns referred to in the first sentence of this subsection (a) other than income and franchise Tax Returns, BVBC will deliver such Returns to Heartland no later than five days prior to the due date (including extensions) for filing such Returns, and Heartland will have the right to review, comment on and approve such other Returns. The relevant BVBC Entity will make all changes with respect to all such Returns as are reasonably requested in writing by Heartland. Heartland shall not unreasonably withhold, delay or condition its approval of the Returns described in this Section 5.7(a).

(b)Heartland, at its own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns of the BVBC Entities required to be filed after the Effective Date. Heartland will prepare and file all such Returns in respect of a taxable period which ends on or prior to the Effective Date that are not required to be filed on or before the Effective Date, and all such Tax Returns in respect of a taxable period which begins before and ends after the Effective Date, consistent with past practices of the BVBC Entity, to the extent such practices comply with applicable Law.

(c)Each of Heartland and BVBC will be liable for fifty percent (50%) of any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby. The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Date in accordance with any available pre‑sale filing procedure, and to obtain any exemption from or refund of any such Transfer Tax.

(d)The BVBC Entities and Heartland will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 5.7 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.7, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Heartland and each of the BVBC Entities agrees to retain all books and records with respect to Tax matters pertinent to the BVBC Entities relating to any taxable period which ends on or prior to the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Heartland or its Affiliate, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

(e)     For the avoidance of doubt, any and all Transaction Expenses will be allocable to the taxable period (or portion thereof) that ends on or before the Closing Date, to the extent permitted by applicable Law.
5.8No Solicitation.

(a)BVBC will not, and BVBC will use its best efforts to cause the other BVBC Entities and the officers, directors, employees, agents and authorized representatives (“Representatives”) of all BVBC Entities not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or knowingly take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any BVBC Entity to any Person (other than Heartland) in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required BVBC Shareholder Vote, this Section 5.8(a) will not prohibit BVBC, the Board of Directors of BVBC or its Representatives from (x) making any inquiries with respect to any Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the BVBC Board to make the determination that such Acquisition Proposal is a Superior Proposal or from furnishing nonpublic information regarding the BVBC Entities to, or (y) entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to BVBC by such Person (and not withdrawn) if (1) neither BVBC nor any other BVBC Entities and any of their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of BVBC concludes in good faith, after having consulted with outside counsel and financial advisor to BVBC, that such action is required in order for the Board of Directors of BVBC to comply with its fiduciary obligations to BVBC’s shareholders under applicable Law, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, BVBC gives Heartland written notice of the identity of such Person and of BVBC’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and BVBC receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of BVBC and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, BVBC furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by BVBC to Heartland). Without limiting the generality of the foregoing, BVBC acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any BVBC Entity or any of its Representatives will be deemed to constitute a breach of this Section 5.8(a) by BVBC.

(b)BVBC will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the BVBC Entities (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. BVBC will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)BVBC will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)Notwithstanding Section 6.2(a) or any other provision of this Agreement, prior to obtaining the Required BVBC Shareholder Vote, the Board of Directors of BVBC (or any committee thereof) may make a Change of BVBC Board Recommendation after the fifth (5th) Business Day following Heartland’s receipt of notice (“Notice of Determination”) from BVBC informing Heartland that the Board of Directors of BVBC (or such committee) has determined in good faith, after having consulted with outside counsel and financial advisor to BVBC, that an Acquisition Proposal is a Superior Proposal and the failure to make a Change in BVBC Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a Change in BVBC Board Recommendation), but only if: (i) the Notice of Determination includes or is accompanied by the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including copies of any proposed material agreements providing for such Superior Proposal; (ii) during the five (5) Business Day period after receipt of the Notice of Determination (the “Notice Period”), BVBC and the Board of Directors of BVBC shall have negotiated in good faith with Heartland, to the extent Heartland desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable BVBC to proceed with the BVBC Board Recommendation without a Change in BVBC Board Recommendation; provided, however, that Heartland shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been irrevocably proposed by Heartland in writing before expiration of the Notice Period, the Board of Directors of BVBC has again in good faith, after consultation with outside legal counsel and its financial advisor, made the determination that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Change in BVBC Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal that is the subject of a Notice of Determination and that occur prior to a Change in BVBC Board Recommendation, BVBC shall be required to deliver a new Notice of Determination to Heartland and again comply with the requirements of this Section 5.8(d), except that the Notice Period shall be reduced to three (3) Business Days.

(e)BVBC will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which BVBC is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland, unless, with respect to any such standstill agreement, the Board of Directors of BVBC reasonably determines in good faith, after consultation with its outside legal counsel that the enforcement of, or the failure to provide such release or waiver with respect to, any standstill or similar agreement would be inconsistent with its fiduciary duties under applicable Law. BVBC will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of BVBC.

5.9Maintenance of Allowance for Loan and Lease Losses. BVBC will cause BankBV to maintain its ALLL in all material respects in compliance with GAAP and Regulatory Accounting Principles and its existing methodology for determining the adequacy of the ALLL, as well as the standards established by all applicable Governmental Entities and the Financial Accounting Standards Board. BVBC agrees that the ALLL of BankBV will be adequate in all material respects under all standards, and that the ALLL will be consistent with the historical loss experience of the BankBV. Without limiting the generality of the foregoing, BVBC will not permit BankBV to reverse any amount of its previously established ALLL or allow BankBV’s ALLL to be less than $5,000,000.

5.10BVBC Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Heartland, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, BVBC will not, and will not permit any BVBC Entity, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming capable of being satisfied.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1Filings and Bank Regulatory Approvals. Heartland and BVBC will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, promptly after the date of this Agreement, all applications, notices or other documents required to obtain the Bank Regulatory Approvals and RIA Regulatory Approvals, and Heartland will provide copies of the non-confidential portions of such applications, filings and related correspondence to BVBC. Prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Except for BVBC’s legal and accounting expenses, Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Bank Regulatory Approvals the RIA Regulatory Approvals.

6.2Shareholder Meeting; Registration Statement.

(a)BVBC will duly call a special meeting of its shareholders in accordance with the provisions of its Charter and Bylaws (the “BVBC Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and will schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. The Board of Directors of BVBC will recommend that the holders of BVBC Common Stock and BVBC Series B Preferred Stock approve this Agreement and the Merger (the “BVBC Board Recommendation”), and BVBC will use its best efforts (including soliciting proxies for such approval) to obtain the Required BVBC Shareholder Vote. The BVBC Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of BVBC or any committee thereof to withdraw or modify the BVBC Board Recommendation in a manner adverse to BVBC may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required BVBC Shareholder Vote and in strict compliance with Section 5.8(d), the Board of Directors of BVBC may withdraw, qualify or modify the BVBC Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8, if the Board of Directors of BVBC determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable Law (a “Change of BVBC Board Recommendation”). In determining whether to make a Change of BVBC Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of BVBC will take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)For the purposes of (i) holding the BVBC Shareholder Meeting and (ii) registering Heartland Common Stock to be issued to shareholders of BVBC in connection with the Merger with the SEC and with applicable state securities authorities, Heartland will prepare, with the cooperation of BVBC (which will, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and will have the right to approve the content of the Registration Statement relating to the BVBC Entities), a registration statement on Form S‑4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which will include a proxy statement/prospectus satisfying all applicable requirements of the Securities Act and applicable Blue Sky Laws (such proxy statement/prospectus, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”).

(c)Heartland will furnish such information concerning Heartland and its Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Heartland and its Subsidiaries, to be prepared in accordance with Section 6.2(b). Heartland agrees promptly to notify BVBC if at any time prior to the BVBC Shareholder Meeting any information provided by Heartland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)BVBC will promptly furnish Heartland with such information concerning the BVBC Entities as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to the BVBC Entities, to be prepared in accordance with Section 6.2(b), including the opinion of counsel as to Tax matters required to be filed as an exhibit thereto. BVBC agrees promptly to notify Heartland if at any time prior to the BVBC Shareholder Meeting any information provided by BVBC in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(e)Heartland will promptly file the Registration Statement with the SEC and applicable state securities agencies. Heartland will use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date, and (ii) the shares of Heartland Common Stock issuable to the BVBC Shareholders to be authorized for listing on the NASDAQ Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland will use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. BVBC hereby authorizes Heartland to utilize in the Registration Statement the information concerning the BVBC Entities provided to Heartland for the purpose of inclusion in the Proxy Statement/Prospectus. Heartland will advise BVBC promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland will furnish BVBC with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party will consult with the other with respect to any material (other than the Proxy Statement/Prospectus) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.

(f)None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Proxy Statement/Prospectus, any filings or approvals under applicable federal or state banking Laws or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to the BVBC Shareholders, at the time of the BVBC Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g)None of the information relating to the BVBC Entities that is provided by BVBC for inclusion in: (A) the Proxy Statement/Prospectus, any approvals under applicable federal or state banking Laws or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to the BVBC Shareholders, at the time of the BVBC Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (B) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)Heartland will bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary. Heartland will also bear the costs of all NASDAQ listing fees with respect to listing the shares of Heartland Common Stock on the NASDAQ Global Select Market or other national securities exchange pursuant to this Agreement. Heartland will bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement/Prospectus to BVBC shareholders. Heartland and BVBC will each bear their own legal and accounting expenses in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.

6.3Establishment of Accruals. If reasonably requested by Heartland, on the Business Day immediately prior to the Closing Date, BVBC will cause BankBV and any BankBV Subsidiaries, consistent with GAAP, to establish such additional accruals and reserves as Heartland indicates are necessary to conform their accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to BankBV and any BankBV Subsidiaries from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of the businesses of BankBV and the BankBV Subsidiaries following the Merger and to provide for the costs and expenses relating to the consummation by BVBC of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves will not affect the determination of Adjusted Tangible Common Equity and will not create any personal liability for any director or officer of BVBC or BankBV. No such accruals or reserves will of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by BVBC (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied; or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. In no event will any accrual, reserve or other adjustment required or permitted by this Section 6.3 require (i) any prior filing with any Governmental Entity or violate any Law, rule or order applicable to BankBV and the BankBV Subsidiaries or (ii) any BVBC Entity to change any accounting methods for Tax purposes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date.

6.4Employee Matters.

(a)General. At the request of Heartland, BVBC agrees to take reasonable actions to commence the termination of any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland will have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including Tax qualification requirements. If, after the Effective Time, there are any Plans for which the Surviving Corporation or any of its Subsidiaries continues to be a participating employer, Heartland will have the right to discontinue such participation in any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law. However, until Heartland takes such action, such Plans will continue in force for the benefit of present and former employees of the BVBC Entities who have any present or future entitlement to benefits under any such Plans.

(b)Compensation and Benefits. Heartland agrees that each BVBC Entity Employee will, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, be provided with (i) base salary or wage rate and cash incentive compensation opportunities the same as are provided as of the date hereof and (ii) employee benefits (excluding equity compensation benefits) that are substantially comparable in the aggregate to those provided as of the date hereof.

(c)Participation in Heartland Benefit Plans. At a date no later than fifteen (15) Business Days after the Closing Date, each BVBC Entity Employee will be eligible to participate in the health, vacation and other non-equity based employee benefit plans of Heartland or its Subsidiaries (the “Heartland Plans”) to the same extent as similarly situated employees of Heartland and to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that (a) nothing in this Section 6.4(b) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate a Heartland Plan at any time. With respect to the Heartland Plans, Heartland will, or will cause its Subsidiaries to do the following: (i) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable BVBC Entity Employee would have been entitled to coverage under the corresponding Plan in which such BVBC Entity Employee was an active participant immediately prior to his or her transfer to Heartland Plan; (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Plan in which such BVBC Entity Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) so long as the insurance companies of the BVBC Entities provide information related to the amount of such credit that is available to Heartland, provide each BVBC Entity Employee with credit for deductibles paid by such BVBC Entity Employee prior to his or her transfer to a Heartland Plan (to the same extent such credit was given under the analogous Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (ii) fully recognize service of the BVBC Entity Employees with any of the BVBC Entities for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the BVBC Entity Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Plan prior to such transfer. Heartland will extend coverage to BVBC Entity Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by such Heartland Plans and applicable Law. Heartland will give effect to any elections made by BVBC Entity Employees with respect to such accounts under any flexible benefits cafeteria plan of any BVBC Entity to the extent permitted by such Heartland Plan and applicable Law. BVBC Entity Employees will be credited with amounts available for reimbursement equal to such amounts as were credited under any flexible benefits cafeteria plan of either BVBC or BankBV to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.

(d)Terminated BVBC Entity Employees. To the extent that Heartland terminates the employment of any BVBC Entity Employee without “cause,” as that term is defined in the sole discretion of Heartland, at, or within six months after, the Effective Time, and such BVBC Entity Employee is not otherwise entitled to severance benefits under a separate contractual obligation with any of the BVBC Entities in effect on the date of this Agreement, Heartland will offer such BVBC Entity Employee (i) severance benefits approximately equivalent to one week of base compensation for each full year of service to a BVBC Entity with a minimum of two and a maximum of 26 weeks of severance pay, on terms and conditions to be established in the sole discretion of Heartland, and (ii) employer-paid outplacement services to the same extent, and on such terms and conditions, as such services are offered to similarly situated employees of Heartland.

(e)BVBC Entity Employee Retention Program. Prior to the Effective Time, BVBC and Heartland will mutually agree on and establish an employee retention bonus program and will allocate pursuant to such program cash awards to certain BVBC Entity Employees to remain in the employ of one of the BVBC Entities through the completion of the system integration process between the BVBC Entities, on the one hand, and Heartland on the other hand.

(f)Affordable Care Act Reporting. As of the earlier of the Closing Date or the applicable reporting deadline under the Affordable Care Act, each BVBC Entity and any Commonly Controlled Entity will accurately complete and timely file with the IRS, and timely send to all covered individuals, as applicable, any required IRS Forms 1094‑B, 1095‑B, 1094‑C and 1095‑C for the 2018 calendar year with respect to each Plan that is subject to the Affordable Care Act.

(g)Limitation on Enforcement. This Agreement is an agreement solely between BVBC and Heartland. Nothing in this Agreement, including this Section 6.4, whether express or implied, confers upon any BVBC Entity Employees, employees of Heartland and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever.

6.5Tax Treatment. Neither BVBC or Heartland will take any action or cause to be taken any action, whether before or after the Effective Time or the Effective Date, as the case may be, that would reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. BVBC and Heartland each agree to file all Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.6Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, BVBC will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by BVBC subsequent to the date any Schedule was previously delivered by BVBC to Heartland. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.7Indemnification; Directors’ and Officers’ Insurance.

(a)Heartland agrees that all rights of the present and former directors, officers and employees of any of the BVBC Entities to indemnification provided for in the Charter or Bylaws or any indemnification agreement of such BVBC Entity, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), will survive the Merger and continue in full force and effect until the earlier of the date on which the applicable statute of limitations expires or the date on which the six-year anniversary of the Closing Date occurs (each such director ,officer and employee being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any Person made a party to any proceeding by reason of the fact that such Person was a director, officer or employee of any of the BVBC Entities at or prior to the Effective Time to the fullest extent provided in, and will advance expenses in accordance with, the Charter and Bylaws or any indemnification agreement of such BVBC Entity, as applicable, in the form previously provided to Heartland and effective as of the date of this Agreement, in each case subject to all the limitations set forth in such Charter and Bylaws. Notwithstanding anything to the contrary contained in this Section 6.7, nothing contained in this Agreement will require Heartland to indemnify, defend or hold harmless any Indemnified Party (i) to a greater extent than any BVBC Entity is required to, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party or (ii) for any amount in excess of the coverage provided by the D&O Insurance. Any indemnification provided pursuant to this Section 6.7 will be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)Prior to the Effective Time, BVBC will or, if BVBC is unable to, Heartland as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, the “D&O

Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as the existing policies of the BVBC Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Heartland will pay the premium for the D&O Insurance; provided, however, that in no event will Heartland be required to expend more than 200% of the current amount expended on an annual basis by BVBC and BankBV to procure their existing D&O insurance policies. If BVBC or Heartland for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Heartland will obtain as much as comparable D&O insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premiums expended by the BVBC Entities for their existing D&O Insurance policies. Any insurance premium payments made by Heartland pursuant to this Section 6.7(b) will be considered Transaction Expenses in accordance with the definition of “Transaction Expenses” set forth in Article I.

(c)The provisions of this Section 6.7 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party as if he or she were a party to this Agreement.

6.8Statutory Trusts. BVBC, as the owner of the Statutory Trust Securities that are common securities, will cause each of the Statutory Trusts (a) to remain a statutory trust, (b) to otherwise continue to be classified as a grantor trust for federal income Tax purposes, and (c) to cause each holder of Statutory Trust Securities that are preferred securities to be treated as owning an undivided beneficial interest in the Statutory Trust Indentures. Upon the Effective Time, Heartland will assume BVBC’s obligations and acquire its rights relating to the Statutory Trusts, including BVBC’s obligations and rights under the Statutory Trust Indentures, Statutory Trust Securities and the other Statutory Trust Agreements. In connection therewith, BVBC will assist Heartland in assuming BVBC’s obligations and acquiring its rights under the Statutory Trusts, and will provide the documentation required to make such assumption of obligations and acquisition of rights effective including any supplemental indentures or certificates that may be required under the Statutory Trust Agreements. Subject to the terms of the Statutory Trust Securities, immediately prior to the Closing, BVBC will pay, or cause to be paid, to the proper Persons all deferred and accrued but unpaid interest and any outstanding fees relating to the Statutory Trust Indentures, and the Statutory Trusts.

6.9Determination of Adjusted Tangible Common Equity. As soon as practicable after the Determination Date, BVBC will prepare the BVBC Determination Date Balance Sheet. Within five (5) Business Days following the Determination Date, BVBC will prepare and deliver to Heartland its good faith determination of (a) the Adjusted Tangible Common Equity, together with reasonable support therefor (including the BVBC Determination Date Balance Sheet), and (b) the BVBC Determination Date Transaction Expenses, together with reasonable support therefor. If BVBC and Heartland agree on the amount of the Adjusted Tangible Common Equity, such amount will be final and conclusive. If Heartland and BVBC disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute will be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations will be deemed adjusted in accordance with the determination of the independent accounting firm and will become binding, final and conclusive upon all of the parties hereto. The independent accounting firm will consider only the items in dispute and will be instructed to act within five Business Days (or such longer period as BVBC and Heartland may agree) to resolve all items in dispute. BVBC and Heartland will share equally the payment of reasonable fees and expenses of the independent accounting firm.

6.10Bank Merger. Heartland and BVBC will take all actions as may be required to cause the Bank Merger to occur as of the Effective Time or immediately thereafter.

ARTICLE 7
CONDITIONS

7.1Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)Bank Regulatory Approvals. The Bank Regulatory Approvals and the RIA Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of the Bank Regulatory Approvals or the RIA Regulatory Approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to, Heartland and M&JBank, taken as a whole, or BVBC or any BVBC Entity, taken as a whole; (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act; (iii) require any Person other than Heartland to guaranty, support or maintain the capital of BankBV; (iv) prohibit direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of the BVBC Entities or Heartland or any of its Subsidiaries, or compel Heartland or any of its Subsidiaries or any BVBC Entity to dispose of or to hold separately all or a material portion of its business or assets or any of its Subsidiaries or of such BVBC Entity; or (v) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries, taken as a whole.

(b)No Prohibitive Change of Law. There will have been no Law, domestic or foreign, enacted or promulgated, which would materially impair the consummation of the transactions contemplated hereby.

(c)Governmental Action. There will not be any action taken, or any Law or Governmental Order proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining, prohibiting or otherwise impairing the consummation of the transactions contemplated hereby or obtaining material damages from any BVBC Entities or Heartland or any of Heartland’s Subsidiaries in connection with such transactions, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the businesses or assets of any BVBC Entity or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or any BVBC Entity to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of such BVBC Entity, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of any BVBC Entity.

(d)No Termination. No party hereto will have terminated this Agreement as permitted herein.

(e)Shareholder Approval. The Merger will have been approved by the Required BVBC Shareholder Vote.

(f)Registration Statement; Listing. The Registration Statement will have been declared and will remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no action, lawsuit, proceeding or investigation for that purpose will have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock issuable to the shareholders of BVBC hereunder will have been received. The shares of Heartland Common Stock issuable to the BVBC Shareholders will have been authorized for listing on the NASDAQ Global Select Market or other national securities exchange, subject to official notice of issuance.

7.2Additional Conditions to Obligation of BVBC. The obligation of BVBC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Warranties. (i) The representations and warranties set forth in Article 3 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. Heartland will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officer’s Certificate. Heartland will have furnished to BVBC a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer will certify to the conditions set forth in Sections 7.2(a) and (b).

(d)Heartland Secretary’s Certificate. Heartland will have furnished to BVBC (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to BVBC that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Change in Control of Heartland. Heartland will not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)Legal Opinion. BVBC will have received an opinion of Hunton Andrews Kurth LLP that based on the terms of this Agreement and based on certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including representations and covenants contained in certificates of officers of BVBC and Heartland.

(g)Other Materials. BVBC will have received the materials set forth in Section 2.12(b).

7.3Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Compliance. (i) The representations and warranties set forth in Article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. BVBC will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officers’ Certificate of BVBC. BVBC will have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of BVBC, dated as of the Effective Date, in which such officers will certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)BVBC Secretary’s Certificate. BVBC will have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of BVBC necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of BVBC by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Dissenting Shares. The total number of Dissenting Shares will be no greater than five percent (5%) of the number of shares of BVBC Common Stock issued and outstanding as of the Effective Time.

(f)Required Consents. Each Required Consent will have been obtained and be in full force and effect, and such actions as Heartland’s counsel may reasonably require will have been taken in connection therewith.

(g)No Equity Claims. No Person (other than a holder of shares of BVBC Common Stock or BVBC) will have asserted that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, either of BVBC or BankBV or (ii) is entitled to any of the Merger Consideration.

(h)Regnier Employment Agreement. The Regnier Employment Agreement will be in full force and effect, and Regnier will not have indicated any intention of not fulfilling his obligations under the Regnier Employment Agreement.

(i)Conversion of BVBC Series B Preferred Stock. Each issued and outstanding share of BVBC Series B Preferred Stock will have been converted into one share of BVBC Common Stock as of the Effective Time.

(j)Vesting of BVBC Unvested Restricted Stock. Each share of BVBC Unvested Restricted Stock will be fully vested as of the Effective Time.

(k)Closing Date Bank Stock Loan Indebtedness; Release of Encumbrances. BVBC will have delivered to Heartland on or prior to the second Business Day prior to the Closing Date a letter from the lender with respect to the Closing Date Bank Stock Loan Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date), including (i) a customary statement that (A) if such aggregate amount is paid to the lender on the Closing Date, such indebtedness will be repaid and/or redeemed in full, and (B) all Encumbrances securing such Closing Date Bank Stock Loan Indebtedness (if any) may thereafter be automatically released and terminated, (ii) authorizations to file any Uniform Commercial Code termination statements, terminations and releases of outstanding mortgages and security interests as are reasonably necessary to release such Encumbrances, and (iii) a customary statement that, upon the receipt of payment of such indebtedness, all tangible collateral (including, without limitation, all stock certificates) securing the obligations under such indebtedness in possession of the lender with respect thereto will be promptly delivered to Heartland (the “Payoff Letter”).

(l)Other Materials. Heartland will have received the materials set forth in Section 2.12(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)by mutual consent of the Boards of Directors of Heartland and BVBC;

(b)by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)by either party in the event any Governmental Authorization required to permit the consummation of the transactions contemplated by this Agreement will have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party);

(d)by BVBC if:

(i)the Closing has not occurred by July 31, 2019 (the “Termination Date”); provided that BVBC will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) BVBC’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) BVBC has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.12 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 will have occurred;

(ii)Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by BVBC to Heartland;

(iii)at the BVBC Shareholder Meeting, this Agreement will not have been duly adopted by the Required BVBC Shareholder Vote;

(iv)(A) BVBC will have delivered to Heartland a written notice of the intent of BVBC to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five Business Days have elapsed following delivery to Heartland of such written notice by BVBC, (C) during such five Business Day period BVBC has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of BVBC will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) BVBC pays to Heartland the termination fee in accordance with Section 8.4, and (F) BVBC will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of BVBC will have resolved to do so;

(v)at any time within five Business Days after the Determination Date, but only if:

(x)    the Heartland Determination Date Stock Price (as defined below) is less than $37.75 per share; and
(y)    the number obtained by dividing the Heartland Determination Date Stock Price by the Initial Heartland Stock Price (as defined below) is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.150 from such quotient; provided, however, that a termination by BVBC pursuant to this Section 8.1(d)(v) will have no force and effect if Heartland agrees in writing (within five Business Days after receipt of BVBC’s written notice of such termination) to increase the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, to an amount equal to (i) (X) the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, divided by (Y) the Heartland Determination Date Stock Price, multiplied by (ii) $37.75. If within such five-Business Day period, Heartland delivers written notice to BVBC that Heartland intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies BVBC in writing of the revised Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, then no termination will occur pursuant to this Section 8.1(d)(v), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, will be modified in accordance with this Section 8.1(d)(v)).
For purposes of this Section 8.1(d)(v), the following terms will have the meanings indicated below:
“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date.
“Index” means the KBW NASDAQ Regional Banking Index (KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW NASDAQ Regional Banking Index (KRX).
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Heartland Stock Price” means $44.42.
“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
If Heartland or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.1(d)(v); or
(vi)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of BVBC to comply with its obligations under this Agreement).

(e)by Heartland if:

(i)the Closing has not occurred by the Termination Date; provided that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.12;

(ii)BVBC will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to BVBC;

(iii)at the BVBC Shareholder Meeting, this Agreement will not have been duly adopted by the Required BVBC Shareholder Vote; or

(iv)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under this Agreement).

8.2Effect of Termination. Except as provided in Sections 8.3 and 8.4 and any provisions set forth herein that survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become void, there will be no Liability under this Agreement on the part of Heartland, BVBC or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto will cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein will relieve any party from Liability arising out of its own fraud, willful misconduct or intentional breach of this Agreement.

8.3Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii) or 8.1(e)(iii), or for any of the reasons set forth in Section 8.4, then BVBC will pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland provided that the amount paid will not exceed $1,000,000, and, if this Agreement is terminated pursuant to Section 8.1(d)(ii), then Heartland will pay to BVBC, within five Business Days of presentation by BVBC of reasonably detailed invoices for the same, all Expenses reasonably incurred by BVBC provided that the amount paid will not exceed $1,000,000. As used in this Agreement, “Expenses” will consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of the approval of the Merger by holders of BVBC Common Stock and all other matters related to the consummation of the Merger.

8.4BVBC Termination Fee. If this Agreement is terminated by BVBC pursuant to Section 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.2(a), then BVBC will pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $3,756,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto, provided, however, that Heartland may, in its sole discretion, amend Sections 4.14 and 5.1 to increase any of the dollar thresholds contained in those sections or to relax any other requirements in such Sections in order to obtain the Bank Regulatory Approvals.

8.6Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to waiving party’s own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with any BVBC Entity, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland will determine and approve, or as required by applicable Law. Notwithstanding the foregoing, Heartland and BVBC agree that (a) a press release for national dissemination announcing the execution of this Agreement in a form prepared by Heartland and reviewed and approved by BVBC (with such approval not to be unreasonably withheld, conditioned or delayed) may be made on the day after execution of this Agreement, or as soon thereafter as practicable, and (b) any press release or customer communication relating to this Agreement and the transactions contemplated hereby issued for dissemination in Johnson County, Kansas prior to the Effective Time will be in a form prepared by Heartland and reviewed and approved by BVBC (with such approval not to be unreasonably withheld, conditioned or delayed). Heartland will have the right to be present for any in-Person announcement by BVBC. Unless consented to by Heartland or required by Law, BVBC will keep, and will cause the BVBC Entities to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2Notices. All notices and other communications hereunder will be in writing and will be sufficiently given if made by hand delivery, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by it by like notice):

if to Heartland:
Heartland Financial USA, Inc. 707 17th Street, Suite 2950 Denver, Colorado 80202
	Attention:	J. Daniel Patten, Executive Vice President, Finance and Corporate Strategy
	Telephone:	(720) 873-3780
	E-mail:	DPatten@htlf.com

with copies to:
Heartland Financial USA, Inc. 1398 Central Avenue P.O. Box 778 Dubuque, Iowa 52004-0778
	Attention:	Michael J. Coyle, Executive Vice President, Senior General Counsel and Corporate Secretary
	Telephone:	(563) 589-1994
	E-mail:	MCoyle@htlf.com

and
Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402
	Attention:	Jay L. Swanson John Marsalek
	Telephone:	(612) 340-2600
	E-mail:	swanson.jay@dorsey.com marsalek.john@dorsey.com

if to BVBC:
Blue Valley Ban Corp. 11935 Riley Street Overland Park, Kansas 66213
	Attention:	Robert D. Regnier, Chairman, President and Chief Executive Officer
	Telephone:	(913) 338-2000
	E-mail:	bregnier@bankbv.com

with a copy to:
Hunton Andrews Kurth LLP Fountain Place 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202
	Attention:	Elizabeth Whitaker
	Telephone:	(214) 468-3575
	E-mail:	bwhitaker@huntonak.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if e-mailed; and the next day after being delivered to an overnight delivery service.
9.3Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4No Third Party Beneficiaries. Except as provided in Section 6.7(c), nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5Schedules.

(a)The Schedules correspond to the specific sections contained in Article 4, which set forth an exception to one or more representations or warranties contained in Article 4 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.6, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.

(c)In the event of any inconsistency between the statements in this Agreement and statements in a Schedule, the statements in this Agreement will control and the statements in the Schedule will be disregarded.

9.6Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” will be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute will be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.7Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8Complete Agreement. This Agreement, together with the Ancillary Documents, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. BVBC acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in any of the Ancillary Documents to which Heartland is a signatory.

9.9Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware or of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Documents, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Litigation relating to the interpretation or enforcement of this Agreement or any of the Ancillary Documents, that either of such parties is not subject thereto or that such Litigation may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any Ancillary Document may not be enforced in or by such courts. The parties hereto irrevocably agree that all claims with respect to such Litigation will be heard and determined in such courts. The parties hereby consent to and grant any such court’s jurisdiction over such parties and over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

9.11Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the businesses, assets and properties of each BVBC Entity, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.12Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

9.14No Survival of Representations. The representations, warranties and covenants made by BVBC and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement will terminate on, and will have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time or survive the termination of this Agreement.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

HEARTLAND FINANCIAL USA, INC.

By: /s/ Lynn B. Fuller
Lynn B. Fuller
Executive Operating Chairman

BLUE VALLEY BAN CORP.

By: /s/ Robert D. Regnier
Robert D. Regnier
Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B
KANSAS DISSENTERS’ RIGHTS STATUTES
17-6712. Appraisal rights for shares of stock of constituent corporation in a merger or consolidation; perfection; petition for determination of value of stock of all stockholders, procedure, determination by court.
(a)    Any stockholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to subsection (d) with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to K.S.A. 17-6518, and amendments thereto, shall be entitled to an appraisal by the district court of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c). As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to K.S.A. 17-6701, and amendments thereto, other than a merger effected pursuant to K.S.A. 17-6701(g), and amendments thereto, and, subject to subsection (b)(3), K.S.A. 17-7601(h), 17-6702, 17-6705, 17-6706, 17-6707 and 17-6708, and amendments thereto:
(1)    Except as expressly provided in K.S.A. 2018 Supp. 17-72a03, and amendments thereto, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (A) Listed on a national securities exchange; or (B) held of record by more than 2,000 holders, except that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in K.S.A. 17‑6701(f), and amendments thereto.
(2)    Notwithstanding subsection (b)(1), appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to K.S.A. 17-6701, 17-6702, 17-6705, 17-6706, 17-6707 and 17-6708, and amendments thereto, to accept for such stock anything except:
(A)    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
(B)    shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock, or depository receipts in respect thereof, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
(C)    cash in lieu of fractional shares or fractional depository receipts described in subparagraphs (A) and (B); or
(D)    any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in subparagraphs (A), (B) and (C).
(3)    In the event all of the stock of a subsidiary Kansas corporation party to a merger effected under K.S.A. 17-6701(h) or 17-6703, and amendments thereto, is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Kansas corporation.
(4)    In the event of an amendment to a corporation's articles of incorporation contemplated by K.S.A. 2018 Supp. 17-72a03, and amendments thereto, appraisal rights shall be available as contemplated by K.S.A. 2018 Supp. 17-72a03, and amendments thereto, and the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" or "surviving or resulting corporation."
(c)    Any corporation may provide in its articles of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its articles of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the articles of incorporation contain such a provision, the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.
(d)    Appraisal rights shall be perfected as follows:
(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting, or such members who received notice in accordance with K.S.A. 17-6705, and amendments thereto, with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of K.S.A. 2018 Supp. 17-6014, and amendments thereto. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)    if the merger or consolidation was approved pursuant to K.S.A. 17-6518, 17-6701(h) or 17-6703, and amendments thereto, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of K.S.A. 2018 Supp. 17-6014, and amendments thereto. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to K.S.A. 17-6701(h), and amendments thereto, within the later of the consummation of the tender or exchange offer contemplated by K.S.A. 17-6701(h), and amendments thereto, and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either: (A) Each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation; or (B) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to K.S.A. 17-6701(h), and amendments thereto, later than the later of the consummation of the tender or exchange offer contemplated by K.S.A. 17-6701(h), and amendments thereto, and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the district court demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.
Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d), upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.
Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d), whichever is later.
Notwithstanding subsection (a), a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the clerk of the court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.
If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The clerk of the court, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the county in which the court is located or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)    At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the clerk of the court for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.
(h)    After the court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the district court, including any rules specifically governing appraisal proceedings. Through such proceeding the court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the federal reserve discount rate, including any surcharge, as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) and who has submitted such stockholder’s certificates of stock to the clerk of the court, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any state.
(j)    The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e), or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the district court shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just, except that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e).
(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

FAIRNESS OPINION OF FINANCIAL ADVISOR TO BVBC

[Letterhead of DA Davidson & Co.]

January 14, 2019

Board of Directors
Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213

Members of the Board:

We understand that Blue Valley Ban Corp. (“BVBC”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Heartland Financial USA, Inc. (“Heartland”), pursuant to which, among other things, BVBC will merge with and into Heartland as described in Article 2 of the Agreement (the “Merger”) and each issued and outstanding share of the common stock of BVBC (“BVBC Common Stock”), except for shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares, shall be converted into the right to receive 0.3271 shares of common stock (the “Exchange Ratio”) of common stock of Heartland (“Heartland Common Stock”). The Exchange Ratio is subject to adjustment pursuant to Section 2.6 of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the BVBC Common Stock of the Exchange Ratio to be paid to such holders in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated January 12, 2019;

(ii)
certain financial statements and other historical financial and business information about Heartland and BVBC made available to us from published sources and/or from the internal records of the Heartland and BVBC that we deemed relevant;

(iii)
certain publicly available analyst earnings estimates for Heartland for the years ending December 31, 2018, December 31, 2019 and December 31, 2020 and for the years ending December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by management, in each case as discussed with and confirmed by senior management of Heartland;

(iv)
financial projections for BVBC for the years ending December 31, 2018 and December 31, 2019 and for the years ending December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by management, in each case as discussed with and confirmed by senior management of BVBC;

(v)	the current market environment generally and the banking environment in particular;

(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

(viii)	the relative contributions of the Heartland and BVBC to the combined company;

(ix)	the pro forma financial impact of the Merger, taking into consideration the amounts and timing of the merger costs and cost savings; and

(x)
such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Heartland and BVBC concerning the business, financial condition, results of operations and prospects of the Heartland and BVBC.

In connection with our engagement, we have been authorized to solicit, and have solicited expressions of interest from parties with respect to a sale of BVBC.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of BVBC that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BVBC or Heartland. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of BVBC or Heartland, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in BVBC’s or Heartland’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and other estimates provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of BVBC, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of BVBC as to the future financial performance of BVBC. We assume no responsibility for and express no opinion as to such projections, estimates or the assumptions on which they were based.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BVBC or Heartland or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to BVBC or Heartland. We have assumed, with your consent, that the respective allowances for loan and lease losses for both BVBC and Heartland are adequate to cover such losses. We did not make an independent evaluation of the quality of BVBC’s or Heartland’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of BVBC or Heartland. We did not make an independent evaluation of the quality of the BVBC’s or Heartland’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of BVBC or Heartland.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger and related transactions will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger and related transactions will be obtained without any material adverse effect on BVBC or Heartland or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated January 12, 2019, reviewed by us.

We have assumed in all respects material to our analysis that BVBC and Heartland will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of BVBC, or Heartland or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid to holders of BVBC Common Stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Merger (including, without limitation, the form or structure of the Merger) or any related transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by BVBC to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of BVBC, Heartland, or any class of such persons, relative to the compensation to be paid to the holders of BVBC Common Stock in the Merger, or with respect to the fairness of any such compensation to Heartland.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that BVBC obtained such advice as it deemed necessary from qualified professionals.

We express no opinion as to the actual value of Heartland Common Stock when issued in the Merger or the prices at which BVBC Common Stock or Heartland Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of BVBC or Heartland under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of BVBC or Heartland. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of BVBC or Heartland or the ability of BVBC or Heartland to pay their respective obligations when they come due.

We have acted as BVBC’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, BVBC has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of BVBC or Heartland for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to BVBC or Heartland in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of BVBC (solely in its capacity as such) in connection with its consideration of the Merger and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that Heartland is required to make in connection with the Merger if such inclusion is required by applicable law. This opinion is not intended to be and does not constitute a recommendation as to how the shareholder of BVBC should vote or act with respect to the Merger or any matter relating thereto.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Heartland is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
As permitted by Delaware law, Heartland has included in its certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, Heartland’s certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and Heartland may advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
Item 21. Exhibits and Financial Statement Schedules.

Number		Description
2.1
Agreement and Plan of Merger, dated as of January 16, 2019, between Heartland Financial USA, Inc. and Blue Valley Ban Corp. (incorporated by reference from Exhibit 10.27 to the Registrant's Annual Report on Form 10-K filed on February 27, 2019)

3.1		Bylaws of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2004)

3.2		Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2008)

3.3		Amendment to Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 10, 2009)

3.4		Amendment to Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 6, 2015)

3.5
Amendment to Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant's Amendment No. 2 to it Form S-4 Registration Statement filed on May 18, 2017)

5.1	*	Opinion of Dorsey & Whitney LLP with respect to legality

8.1	*	Opinion of Hunton Andrews Kurth LLP with respect to tax matters

10.1	*	Employment Agreement, dated as of January 16, 2019, by and among Heartland Financial USA, Inc., Morrill & Janes Bank and Trust Company, Blue Valley Ban Corp, Bank of Blue Valley and Robert D. Regnier

10.2	*	Shareholder Voting Agreement, dated as of January 16, 2019, by and among Heartland Financial USA, Inc, Blue Valley Ban Corp. and Certain Stockholders of Blue Valley Ban Corp.

23.1	*	Consent of KPMG LLP

23.2		Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

23.3		Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.1)

24.1	*	Power of Attorney

99.1	*	Form of proxy card for holders of Blue Valley Ban Corp.

99.2	*	Form of proxy card for holders of Blue Valley Ban Corp. Series B Preferred Stock

99.3	*	Consent of D.A. Davidson & Co.
_________________
*    Filed herewith

Item 22. Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)
To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10 (b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on March 4, 2019.

HEARTLAND FINANCIAL USA, INC.
By:	/s/ Bruce K. Lee
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on March 4, 2019.

Signature	Title

/s/ Bruce K. Lee	President and Chief Executive Officer (principal executive officer)
Bruce K. Lee

/s/ Lynn B. Fuller*	Executive Operating Chairman and Director
Lynn B. Fuller

/s/ Bryan R. McKeag*	Executive Vice President and Chief Financial Officer (principal financial officer)
Bryan R. McKeag

/s/ Janet M. Quick*	Executive Vice President and Deputy Chief Financial Officer (principal accounting officer)
Janet M. Quick

/s/ Mark C. Falb*	Director
Mark C. Falb

/s/ Thomas L. Flynn*	Director
Thomas L. Flynn

/s/ Jennifer K. Hopkins*	Director
Jennifer K. Hopkins

/s/ R. Michael McCoy*	Director
R. Michael McCoy

/s/ Susan G. Murphy*	Director
Susan G. Murphy

/s/ Kurt M. Saylor*	Director
Kurt M. Saylor

/s/ John K. Schmidt*	Director
John K. Schmidt

/s/ Duane E. White*	Director
Duane E. White

/s/ Michael J. Coyle	Attorney in Fact
Michael J. Coyle
* Executed by Michael J. Coyle as Attorney in Fact

II-4